Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                24/7 MEDIA, INC.
            (Exact name of Registrant as specified in its charter)



             DELAWARE                         7319                    13-3995672
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification No.)

                       1250 Broadway, New York, NY 10001
                                 (212) 231-7100
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                 DAVID J. MOORE
                            Chief Executive Officer
                                24/7 Media, Inc.
                    1250 Broadway, New York, New York 10001
                                (212) 231-7100
                              Fax (212) 760-1774
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                          Copies of Communications to:

      Ronald R. Papa, Esq.             Larry W. Sonsini, Esq.
       Proskauer Rose LLP               David Drummond, Esq.
           1585 Broadway          Wilson Sonsini Goodrich & Rosati
New York, New York 10036-8299         Professional Corporation
          (212) 969-3000                 650 Page Mill Road
        Fax (212) 969-2900           Palo Alto, California 94304
                                           (650) 493-9300
                                         Fax (650) 493-6811

                                ---------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. -

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. -

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. - -------


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. -


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

    Title of each class of Securities       Proposed Maximum Aggregate     Amount of Registration
            To Be Registered                   Offering Price (1)(2)                Fee
----------------------------------------   ----------------------------   -----------------------
Common Stock, par value $.01 per share              $46,000,000                   $13,570

(1) Includes $6,000,000 of Common Stock, par value $.01 per share (the "Common Stock") which the Underwriters have an option to purchase to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

                                ---------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED JUNE 4, 1998

PROSPECTUS

                                          Shares


                               24/7 Media, Inc.

                                 Common Stock

                               ----------------

  All of the shares of Common Stock, par value $.01 per share, (the "Common Stock") offered hereby (the "Offering") are being sold by 24/7 Media, Inc. ("24/7 Media" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial
public offering price for the Common Stock will be between $        and
$        per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common
Stock.

Shares of Common Stock may be reserved for sale at the public offering price to the Company's employees, directors and other persons with relationships with the Company. Such employees, directors and other persons may purchase, in the aggregate, not more than 10% of the Common Stock offered hereby. See "Underwriting."

  The Company intends to apply for listing of the Common Stock on the Nasdaq National Market under the symbol "TFSM."

See "Risk Factors" beginning on page 5 for a discussion of certain factors which should be considered by prospective purchasers of Common Stock offered hereby.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                     Price to   Underwriting   Proceeds to
                      Public    Discount (1)   Company (2)
                    ---------- -------------- ------------
 Per Share......... $          $              $
------------------- ---------- -------------- ------------
Total (3) ......... $          $              $

================================================================================
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $      .
(3) The Company has granted the Underwriters an option to purchase up to an
    additional    shares of Common Stock to cover over-allotments. If such
    option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $     , $     , and $      ,
    respectively. See "Underwriting."

                               ----------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York, on or about      , 1998.

                               ----------------

Merrill Lynch & Co.

                         Allen & Company Incorporated
                                                              J.P. Morgan & Co.
                               ----------------

                  The date of this Prospectus is      , 1998.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements (including the Notes thereto), appearing elsewhere in this Prospectus. The discussion in this prospectus contains forward looking statements that involve risks and uncertainties including, but not limited to, those specifically discussed in this Prospectus. 24/7 Media's actual results could differ materially from those discussed herein. The terms "24/7 Media" and "the Company" mean 24/7 Media, Inc. and its subsidiary and each of its predecessor entities. In addition, unless otherwise indicated, all information herein (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects
the automatic conversion of        shares of the Company's Series A Preferred
Stock into an aggregate of        shares of Common Stock (the "Preferred Stock
Conversion") to be effected simultaneously with the closing of the Offering,
(iii) has not been adjusted to give effect to a 1-for-   reverse split of the
Company's Common Stock (the "Stock Split") to be effected prior to the closing of the Offering, and (iv) does not reflect the acquisition of CliqNow! as described under "Recent Developments" in this Prospectus Summary.

                                  The Company

Overview

     24/7 Media operates networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Websites affiliated with the Company ("Affiliated Websites"). In particular, 24/7 Media: (i) operates the 24/7 Network (the "24/7 Network"), a network of over 80 high profile Websites to which the Company delivered an aggregate of over 325 million advertisements in April 1998; (ii) operates the ContentZone (the "ContentZone"), a network of over 2,000 small to medium-sized Websites to which the Company delivered an aggregate of over 40 million advertisements in April 1998; (iii) licenses its Adfinity[TM] advertising management system ("Adfinity[TM]") to independent Websites to manage and serve high-volume advertising and direct marketing campaigns; and (iv) markets its dbCommerce[TM] software ("db Commerce[TM]") to Web commerce companies ("e-commerce merchants") to enable the delivery of targeted promotions.

     The Company operates in the rapidly growing Internet advertising industry. International Data Corp. ("IDC") estimates that at the end of 1997 there were over 38 million users on the World Wide Web (the "Web") in the United States and over 68 million Web users worldwide, and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. Jupiter Communications projects that the dollar value of Internet advertising in the United States will increase from $940 million in 1997 to $7.7 billion in 2002.

     The Company believes that advertisers seek to place Internet ads in ways to maximize unduplicated "reach" (the breadth of user contacts on the Internet). During April 1998, the 365 million impressions generated by the Company's networks reached more than one third of all Internet users, according to a study prepared for the Company by Media Metrix. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company plans to aggressively recruit Websites of all sizes for its networks in order to further extend the Company's reach as well as to provide advertisers with a broad base of online content and Web pages viewed by Internet users ("page views"), and to improve the Company's brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to efficiently deliver highly targeted messages. 24/7 Media's customized solutions allow advertisers and direct marketers to tailor their ad campaigns in order to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Advertisers and direct marketers can achieve their objectives by buying ad space on a specific Website, within a particular content channel or across an entire network.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online inventory. The Company's extensive sales and marketing experience enables Web publishers to access media buyers at large ad agencies and to sell advertisement space without incurring the costs and challenges associated with building and maintaining an ad sales force. Additionally, the ad serving and targeting capabilities of Adfinity[TM] effectively deliver advertisements to the Company's Affiliated Websites.

     The recent addition of the Company's Adfinity[TM] and dbCommerce[TM] technologies allows 24/7 Media to provide comprehensive advertising solutions for advertisers, direct marketers and Web publishers. Adfinity[TM] is designed to target, deliver, and track advertisements and direct marketing promotions across the Company's networks. Adfinity[TM] can create a profile of an Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can allow Adfinity[TM] to deliver targeted advertisements to the right person at the right time. dbCommerce[TM] software is designed to enable e-commerce merchants to deliver promotions and messages to targeted customer audiences by integrating database marketing techniques with customer transaction information and third party databases.

     The Company's senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and database targeting. The Company leverages its media sales and technology expertise to maximize the value of ad campaigns for both advertisers and Affiliated Websites.


Formation of the Company

     The Company was incorporated in Delaware on January 23, 1998 to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), a Delaware corporation which sold advertising for Websites organized in a network, (ii) Advercomm, Inc. ("Advercomm"), a newly-formed Delaware corporation which brought a number of high profile Websites to the 24/7 Network, and (iii) Interactive Imaginations, Inc. ("Interactive Imaginations"), a New York corporation which operated the ContentZone and Riddler.com. Subsequently, the Company acquired both Intelligent Interactions Corporation ("Intelligent Interactions"), a Delaware corporation that develops and licenses ad serving technology and e-commerce software, and the CliqNow! division ("CliqNow!") of K2 Design, Inc.

     The Company was formed as a wholly owned subsidiary of Interactive Imaginations. On February 24, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (together with the concurrent investment of approximately $10 million by certain investors, the "Initial Merger"). On April 9, 1998, Interactive Imaginations was merged with and into the Company (together with the Initial Merger, the "Merger") . On April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company (the "Acquisition"), and as of June 1, 1998, the Company acquired CliqNow!.

     The Company's principal executive offices are located at 1250 Broadway, New York, New York, 10001, and its telephone number at that location is (212) 231-7100. The Company's main Website address is www.247media.com.


Recent Developments

     As of June 1, 1998, the Company acquired CliqNow! for $4,000,000, with $1,000,000 payable in cash and $3,000,000 payable in Series B Convertible Preferred Stock. The preferred stock converts to Common Stock automatically upon consummation of the Offering at a conversion price per share of Common Stock equal to the per share proceeds to the Company as set forth on the cover of this prospectus. CliqNow! is an Internet advertising network that generated revenues of $500,559 for the three months ended March 31, 1998 and $896,427 for the period from inception in April 1997 to December 31, 1997. CliqNow!'s network is comprised of approximately 80 medium to large Websites organized into eight topical channels: Financial, Golf, Tech, College, Travel, Sports, Home and Kids. The Company has also hired ten employees of CliqNow!, six of whom are principally engaged in sales. The Company intends to furnish CliqNow!'s audited financial statements within 60 days of the effective date of the acquisition pursuant to the requirements of Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended.

                                   The Offering


Common stock offered ...........................         shares

Common stock to be outstanding after the
 Offering ......................................          shares(1)

Use of proceeds ................................  For general corporate purposes, including working capital, expansion of sales and marketing capabilities, and
                                                  possible acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market symbol .........  The Company intends to apply for a listing of the
                                                  Common Stock on the Nasdaq National Market under the
                                                  symbol "TFSM."

----------------
(1) Excludes approximately 3,733,951 shares of Common Stock issuable upon exercise of stock options outstanding at June 1, 1998 granted under the Company's 1998 Stock Incentive Plan (of which 675,931 are vested and exerciseable at June 1, 1998) and approximately 2,016,043 shares of Common Stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $0.89 per share. Also excludes approximately 15,952,077 shares of Common Stock issuable upon exercise of outstanding warrants at June 1, 1998. Such warrants have a weighted average exercise price of $2.09 per share. Also excludes 3,000 shares of Series B Convertible Preferred Stock issued in connection with the acquisition of CliqNow!. See "Shares Eligible for Future Sale."

                      Summary Consolidated Financial Data


                                                                                    Three Months Ended
                                        Year Ended    -----------------------------------------------------------------------------
                                       December 31,      March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                           1997             1997            1997            1997            1997            1998
                                     ---------------  --------------- --------------- --------------- --------------- -------------
Pro Forma (1)
------------------------------------
Consolidated Statement of Operations Data:
 Advertising revenue ...............  $   2,736,365   $     399,688   $    526,192    $    649,036    $   1,161,449   $  1,846,748
 Consulting and license fees .......      1,746,896         805,245        639,588         244,890           57,173         88,362
   Total revenue ...................      4,483,261       1,204,933      1,165,780         893,926        1,218,622      1,935,110
 Gross profit ......................      1,653,323         730,584        583,320          95,421          243,998        326,831
 Operating loss (2) ................    (19,802,635)     (8,034,181)    (3,796,930)     (5,144,072)      (2,827,452)    (3,849,659)
 Net loss ..........................    (19,898,240)     (8,020,039)    (3,798,230)     (5,174,674)      (2,905,297)    (4,028,351)
 Pro forma:
  Basic net loss
  per share (3) ....................
  Shares outstanding (3) ...........

Historical
-------------------------------------
Consolidated Statement of Operations Data:
 Advertising revenue ...............  $   1,467,105   $     388,892   $    355,346    $    315,697    $     407,170   $  1,076,250
 Consulting and license fees .......      1,681,464         805,245        630,588         233,130           12,501             --
   Total revenue ...................      3,148,569       1,194,137        985,934         548,827          419,671      1,076,250
 Gross profit ......................      1,493,229         734,550        551,294          37,361          170,024        146,247
 Operating loss ....................     (5,209,362)       (798,059)    (1,423,535)     (2,400,167)        (587,601)    (2,128,080)
 Net loss ..........................     (5,305,828)       (784,377)    (1,427,594)     (2,433,302)        (660,555)    (2,295,338)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock ......             --              --             --              --               --        (33,500)
 Net loss attributable to common
  stockholders .....................  $  (5,305,828)  $    (784,377)  $ (1,427,594)   $ (2,433,302)   $    (666,555)  $ (2,328,838)
 Basic net loss
  per share (3) ....................
 Shares outstanding (3) ............

                                                                               As of March 31, 1998
                                                                --------------------------------------------------
                                                                                                      Pro Forma
                                                                    Actual       Pro Forma (4)     As Adjusted (5)
                                                                -------------   ---------------   ----------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents ..................................    $ 7,764,695      $ 7,768,370
 Working capital ............................................      6,317,136        6,033,480
 Goodwill, net ..............................................      7,870,174       10,217,580
 Total assets ...............................................     18,201,993       20,783,592
 Long-term debt .............................................        479,408          479,408
 Mandatorily redeemable convertible preferred stock .........     10,093,502               --
 Total stockholders' equity .................................    $ 4,264,180      $16,550,883

----------------
(1) Pro forma consolidated statement of operations data reflects the consolidation of the results of operations of Petry, Advercomm and Intelligent Interactions as if each company had been acquired on January 1, 1997 (or inception, if later) and the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into shares of Common Stock, which will be converted immediately prior to the Offering as if it had occurred on January 1, 1997.
(2) Includes acquisition related non-cash charges for amortization of goodwill and write-off of acquired in-process technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Consolidated Financial Information and the related Notes thereto.
(3) See Note 1 to the Company's Consolidated Financial Statements for the determination of shares used in computing pro forma basic net loss per share.
(4) Pro forma consolidated balance sheet data gives effect to (i) the acquisition of Intelligent Interactions which occurred after March 31, 1998, as if such acquisition occurred on March 31, 1988 and (ii) the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 14,308,306 shares of Common Stock immediately prior to the closing of this Offering.
(5) Adjusted to reflect the sale of      shares of Common Stock by the Company
    at the assumed initial public offering price of $    per share and the
    application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that are based largely on the Company's current expectations and that are subject to a number of risks and uncertainties, including those set forth below. The Company's actual results could differ materially from the results discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

Extremely Limited Operating History; History of Losses; Integration of Acquired Entities

     Because none of the predecessor companies that were combined to form 24/7 Media had an operating history of more than four years, the Company has an extremely limited operating history upon which an evaluation of the Company can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving Internet market. To address these risks, the Company must, among other things, effectively develop new relationships and maintain existing relationships with customers, business and technology partners and other third parties; further develop and upgrade its technology; improve its technical support and service; respond to competitive developments; implement and improve operational, financial and managerial information systems; and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

     Although the Company has experienced revenue growth in recent periods, such growth may not be sustained and is not necessarily indicative of future operating results. The Company incurred pro forma net losses of $19.9 million for the year ended December 31, 1997 and $4.0 million for the three months ended March 31, 1998. Each of the predecessors of the Company had net losses in each year since its inception. The Company anticipates that it will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. There can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability. The Company's business, results of operations and financial condition may be materially and adversely affected if revenues do not grow at anticipated rates or if the Company is unable to adjust operating expenses to appropriate levels for revenue levels achieved.

     24/7 Media did not conduct any substantial operations until February 1998. In February 1998, the Company closed a transaction pursuant to which Petry and Advercomm were merged into the Company. In April 1998, the Company completed two transactions pursuant to which Interactive Imaginations was merged into the Company and Intelligent Interactions became a wholly-owned subsidiary of the Company. In June 1998, the Company acquired the CliqNow! network of Websites. See "Prospectus Summary--Formation of the Company" and "--Recent Developments." In order to effectively integrate the previously independent operations, the Company must continue to integrate and improve its financial and management controls, ad serving technology, reporting systems and procedures, and expand, train and manage its work force. Completion of such integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from other operations of the Company. See "--Management of Growth; Risks Associated with Acquisitions; Risks of International Expansion."


Potential Fluctuations in Quarterly Operating Results; Seasonality

     The Company's results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the addition of new or loss of current advertisers or Affiliated Websites, changes in fees paid by advertisers, changes in the level of user traffic and number of available impressions on the Websites in the Company's networks, changes in service fees payable by the Company to Web publishers, the introduction of new Internet advertising services by the Company or its competitors, variations in the levels of capital expenditures and other costs relating to the expansion of the Company's operations, and general economic conditions. Future revenues and results of operations of the Company may be difficult to forecast due to such factors.

     Management believes that its revenues are also subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additional seasonal patterns in Internet advertising spending may emerge as the industry matures. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. The Company's business could be materially adversely affected by a decline in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities or budget cycles or extend the Company's sales cycle with respect to certain of its advertisers.

     The Company's current and future expense levels are based in large part on its investment plans and estimates of future revenues. In particular, the Company expects to significantly increase its operating expenses in order to expand its sales and marketing organization and to enhance its Adfinity[TM] technology. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially and adversely affected. The Company may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Therefore, any significant shortfall in revenues in relation to the Company's expectations would have a material adverse effect on the Company's business, results of operations and financial condition.

     Due to the foregoing factors, 24/7 Media believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as indicators of future performance. Furthermore it is possible that in some future periods the Company's results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Developing Market; Unproven Effectiveness of Web Advertising and Online Direct Marketing

     In the new and rapidly evolving Internet advertising market, demand and market acceptance for products and services are subject to high levels of uncertainty, and a significant number of entrants continually seek to penetrate the market. Since 24/7 Media expects to derive substantially all of its revenues in the foreseeable future from Internet advertising, the future success of the Company is highly dependent on the increased use of the Internet as an advertising medium.

     The Internet as an advertising medium has not been in existence for a sufficient period of time in order to demonstrate its effectiveness as compared with traditional advertising media. Most of the Company's current or potential advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to Internet advertising and may not find Internet advertising to be effective for promoting their products and services relative to advertising across traditional media. Companies adopting Internet advertising, particularly those that use traditional media for advertising, must accept new ways of conducting business and exchanging information. In addition, most Web publishers have limited or no experience in generating revenues from the sale of advertising space on their Websites. There can be no assurance that the market for Internet advertising will continue to emerge or be sustainable.

     Online advertising must demonstrate a level of effectiveness necessary to justify a reallocation of resources from traditional forms of advertising to this developing medium. There are currently no widely accepted standards to measure the effectiveness of Internet advertising and there can be no assurance that such standards will develop to sufficiently support Internet advertising as a significant advertising medium. Advertisers may not accept the Company's or third-party measurements of impressions on Websites utilizing the Company's services or that such measurements will not contain errors. In addition, the effectiveness of Internet advertising is dependent upon the accuracy of information contained in the databases used to target advertisements. There can be no assurance that the information in the Company's database will be accurate or that advertisers will be willing to have advertisements targeted by any database containing such potential inaccuracies. Actual or perceived ineffectiveness of online advertising generally, or accuracy of measurements or database information in particular, could limit the long-term growth of online advertising which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Banner advertising, from which the Company currently derives most of its revenues, may not be an effective advertising method in the future. There can be no assurance that any other forms of Internet advertising will be developed or accepted by the market and if so developed, that the Company would effectively transition to the marketing and sale of such other forms of online advertising. Moreover, "filter" software programs that limit advertising from being delivered to a Website are currently available. Failure to successfully develop alternative forms of online advertising or widespread adoption of filter software could have a material adverse effect upon the Internet advertising market and 24/7 Media's business, results of operations and financial condition.

     Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing (such as telemarketing and direct mail), requires the broad acceptance of a new and substantially different approach to direct marketing. As with online advertising and other new markets, intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of the Company's products and services in order to generate demand for the Company's services. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adoptees of online direct marketing services will increasingly demand functionality tailored to their specific requirements.


Reliance on a Limited Number of Web Publishers; Dependence on the 24/7 Network

     The Company expects to generate most of its revenues for the foreseeable future from advertisements delivered to Websites of a limited number of Web publishers on the 24/7 Network. For the year ended December 31, 1997 and for the three months ended March 31, 1998, approximately 70% and 66%, respectively, of the 24/7 Network's pro forma advertising revenues were derived from advertisements on the top ten Affiliated Websites on the 24/7 Network. The 24/7 Network consists of a limited number of Affiliated Websites that have contracted for the Company's services under agreements cancellable upon a specified notice period. Affiliated Websites generally measure satisfaction by acceptable revenue levels, adequate "click-thru rates" (the percentage of times users click on an advertisement), high levels of customer service and timely and accurate reporting. There can be no assurance that such Affiliated Websites will remain associated with the 24/7 Network, that the Affiliated Websites will maintain consistent or increasing levels of traffic over time, or that the Company would be able to replace any Affiliated Website with another Web publisher with comparable traffic patterns and user demographics. The loss or reduction in traffic of such Websites may cause advertisers or Web publishers to withdraw from the 24/7 Network, which, in turn, could materially adversely affect the Company's business, results of operations and financial condition. The failure of the Company to successfully market the 24/7 Network or the failure of Affiliated Websites to maintain consistent or increasing levels of traffic would have a material adverse effect on the Company's business, results of operations and financial condition.


Reliance on a Limited Number of Advertisers and Ad Agencies

     The Company's revenues have been derived from a limited number of advertisers and ad agencies that purchase space on Affiliated Websites and the Company expects that a limited number of these entities may continue to account for a significant percentage of the Company's revenues for the foreseeable future. In particular, for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's top ten advertisers and ad agencies accounted for an aggregate of approximately 48% and 51%, respectively, of the 24/7 Network's pro forma advertising revenues. Advertisers and ad agencies typically purchase advertising pursuant to purchase order agreements that run for a limited time. There can be no assurance that current advertisers and ad agencies will continue to purchase advertising from the Company or that the Company will be able to successfully attract additional advertisers and ad agencies. The loss of one or more of the advertisers or ad agencies that represent a material portion of the revenues generated on the 24/7 Network or the ContentZone could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the non-payment or late payment of amounts to the Company due from a significant advertiser or ad agency could have a material adverse effect on the Company's business, results of operations and financial condition.


Integration of Adfinity[TM] Technology; Dependence on Third Party Technology

     The Company currently utilizes the AdForce advertisement management service from IMGIS, Inc. to deliver its advertisements to the 24/7 Network. The Company intends to replace the AdForce service with the Company's Adfinity[TM] system, which is expected to become the technology platform for the Company's networks. The Company anticipates that Adfinity[TM] will enable it to deliver targeted advertisements based on demographic profiles and consumer behavior. There can be no assurance that the information required to develop user profiles will be available and, if available, that the utilization of such information will not be cost prohibitive. The Company's ability to deliver increased value to advertisers and Web publishers in the future is therefore based, in large part, on the successful integration of Adfinity[TM] as the technology platform for the Company's networks. In order to complete the transition to Adfinity[TM], the Company must, among other things, ensure scaleability of the Adfinity[TM] system, assimilate the Company's current sales and reporting functions into the Adfinity[TM] model, work with existing Affiliated Websites to re-tag such Websites, and install new computer hardware and software. Although the Company expects that the transition to Adfinity[TM] will be completed by the third quarter of 1998, there can be no assurance that the Company will be able to integrate Adfinity[TM] on a timely basis. The failure of the Company to effect a successful transition to Adfinity[TM] could result in a loss of Affiliated Websites, a disruption in the Company's ability to effectively deliver advertisements and a negative impact on its business in general until Adfinity[TM] or an alternative advertisement management technology is integrated. If the Company is unable to successfully integrate the Adfinity[TM] technology on a timely basis, or if the Adfinity[TM] technology does not enable the Company to successfully target advertisements based on demographic profiles and consumer behavior, or if the information to develop user profiles is not available, the Company's business, results of operations and financial condition would be materially adversely affected.

     Until the integration of Adfinity[TM] is completed, the Company will be dependent upon AdForce to deliver its ads to the 24/7 Network. If the AdForce service becomes unavailable or if AdForce fails to effectively serve the Company's advertisements, the Company's business, results of operations and financial condition would be materially adversely affected. In addition to the delivery of advertisements, AdForce also produces frequent operational reports for use by the Company, advertisers and the Affiliated Websites. However, the AdForce system requires the Company to employ a significant amount of effort to prepare information for financial reporting. This causes difficulties in preparing financial statements and reporting information on a timely basis. The Company is in the process of upgrading its systems in order to integrate newly developed and/or purchased modules with its existing systems and with Adfinity[TM] in order to improve its accounting, control and reporting methods. The Company's inability to add additional software and hardware or to further develop and upgrade its existing technologies, systems or network infrastructure may cause unanticipated delays in delivering its customers' advertisements and providing timely reporting of accurate financial information.


Competition

     The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. The Company believes that its ability to compete depends upon many factors both within and beyond its control, including the timing and market acceptance of new products and enhancements of existing services developed by the Company and its competitors; changing demands regarding customer service and support; shifts in sales and marketing efforts by the Company and its competitors; and the ease of use, performance, price and reliability of the Company's services and products.


     The Company competes for Internet advertising revenues with large Web publishers and Web search engine companies, such as America Online, Excite, Infoseek, Lycos and Yahoo. Further, the 24/7 Network competes with a variety of Internet advertising networks, including DoubleClick and Rainbow Interactive, a joint venture of Cablevision Systems Corp. and NBC. In marketing the Company's networks and its Adfinity[TM] service to Web publishers, the Company also competes with providers of advertisement software and related services, including NetGravity and Accipiter, a division of CMG Information Services, Inc. In marketing dbCommerce[TM], the Company competes with a variety of entities, including BroadVision. The Company also encounters competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies and other entities which facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Internet, in general, and the Company, specifically, also must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising, which could limit the growth of Internet advertising and would have a material adverse effect on the Company's business, results of operations and financial condition.


Technological Change

     The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements, introductions and enhancements, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development. These market characteristics are heightened by the emerging nature of the Internet industry. The Company's future success depends on its ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of its services and products in response to changing customer and industry demands. The failure of the Company to successfully adapt to such technological change could adversely affect its business, results of operations and financial condition.

     Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services, or that any new services or enhancements to existing services will adequately meet the requirements of its current and prospective advertisers and Affiliated Websites and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if its services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

Dependence on the Web Infrastructure

     24/7 Media's success depends upon, among other things, the continued expansion of, and reliance on, the Internet and the development and maintenance of a viable Web network infrastructure. The maintenance and improvement of this infrastructure will require timely development of products, such as high speed modems and communications equipment, in order to continue to provide reliable Web access and improved content. The current Web infrastructure may not be able to support an increased number of users or the increased bandwidth requirements of users, and, as such, the performance or reliability of the Web may be adversely affected. Furthermore, the Web has experienced certain outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Websites and the level of traffic on the Company's networks. The effectiveness of the Web may decline due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) designed to support increased levels of activity. There can be no assurance that the infrastructure or products or services necessary to maintain the Web will be developed, or that the Web will be a viable commercial medium for advertisers. If the necessary infrastructure, standards, protocols, products, services or facilities are not developed , or if the Web does not become a viable commercial medium, 24/7 Media's business, results of operations and financial condition could be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing or emerging technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and the Company's business, results of operations and financial condition.

Dependence on Third Party Systems; Risk of System Failure; Capacity Constraints

     A key to the Company's strategy is to generate a high volume of traffic for its products and services. In particular, the future success of the Company depends on the performance of Adfinity[TM] and third party service providers. Adfinity's computer hardware and software is housed at GlobalCenter, Inc. ("GlobalCenter"), a third party provider of Internet communication services. Any Adfinity[TM] or third party ad server system failure, including failures that delay the delivery of advertisements to Websites, could reduce customer satisfaction and result in a material adverse effect on the Company's business, results of operations and financial condition.

     In general, the Company's operations are dependent upon the proper operation of its own and third party computer systems. Any damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected events could adversely affect 24/7 Media's business, results of operations and financial condition. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company for any reason could cause interruptions in the services provided by the Company. Despite precautions taken by the Company, unanticipated problems affecting the Company's computer and telecommunications systems in the future could cause interruptions in the delivery of the Company's services. Any damage or failure that interrupts or delays the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition.

     Furthermore, large increases in the volume of advertising delivered through the Company's ad servers could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures and could have a material adverse effect on the Company's business, results of operations and financial condition.


Unproven Business Model

     Since the markets for online advertising and direct marketing are in the early stages of development, there can be no assurance that the Company's model for pricing its products and services will remain an acceptable model. The Company's business model is to generate revenues primarily by providing Internet advertising services to advertisers and Web publishers. The profit potential of the Company's business model is unproven. To be successful, the Company must develop and market services that are broadly accepted by advertisers and Web publishers. There can be no assurance that Internet advertising, in general, or that the Company's services, in particular, will achieve broad market acceptance. The Company's ability to generate significant revenues from advertisers will depend, in part, on the continued development of a large base of Web publishers that utilize the Company's services and have Websites with adequate available ad space inventory, and whose Websites generate sufficient user traffic with demographic characteristics that are attractive to such advertisers. A variety of related pricing models have developed in the Company's marketplace, making it difficult to project future levels of advertising revenues and applicable gross margins that can be sustained by the Company. A key component of the Company's strategy is to enhance the value of the ad inventory on its networks by seeking to sell 100% of its inventory of available page views and by increasing the breadth and depth of its content channels. The Company has limited experience in implementing and following such a strategy and there can be no assurance that such strategy will succeed or that the Company will be able to maintain sufficient gross margins.


Management of Growth; Risks Associated with Acquisitions; Risks of International Expansion

     24/7 Media has experienced rapid growth and expansion in operations that have placed a significant strain on the Company's managerial, operational and financial resources. The Company has grown from approximately 60 employees on a pro forma basis as of September 30, 1997 to approximately 100 employees as of May 31, 1998 and expects the number of employees to increase in the future. In order to successfully compete in the evolving Internet industry, 24/7 Media must continue to improve its financial and management controls, enhance its reporting systems and procedures, and expand, train and manage its work force. There can be no assurance that the Company's systems, procedures or controls will be adequate to support 24/7 Media's expanding operations, or that management will be able to respond effectively to such growth. The Company's future results of operations also depend on the expansion of its sales, marketing and customer support organizations. 24/7 Media's business, results of operations and financial condition could be materially adversely affected if growth is not managed effectively.

     24/7 Media intends to pursue selective acquisitions of businesses, technologies and product lines as a key component of its growth strategy. 24/7 Media regularly seeks to identify and acquire companies or assets that will enhance 24/7 Media's revenue growth, operations and profitability. Any future acquisition may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets, each of which could materially adversely affect the Company's business, results of operations or financial condition. In addition, acquisitions involve numerous risks, including the difficulties in the integration and assimilation of the operations technologies, products and personnel of any acquired business; the diversion of management's attention from other business concerns; the availability of favorable acquisition financing for future acquisitions; and the potential loss of key employees of any acquired business. In the event that an acquisition does occur, there can be no assurance that 24/7 Media will be able to successfully integrate the acquired business, and the failure to do so could have a material adverse effect on the Company's results of operations and financial position. See "--Integration of Adfinity[TM] Technology; Dependence on Third Party Technology."

     The Company may, in the future, operate in international markets and such an expansion would involve certain inherent risks, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, general export restrictions and export controls relating to encryption technology, tariffs and other trade barriers, political instability and fluctuations in currency exchange rates, and seasonal reductions in business activity. Any of the above could have a material adverse effect on the success of the Company's future international initiatives.


Dependence on Key Personnel

     The Company's success depends upon its senior management and its key sales and technical personnel, particularly David J. Moore, Chief Executive Officer, Jacob I. Friesel, Executive Vice President, and Yale R. Brown,

Executive Vice President. The loss of the services of one or more of these persons could materially adversely affect 24/7 Media's business, results of operations and financial condition. 24/7 Media's success also depends on its ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and there can be no assurance that the Company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. The Company has experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions. The failure by the Company to successfully hire and retain candidates with appropriate qualifications could have a material adverse effect on the Company's business, results of operations and financial condition.


Trademarks, Patents and Proprietary Rights; Risk of Infringement; Privacy
Concerns

     24/7 Media relies upon patent, trademark, copyright and trade secret laws to protect its intellectual property. The Company seeks to protect its trademarks by registering them in the United States and internationally (where necessary) and has applied for registrations for trademarks in the United States. There can be no assurance that all of the Company's trademark registrations or patent applications will be approved or granted or that they will not be successfully challenged by others. Such patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed. In addition, 24/7 Media protects its proprietary rights through the use of confidentiality agreements with employees and affiliates. 24/7 Media also licenses certain proprietary rights to third parties. There can be no assurance that such agreements and licenses will provide adequate protection of 24/7 Media's proprietary rights; that the Company's employees and affiliates may not keep such information confidential; and such proprietary information may otherwise become known, or be independently developed by competitors.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. The Company anticipates that it may be subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its business partners. Such claims and any resultant litigation, should it occur, could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's Adfinity[TM] technology collects and utilizes data derived from user activity on the 24/7 Network and the Websites of independent Web publishers using the Company's services. There can be no assurance that any trade secret, copyright or other protection will be available for such data or that others will not claim rights to such data. 24/7 Media must also keep certain information regarding Web publishers confidential pursuant to its contracts with Web publishers. Adfinity[TM] enables the use of "cookies," in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Cookies are bits of information keyed to a specific server, file pathway or directory location that are stored on a user's hard drive and passed to a Website's server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. In addition, certain currently available Internet browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive.


Government Regulation

     Due to the increasing popularity and use of the Web, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, any new legislation could inhibit the growth in use of the Web and decrease the acceptance of the Web as a communications and commercial medium which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the growing use of the Web has burdened existing telecommunications infrastructure and has caused interruptions in phone service. Certain telephone carriers have petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. Any such regulations could affect the costs of communicating on the Web and adversely affect the growth in use of the Web, which could in turn decrease the demand for the Company's products or otherwise have a material adverse effect on the Company's business, results of operations and financial condition. Further, due to the global nature of the Web, governments of states or foreign countries may attempt to regulate Internet transmissions or levy sales or other taxes relating to the Company's activities. There can be no assurance that violations of local laws will not be alleged by applicable governments, 24/7 Media may not violate such laws or new laws will not be enacted in the future. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.


Year 2000 Compliance

     Beginning in the year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. The Company is currently taking steps to make its products Year 2000 compliant. However, there can be no assurance that the Company will be successful in making its products Year 2000 compliant. In addition, the Company's ad servers and certain of its customers may also be impacted by Year 2000 complications. Any failure by the Company or its ad servers or its customers to make their products Year 2000 compliant could result in a decrease in sales of the Company's products, an increase in the allocation of resources to address Year 2000 problems of the Company's customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by the Company's customers due to such Year 2000 problems. The occurrence of any such event could have a material adverse effect on the Company's business, results of operations and financial condition.


Control by Principal Stockholders, Officers and Directors

     After the Offering, the directors and executive officers and their
affiliates will beneficially own approximately    % of the outstanding Common
Stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."


Broad Discretion in Use of Proceeds

     The net proceeds of the offering will be added to the Company's working capital and will be available for general corporate purposes, including capital expenditures and potential future acquisitions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. See "Use of Proceeds."


Shares Eligible for Future Sale

     Sales of significant amounts of Common Stock in the public market after the offering, or the perception that such sales will occur, could materially affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. The
Company will have        shares of Common Stock outstanding after the offering.
The        shares offered hereby will be eligible for immediate sale in the public market without restriction, except shares purchased by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities
Act. The remaining        shares of Common Stock held by existing stockholders
will be "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors and officers and certain of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. See "Underwriting." Subject to these lock-up agreements and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume
restrictions) as follows: (i)        shares will be eligible for sale 90 to 180
days after the date of this Prospectus, (ii)        shares will be eligible for
sale upon the expiration of lock-up agreements 180 days after the date of this
Prospectus and (iii)         shares will be eligible for sale immediately upon
the date of this Prospectus. In addition, there are outstanding options to
purchase        shares of Common Stock and outstanding warrants to purchase shares of Common Stock which will be eligible for sale in the public market from time to time subject, in the case of options, to vesting and, in the case of certain options and warrants, the expiration of lock-up agreements.
In addition, certain stockholders, representing approximately        shares of
Common Stock, and certain optionholders, with respect to an aggregate shares of Common Stock issuable upon the exercise of stock options, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and/or to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible For Future Sale."


Lack of Public Market for Common Stock; Possible Volatility of Stock Price

     Prior to the Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations caused by, among other things, variations in quarterly results of operations, the gain or loss of significant advertisers or Affiliated Websites, changes in earning estimates of 24/7 Media by industry analysts, announcements of technological innovations or new services by 24/7 Media or its competitors, or general conditions in the economy in general or in Internet-related industries.

     In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Stock.


Anti-takeover Effects of Certain Charter, Bylaws And Delaware Law Provisions; Possible Issuance of Preferred Stock

     After the Offering and upon receipt of the requisite stockholder approval, the Company's board of directors may issue up to 10,000,000 shares of preferred stock without any further vote or action by the stockholders, and determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares. The preferred stock may be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The issuance of preferred stock could make it difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's certificate of incorporation, the Company's bylaws and Delaware law could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."


Dilution

     Investors purchasing shares of Common Stock in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options or warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."


Litigation

     24/7 Media has been subject to legal claims in the ordinary course of its business. Such claims have not had a material adverse effect on the Company's business, results of operations or financial condition. Nonetheless, these claims and future claims, if successful, could subject the Company to liability for damages, invalidate 24/7 Media's proprietary rights and/or divert management's time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

                                USE OF PROCEEDS

     The net proceeds to 24/7 Media from the sale of the        shares of
Common Stock offered pursuant to the Offering are estimated to be approximately
$    million ($    million if the Underwriter's over-allotment option is
exercised in full), assuming an initial offering price of $   per share and
after deducting underwriting discounts and estimated offering expenses payable by 24/7 Media. The primary purposes of the Offering are to create a public market for the Common Stock, to facilitate the Company's future access to the public equity markets and to obtain additional working capital.

     The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital, and for the expansion of its operations and sales and marketing capabilities. In addition, the Company may use a portion of the net proceeds of the Offering to acquire or invest in complementary businesses, technologies, services or products, although there are no current agreements with respect to any such acquisitions, investments or other transactions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the Offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. Pending such uses, the net proceeds will be primarily invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.


                                DIVIDEND POLICY

     24/7 Media has not declared or paid any dividends on its capital stock since inception and does not anticipate paying dividends in the foreseeable future. It is the present policy of the board of directors to retain earnings, if any, to finance the expansion of the Company's business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors deemed relevant by 24/7 Media and will be at the sole discretion of the board of directors.

                                CAPITALIZATION

     The following table sets forth the capitalization of 24/7 Media as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis, giving effect to the Acquisition and the Preferred Stock Conversion and (iii) on a pro forma
as adjusted basis to give effect to the sale by the Company of     shares of
Common Stock offered hereby at an assumed offering price of $   per share and
the application by the Company of the estimated net proceeds therefrom, after deducting estimated underwriting discounts and offering expenses. See "Use of Proceeds." The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed Consolidated Financial Statements and Pro Forma Consolidated Financial Information and Notes thereto included elsewhere in this Prospectus.



                                                                               March 31, 1998
                                                            ----------------------------------------------------
                                                                                      Pro            Pro Forma
                                                                 Actual              Forma          As Adjusted
                                                            ----------------   ----------------   --------------
Long-term debt ..........................................    $     479,408      $     479,408     $

Mandatorily redeemable convertible preferred stock Series
 A; $.01 par value; 30,000,000 shares authorized;
 10,060,002 shares outstanding ..........................       10,093,502                 --

Stockholders' equity (1):
 Common stock, $.01 par value; 100,000,000 shares
   authorized; 27,481,201 shares issued and outstanding
   actual; 45,586,476 shares issued and outstanding on a
   pro forma basis and            shares issued and
   outstanding on a pro forma as adjusted basis .........          274,812            455,865

Additional paid-in-capital ..............................       19,623,624         37,206,555

Accumulated deficit .....................................      (15,634,256)       (21,111,537)
                                                             -------------      -------------
  Total stockholders' equity ............................        4,264,180         16,550,883
                                                             -------------      -------------
   Total capitalization .................................    $  14,837,090      $  17,030,291
                                                             =============      =============

----------------
(1) Excludes approximately 3,733,951 shares of Common Stock issuable upon the exercise of stock options outstanding at June 1, 1998 granted under the Company's 1998 Stock Incentive Plan (of which 675,931 are vested and exerciseable at June 1, 1998) and approximately 2,016,043 shares of Common Stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $0.89 per share. Also excludes approximately 15,952,077 shares of Common Stock issuable upon exercise of outstanding warrants at June 1, 1998. Such warrants have a weighted average exercise price of $2.09 per share. Also, excludes 3,000 shares of Series B Convertible Preferred Stock issued in connection with the acquisition of CliqNow!. See "Shares Eligible for Future Sale."

                                   DILUTION

     As of March 31, 1998, the pro forma net tangible book value (deficit) of
24/7 Media was $      in the aggregate, or $      per share. Pro forma net
tangible book value (deficit) per share represents 24/7 Media's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock giving effect to the acquisition of Intelligent Interactions, the Preferred Stock Conversion and the Stock Split. Dilution per share represents the difference between the amount per share paid by investors in this offering of Common Stock and the net tangible book value (deficit) per share after the Offering. After giving effect to the sale of shares of Common Stock (at an
assumed initial public offering price of $      per share) and after
application by the Company of the estimated net proceeds from the Offering, the Company's pro forma net tangible book value as of March 31, 1998 would have
been $      in the aggregate, or $      per share. This represents an immediate
increase in pro forma net tangible book value of $      per share to existing
shareholders and an immediate dilution in pro forma net tangible book value of
$      per share to new investors purchasing shares of Common Stock in the
Offering. If the initial public offering price is higher or lower, the dilution to the new investors will increase or decrease accordingly. The following table illustrates this per share dilution:


   Assumed initial public offering price per share .......................................
    Pro forma net tangible book value (deficit) per share before the Offering ............
    Pro forma increase in net tangible book value (deficit) per share attributable to new investors

   Pro forma net tangible book value (deficit) per share after the Offering ..............

   Pro forma dilution in net tangible book value per share to new investors ..............

     The following table summarizes, on a pro forma basis as of March 31, 1998, after giving effect to the acquisition of Intelligent Interactions, the Preferred Stock Conversion and the Stock Split, the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors:

                                       Shares Purchased       Total Consideration       Average
                                     --------------------   -----------------------    price per
                                      Number     Percent       Amount      Percent       share
                                     --------   ---------   -----------   ---------   ----------
   Existing shareholders .........                     %     $                   %     $
   New investors .................
   Total .........................                   %       $                 %       $

     The calculations in the above tables assume no exercise of the Underwriters' over-allotment option or exercise of any outstanding stock options or warrants. If such outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--1998 Stock Incentive Plan."

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following pro forma consolidated statement of operations data reflect the Merger, the Acquisition and the Preferred Stock Conversion as if each had occurred on January 1, 1997 (or inception, if later). The pro forma consolidated balance sheet data reflect the Acquisition as if it occurred on March 31, 1998 and the Preferred Stock Conversion, which will take place immediately prior to the closing of this Offering. The pro forma financial data is presented for informational purposes only and may not be indicative of the results of operations had the mergers and acquisitions occurred on March 31, 1998 for balance sheet purposes and on January 1, 1997 for Statement of Operations Data purposes, nor do they purport to indicate the future results of operations of the Company. The following pro forma financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the Pro Forma Consolidated Financial Information and related Notes appearing elsewhere in this Prospectus. Management believes that all adjustments necessary to present fairly such pro forma financial data have been made.


                                       Pro Forma                                        Pro Forma
                                         Year                                      Three Months Ended
                                         Ended      -------------------------------------------------------------------------------
                                       Dec. 31,        March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                         1997             1997            1997            1997            1997            1998
                                   ---------------- --------------- --------------- --------------- --------------- ---------------
Consolidated Statement of
  Operations Data:
Revenues:
 Advertising .....................  $    2,736,365   $     399,688   $     526,192   $     649,036   $   1,161,449   $   1,846,748
 Consulting and license fees .....       1,746,896         805,245         639,588         244,890          57,173          88,362
                                    --------------   -------------   -------------   -------------   -------------   -------------
  Total revenues .................       4,483,261       1,204,933       1,165,780         893,926       1,218,622       1,935,110
Cost of revenues .................       2,829,938         474,349         582,460         798,505         974,624       1,608,279
                                    --------------   -------------   -------------   -------------   -------------   -------------
  Gross profit                           1,653,323         730,584         583,320          95,421         243,998         326,831
Operating expenses:
 Sales and marketing .............       4,653,418         923,062       1,397,203       1,443,764         889,389       1,178,438
 General and administrative ......       4,978,381       1,158,354       1,358,096       1,450,340       1,011,591       1,745,511
 Product development .............       1,745,745         469,309         542,683         521,708         212,045          66,738
 Other expenses (1) ..............         989,099              --         123,843         865,256              --              --
 Amortization of
  goodwill (2) ...................       3,612,034         736,759         958,425         958,425         958,425       1,185,803
 Write-off of acquired in-process
  technology (2) .................       5,477,281       5,477,281              --              --              --              --
                                    --------------   -------------   -------------   -------------   -------------   -------------
  Total operating expenses .......      21,455,958       8,764,765       4,380,250       5,239,493       3,071,450       4,176,490
                                    --------------   -------------   -------------   -------------   -------------   -------------
 Operating loss ..................     (19,802,635)     (8,034,181)     (3,796,930)     (5,144,072)     (2,827,452)     (3,849,659)
 Interest (expense) income, net ..         (95,605)         14,142          (1,300)        (30,602)        (77,845)       (178,692)
                                    --------------   -------------   -------------   -------------   -------------   -------------
 Net loss ........................     (19,898,240)     (8,020,039)     (3,798,230)     (5,174,674)     (2,905,297)     (4,028,351)
                                    ==============   =============   =============   =============   =============   =============
 Pro forma:
  Basic net loss per share (3) ...
  Shares outstanding (3) .........

                                                          As of
                                                      March 31, 1998
                                                     ---------------
Consolidated Balance Sheet Data:
  Cash and cash equivalents .......................    $ 7,768,370
  Working capital .................................      6,033,480
  Goodwill, net ...................................     10,217,580
  Total assets ....................................     20,783,592
  Long-term debt ..................................        479,408
 Mandatorily redeemable convertible preferred stock             --
  Total stockholders' equity ......................    $16,550,883

----------------
(1) Includes an aggregate of $232,304 in legal costs incurred in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, which defense resulted in grant of summary judgment in favor of the Company, and a net write-off of $756,795 of property and equipment that was deemed to have no future economic benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.

(2) Includes acquisition related non-cash charges for amortization of goodwill and write-off of acquired in-process technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Consolidated Financial Information and the related Notes thereto.

(3) See Note 1 to the Company's Consolidated Financial Statements for the determination of shares used in computing pro forma basic net loss per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The selected financial data for the period from September 1994 through December 31, 1994 have been derived from financial statements of Interactive Imaginations not included herein and the Company's accounting records. The selected consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are derived from unaudited consolidated financial statements appearing herein. In the opinion of the Company, such unaudited data reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial data for such period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the full year. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                         September
                                                     1994 (inception)                Year Ended December 31,
                                                   through December 31,  -----------------------------------------------
                                                         1994 (1)              1995            1996            1997
                                                  ---------------------- --------------- --------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ....................................       $      --         $    151,750    $  1,106,329    $  1,467,105
 Consulting and license fees ....................              --                   --         435,834       1,681,464
                                                        ---------         ------------    ------------    ------------
  Total revenues ................................              --              151,750       1,542,163       3,148,569
Cost of revenues ................................              --              198,291       1,592,771       1,655,340
                                                        ---------         ------------    ------------    ------------
 Gross profit (loss) ............................              --              (46,541)        (50,608)      1,493,229
Operating expenses:
 Sales and marketing ............................              --              114,348       2,240,399       1,672,999
 General and administrative .....................         (35,771)             581,069       3,010,009       2,622,743
 Product development ............................              --              426,187       1,460,928       1,417,750
 Other expenses (2) .............................              --                   --              --         989,099
 Amortization of goodwill (3) ...................              --                   --              --              --
                                                        ---------         ------------    ------------    ------------
  Total operating expenses ......................         (35,771)           1,121,604       6,711,336       6,702,591
                                                        ---------         ------------    ------------    ------------
Operating loss ..................................         (35,771)          (1,168,145)     (6,761,944)     (5,209,362)
Interest (expense) income, net ..................              --                   --         (33,731)        (96,466)
                                                        ---------         ------------    ------------    ------------
Net loss ........................................         (35,771)          (1,168,145)     (6,795,675)     (5,305,828)
Cumulative dividends on mandatorily
 convertible preferred stock ....................              --                   --              --              --
Net loss attributable to common stockholders ....       $ (35,771)        $ (1,168,145)   $ (6,795,675)   $ (5,305,828)
                                                        =========         ============    ============    ============
Basic net loss per share (4) ....................
Shares outstanding (4) ..........................

                                                        Three Months Ended
                                                  ------------------------------
                                                    March 31,      March 31,
                                                       1997           1998
                                                  ------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising ....................................  $  388,892    $  1,076,250
 Consulting and license fees ....................     805,245              --
                                                   ----------    ------------
  Total revenues ................................   1,194,137       1,076,250
Cost of revenues ................................     459,587         930,003
                                                   ----------    ------------
 Gross profit (loss) ............................     734,550         146,247
Operating expenses:
 Sales and marketing ............................     450,505         653,460
 General and administrative .....................     682,581       1,285,512
 Product development ............................     399,523              --
 Other expenses (2) .............................          --              --
 Amortization of goodwill (3) ...................          --         335,355
                                                   ----------    ------------
  Total operating expenses ......................   1,532,609       2,274,327
                                                   ----------    ------------
Operating loss ..................................    (798,059)     (2,128,080)
Interest (expense) income, net ..................      13,682        (167,258)
                                                   ----------    ------------
Net loss ........................................    (784,377)     (2,295,338)
Cumulative dividends on mandatorily
 convertible preferred stock ....................          --         (33,500)
Net loss attributable to common stockholders ....  $ (784,377)   $ (2,328,838)
                                                   ==========    ============
Basic net loss per share (4) ....................
Shares outstanding (4) ..........................

                                                                     As of December 31,
                                                   ------------------------------------------------------
                                                      1994         1995          1996           1997
                                                   ---------- ------------- ------------- ---------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ........................  $ 10,722   $        --   $1,689,395    $     93,945
Working capital (deficit) ........................    (9,278)     (235,342)      (6,493)     (1,165,482)
Goodwill, net ....................................        --            --           --              --
Total assets .....................................    29,229       497,165    3,950,790       1,038,941
Long-term debt ...................................        --            --           --       2,316,511
Mandatorily redeemable convertible preferred stock        --            --           --              --
Total stockholders' equity (deficit) .............  $  9,229   $   202,573   $1,750,202    $ (2,727,967)



                                                                As of March 31, 1998
                                                   ----------------------------------------------
                                                                                     Pro Forma
                                                       Actual     Pro Forma (5)   As Adjusted (6)
                                                   ------------- --------------- ----------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ........................  $ 7,764,695    $ 7,768,370
Working capital (deficit) ........................    6,317,136      6,033,480
Goodwill, net ....................................    7,870,174     10,217,580
                                                    -----------
Total assets .....................................   18,201,993     20,783,592
Long-term debt ...................................      479,408        479,408
Mandatorily redeemable convertible preferred stock   10,093,502             --
Total stockholders' equity (deficit) .............  $ 4,264,180    $16,550,883

----------------
(1) Interactive Imaginations was incorporated in September 1994 and had insignificant activities from inception through December 31, 1994.
(2) Includes an aggregate of $232,304 in legal costs incurred in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, which defense resulted in grant of summary judgment in favor of the Company and a net write-off of approximately $756,795 of property and equipment that was deemed to have no future economic benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.
(3) Includes acquisition related non-cash charges for amortization of goodwill in connection with the Petry and Advercomm acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.
(4) See Note 1 to the Company's Consolidated Financial Statements for the determination of shares used in computing basic net loss per share.
(5) Pro forma consolidated balance sheet data give effect to (i) the acquisition of Intelligent Interactions which occurred after March 31, 1998, as if such acquisition occurred on March 31, 1998 and (ii) the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 14,308,306 shares of Common Stock immediately prior to the closing of this Offering.
(6) Adjusted to reflect the sale of     shares of Common Stock by the Company
    at the assumed initial public offering price of $   per share and the
    application of the estimated net proceeds therefrom. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto and the Pro Forma Consolidated Financial Information and related Notes thereto included elsewhere in this Prospectus. The following discussion contains forward-looking statements within the meaning of federal securities law. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. Although management believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, certain factors such as rapid changes in the markets in which the Company competes or general economic conditions might cause a difference between actual results and such forward-looking statements. When considering such forward-looking statements, prospective investors should consider the "Risk Factors" and other cautionary statements in this Prospectus.

General

     The Company operates networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. In particular, 24/7 Media: (i) operates the 24/7 Network, a network of over 80 high profile Websites to which the Company delivered an aggregate of over 325 million advertisements in April 1998; (ii) operates the ContentZone, a network of over 2,000 small to medium-sized Websites to which the Company delivered an aggregate of over 40 million advertisements in April 1998; (iii) licenses its Adfinity[TM] advertising management system to independent Websites to manage and serve high-volume advertising and direct marketing campaigns; and (iv) markets its dbCommerce[TM] software to e-commerce merchants to enable the delivery of targeted promotions.

     The Company is the result of several recent mergers, and the combination of these predecessor entities has resulted in an integrated Internet advertising company with both media sales and technology expertise. See "Prospectus Summary--Formation of the Company." Petry established the network business model and contributed its network of Websites which became the foundation for the 24/7 Network. Advercomm folded several high profile Websites into the 24/7 Network, which increased the breadth of content available on the 24/7 Network and accelerated the Company's ability to organize its Affiliated Websites into channels. Interactive Imaginations' ContentZone provided the Company with the ability to offer advertising solutions for small to medium-sized Websites. Intelligent Interactions provided the Company with ad serving and targeting technology, which is expected to become the technology platform for the Company's networks. Management believes that the combination of these predecessor entities has enabled the Company to offer advertisers and Web publishers comprehensive advertising solutions and to pursue its objective of becoming the leading Internet advertising and direct marketing firm.

     The Company generates substantially all of its revenues by delivering advertisements and promotions to Affiliated Websites on the 24/7 Network and the ContentZone. The Company sells its products and services through its sales and marketing staff located in New York, Chicago, Dallas, Los Angeles, San Francisco, Seattle and the Washington, D.C. area. The pricing of ads is based on a variety of factors, including the gross dollar amount spent on the advertising campaign and whether the campaign is delivered on a specific Website basis, a channel basis or a run of network basis. The Company strives to sell 100% of its inventory through the combination of advertisements sold on a "CPM" basis (the cost to the advertiser to run 1,000 ads) and a "cost-per-action" basis (whereby revenues are generated if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised).

     Advertisements delivered by the Company are typically sold pursuant to purchase order agreements which are short-term in nature or subject to cancellation. The Company has recently started to sell sponsorship advertising, which involves a greater degree of coordination among the Company, the advertiser and Affiliated Websites. These sponsorships are generally priced based on the length of time that the sponsorship runs, rather than on a CPM basis.

     Advertising revenues are recognized in the period that the advertisement is delivered, provided that no significant obligations remain. In nearly all cases, the Company recognizes revenues generated from advertising sales, net of any commissions paid to advertising agencies on behalf of their clients. The Company pays its Affiliated Websites a service fee calculated as a percentage of revenues generated by advertisements run on the Website, which amount is included in cost of revenues. In addition, the Company is generally responsible for billing and collecting for advertisements delivered to its networks. Revenues relating to sponsorship advertising are recognized ratably over the sponsorship period. In addition, the Company generates revenue from licensing its Adfinity[TM] technology to third party Web publishers. To date, revenue from licensing Adfinity[TM] to third parties has not comprised a significant percentage of the Company's total revenues.

     The Company expects to generate most of its revenues for the foreseeable future from advertisements delivered to Affiliated Websites on the 24/7 Network. The Company's strategy is to aggressively recruit Websites of all sizes for its networks in order to extend the Company's reach and to provide advertisers with a broad base of page views and online content. For the three months ended March 31, 1998 and for the year ended December 31, 1997, no Affiliated Website accounted for over 10% of the Company's total advertising revenue. For the three months ended March 31, 1998 and for the year ended December 31, 1997, the top ten Websites on the 24/7 Network accounted for approximately 66% and 70%, respectively, of the 24/7 Network's pro forma advertising revenue. If the Company were to lose one or more significant Affiliated Websites or if such Websites experienced a significant reduction in traffic, the Company's results of operations and financial condition could be materially and adversely affected. See "Risk Factors--Reliance on a Limited Number of Web Publishers; Dependence on the 24/7 Network."

     The Company believes that, due to the Merger and the Acquisition, the period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as indicative of future performance. The Company's prospects should be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in the rapidly evolving Internet market. Although the Company has experienced revenue growth in recent periods, it anticipates that it will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. In particular, the Company expects to increase its operating expenses in order to expand its sales and marketing organization and to enhance its Adfinity[TM] technology. See "Risk Factors--Extremely Limited Operating History; History of Losses; Integration of Acquired Entities" and "--Potential Fluctuations in Quarterly Operating Results; Seasonality."


Pro Forma Results of Operations

     The following tables present the Company's unaudited results of operations on a pro forma basis, both in dollar amounts and expressed as a percentage of the Company's total revenues for the periods indicated, as if the Merger, Acquisition and the Preferred Stock Conversion had been consummated as of January 1, 1997 (or inception, if later). As a result, amortization of goodwill has been recognized beginning in the first quarter of pro forma 1997 and a charge for acquired in-process technology has been recorded in the first quarter of pro forma 1997. For reporting purposes (i) amortization of goodwill will be recognized over a two year period from the respective dates of the Merger and the Acquisition, and (ii) write-off of in-process technology related to the Acquisition will be recognized in the second quarter of 1998, date of acquisition. The Company believes that all necessary adjustments, consisting of normal recurring adjustments, have been included in the amounts stated below. The operating results for any period are not necessarily indicative of results for any subsequent period. Because the Company has a limited operating history, the Company has included its results of operations on a pro forma basis in order to better understand the Company's business as a result of the combination of the businesses of Petry, Advercomm, Interactive Imaginations and Intelligent Interactions. See Pro Forma Consolidated Financial Information and the related Notes thereto and "Risk Factors--Potential Fluctuations in Quarterly Operating Results; Seasonality."

                                    Pro Forma                                         Pro Forma
                                      Year                                       Three Months Ended
                                      Ended       ------------------------------------------------------------------------------
                                    Dec. 31,         March 31,        June 30,       Sept. 30,        Dec. 31,       March 31,
                                      1997              1997            1997            1997            1997            1998
                                ----------------  --------------- --------------- --------------- --------------- --------------
Consolidated Statement
of Operations Data:
Revenues:
 Advertising ..................   $  2,736,365      $   399,688     $   526,192     $   649,036     $ 1,161,449     $ 1,846,748
 Consulting and license fees         1,746,896          805,245         639,588         244,890          57,173          88,362
                                  ------------      -----------     -----------     -----------     -----------     -----------
  Total revenues ..............      4,483,261        1,204,933       1,165,780         893,926       1,218,622       1,935,110

Cost of revenues ..............      2,829,938          474,349         582,460         798,505         974,624       1,608,279
                                  ------------      -----------     -----------     -----------     -----------     -----------
  Gross profit                       1,653,323          730,584         583,320          95,421         243,998         326,831
Operating expenses:
 Sales and marketing ..........      4,653,418          923,062       1,397,203       1,443,764         889,389       1,178,438
 General and administrative          4,978,381        1,158,354       1,358,096       1,450,340       1,011,591       1,745,511
 Product development ..........      1,745,745          469,309         542,683         521,708         212,045          66,738
 Other expenses ...............        989,099               --         123,843         865,256              --              --
 Amortization of goodwill .....      3,612,034          736,759         958,425         958,425         958,425       1,185,803
 Write-off of acquired
   in-process technology ......      5,477,281        5,477,281              --              --              --              --
                                  ------------      -----------     -----------     -----------     -----------     -----------
  Total operating
    expenses ..................     21,455,958        8,764,765       4,380,250       5,239,493       3,071,450       4,176,490
                                  ------------      -----------     -----------     -----------     -----------     -----------
Operating loss ................    (19,802,635)      (8,034,181)     (3,796,930)     (5,144,072)     (2,827,452)     (3,849,659)
Interest (expense) income, net         (95,605)          14,142          (1,300)        (30,602)        (77,845)       (178,692)
                                  ------------      -----------     -----------     -----------     -----------     -----------
Net loss ......................  ($ 19,898,240)    ($ 8,020,039)   ($ 3,798,230)   ($ 5,174,674)   ($ 2,905,297)   ($ 4,028,351)
                                  ============      ===========     ===========     ===========     ===========     ===========


                                                                                  Pro Forma
                                      Pro Forma                              Three Months Ended
                                         Year       ---------------------------------------------------------------------
                                        Ended
                                       Dec. 31,       March 31,      June 30,     Sept. 30,      Dec. 31,     March 31,
                                         1997            1997          1997          1997          1997          1998
                                    -------------   ------------- ------------- ------------- ------------- -------------
Consolidated Statement
of Operations Data:
Revenues:
 Advertising ......................    61.0%           33.2%         45.1%         72.6%         95.3%         95.4%
 Consulting and license fees           39.0            66.8          54.9          27.4           4.7           4.6
                                     ------          ------        ------        ------        ------        ------
  Total revenues ..................   100.0           100.0         100.0         100.0         100.0         100.0
Cost of revenues ..................    63.1            39.4          50.0          89.3          80.0          83.1
                                     ------          ------        ------        ------        ------        ------
  Gross profit ....................    36.9            60.6          50.0          10.7          20.0          16.9
Operating expenses:
 Sales and marketing ..............   103.8            76.6         119.9         161.5          73.0          60.9
 General and administrative........   111.0            96.1         116.5         162.2          83.0          90.2
 Product development ..............    38.9            38.9          46.6          58.4          17.4           3.4
 Other expenses ...................    22.1              --          10.6          96.8            --            --
 Amortization of goodwill .........    80.6            61.1          82.2         107.2          78.6          61.3
 Write-off of acquired
   in-process technology ..........   122.2           454.6            --            --            --            --
                                     ------          ------        ------        ------        ------        ------
  Total operating expenses            478.6           727.4         375.7         586.1         252.2         215.8
                                     ------          ------        ------        ------        ------        ------
Operating loss ....................  (441.7)         (666.8)       (325.7)       (575.4)       (232.0)       (198.9)
Interest (expense) income, net       (  2.1)            1.2        (  0.1)       (  3.4)       (  6.4)       (  9.2)
                                     ------          ------        ------        ------        ------        ------
Net loss ..........................  (443.8)%        (665.6)%      (325.8)%      (578.9)%      (238.4)%      (208.1)%
                                     ======          ======        ======        ======        ======        ======

 Revenues

     Advertising Revenue. Advertising revenue primarily consists of cash advertising revenue and also includes barter and prize revenue. The Company's pro forma cash advertising revenue increased each quarter primarily due to an increase in the number of Websites on the 24/7 Network, the number of advertisers utilizing the Company's advertising solutions and the number of advertisements delivered to the 24/7 Network. Such increase was partially offset by a decline in cash advertising revenue generated by the ContentZone through the first three quarters of pro forma 1997. The Company expects the 24/7 Network to continue to account for a significant portion of the Company's total advertising revenue. Historically, the Company utilized barter transactions and prizes to drive traffic to its Affiliated Websites on the ContentZone and Riddler.com. Barter and prize revenue decreased sequentially from approximately 6.6% of total pro forma advertising revenue for the first quarter of pro forma 1997 to 0.0% in the first quarter of pro forma 1998. The Company believes that barter and prize revenue will continue to comprise an insignificant portion of the Company's total revenues in the future.

     Consulting and License Fees. Through the first three quarters of pro forma 1997, the Company derived consulting and license fees primarily from an agreement with SegaSoft, whereby SegaSoft licensed certain software from Interactive Imaginations. The Company does not expect to realize meaningful revenues from the SegaSoft license agreement in the future. Pro forma consulting and license fees in the fourth quarter of 1997 and the first quarter of 1998 consisted primarily of fees generated from licensing the Adfinity[TM] system to third parties. The Company expects to derive consulting and licensing fees in the future from the licensing of Adfinity[TM] and dbCommerce[TM] to third parties, but does not expect such revenues to comprise a significant portion of the Company's total revenues.

Cost of Revenues and Gross Profit (Loss).

     Cost of revenues consists primarily of fees paid to Affiliated Websites, which are calculated as a percentage of revenues resulting from ads delivered on the Company's networks. Cost of revenues also includes third party ad serving costs, depreciation of the Company's ad serving system and Internet access costs. The general decline in gross profit over the five quarter period was caused by (i) the significant quarter-to-quarter decline in high margin consulting and license fees generated by the SegaSoft agreement; (ii) the significant growth in advertising revenue generated by the 24/7 Network, which typically pays higher fees to Affiliated Websites, at the same time that advertising revenue generated by the ContentZone declined; (iii) an increase in third party ad serving costs related to the growth of the 24/7 Network, as well as increased costs relating to ad serving capacity for the ContentZone for the first three quarters of pro forma 1997; and (iv) the temporary increase, which began late in the first quarter of pro forma 1998, in third party ad serving costs incurred by the Company in connection with the transition to Adfinity[TM]. Until the Company completes the transition to Adfinity[TM], it expects to incur ad serving costs that are significantly higher than historical levels. Thereafter, the Company expects gross margins to increase because third party ad serving fees will no longer be paid.

Operating Expenses

     Each of sales and marketing expenses, general and administrative expenses and product development expenses increased over the first three quarters of pro forma 1997 as both Petry and Interactive Imaginations incurred expenses in connection with the growth of their respective businesses. All of such expense categories decreased in the fourth quarter of 1997 because (i) Petry's pro forma fourth quarter results no longer included expenses of its then-parent and
(ii) Interactive Imaginations reduced its expense levels as it consolidated its operations in the third quarter of pro forma 1997. Beginning in the first quarter of pro forma 1998, all of such expense categories increased in anticipation of the Merger and the Acquisition and expected future growth.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. The Company expects sales and marketing expenses to increase as it continues to invest in sales and marketing personnel, expand into new markets and broaden the visibility of the Company.

     General and Administrative Expenses. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the growth of the business. Beginning in the second quarter of pro forma 1998, the Company expects general and administrative expenses to increase due to the additional ad serving personnel required to support Adfinity[TM]. In addition, the Company expects general and administrative expenses to increase as it incurs increased levels of expenses to support future growth.

     Product Development Expenses. Product development expenses consist primarily of compensation and related costs incurred to further develop the Company's ad serving capabilities. Product development expenses declined in the fourth quarter of pro forma 1997 due to the consolidation of the operations of Interactive Imaginations, and such expenses were suspended in the first quarter of pro forma 1998 as the Company sought a more dynamic ad serving platform. The Company believes that continued investment in product development, particularly for its Adfinity[TM] system, is critical to its strategy of providing excellent service, and it expects to increase the future amounts spent on product development.

     Other Expenses. Other expenses in pro forma 1997 included an aggregate of $232,304 in legal costs incurred during the second and third quarters in defending a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, which defense resulted in a grant of summary judgment in favor of the Company. During the third quarter of pro forma 1997, in connection with the consolidation of Interactive Imaginations, the Company recorded a net write-off of $756,795 of property and equipment that was deemed to have no future economic benefit. In connection with the development of its Adfinity[TM] and dbCommerce[TM] technologies, the pro forma impact of the cost of acquired in-process technology is shown in the first quarter of pro forma 1997. The Company recorded goodwill amortization expense beginning in the first quarter of pro forma 1997, which represents the excess purchase price over the fair value of net liabilities of the acquired businesses of Petry, Advercomm and Intelligent Interactions.


Historical Results of Operations

     Years Ended December 31, 1997, 1996 and 1995

     24/7 Media's historical results of operations for the fiscal years ended December 31, 1997, 1996 and 1995 include the results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm or Intelligent Interactions, or the pro forma adjusting entries resulting from the merger of these entities with and into the Company. The Company does not believe that the historical revenues or expenses as presented below are reliable or accurate indicators of the future performance of the combined Company. See "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto.

     Revenues. Total revenues were $3,148,569, $1,542,163 and $151,750 for the years ended December 31, 1997, 1996 and 1995, respectively. Year-to-year growth resulted from increases in (i) advertising revenue generated by the ContentZone and Riddler.com and (ii) consulting and license fees derived from the SegaSoft agreement, whereby SegaSoft licensed certain software from Interactive Imaginations. The Company does not expect to realize meaningful revenues from the SegaSoft agreement in the future. One customer (SegaSoft) accounted for 55% of Interactive Imaginations' total revenues during 1997, two customers (SegaSoft and Microsoft Corporation) accounted for 25% and 12% of total cash advertising revenues, respectively, during both 1997 and 1996, and four customers (Marion Foundation, AT&T, Coors and 20th Century) accounted for 33%, 21%, 20% and 13% of total cash advertising revenues, respectively, during 1995.

     Cost of Revenues and Gross Profit (Loss). Cost of revenues was $1,655,340, $1,592,771 and $198,291 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in cost of revenues in all years was due to the related growth in advertising revenue, and the smaller percentage increase from 1996 to 1997 was due to a significant increase in the percentage of total advertising revenue generated by Riddler.com, which does not entail payment of fees to Affiliated Websites. Gross profit increased from 1996 to 1997 primarily due to a significant increase in high margin revenues generated by the SegaSoft agreement.

     Operating Expenses. Total operating expenses were $6,702,591, $6,711,336 and $1,121,604 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase from 1995 to 1996 was caused by increased expenditures incurred in anticipation of continued growth of the Company. The decrease from 1996 to 1997 was primarily due to the consolidation of the Interactive Imaginations business, offset by $989,099 in other expenses recorded in 1997. Other expenses included $232,304 of legal costs associated with the successful defense of a class-action lawsuit filed by certain Affiliated Websites on the ContentZone, as well as a net write-off of $756,795 of property and equipment that was deemed to have no future economic value.


     Three Months Ended March 31, 1998 and 1997

     For the three months ended March 31, 1998, 24/7 Media's historical results of operations reflect the Merger as of February 24, 1998. For the three months ended March 31, 1997, 24/7 Media's historical results of operations only include the results of Interactive Imaginations. The Company does not believe that the historical revenues or expenses as presented below are reliable or accurate indicators of the future performance of the combined Company. See the Company's Consolidated Financial Statements and related Notes thereto.

     Revenues. Total revenues were $1,076,250 for the three months ended March 31, 1998, as compared to $1,194,137 for the three months ended March 31, 1997. Such decrease was caused primarily by a decline in revenues generated by the SegaSoft Agreement, offset by a significant increase in advertising revenue.

     Cost of Revenues. Cost of revenues was $930,003 for the three months ended March 31, 1998 as compared to $459,587 for the three months ended March 31, 1997. Such increase primarily related to increases in third party ad serving costs which were caused by growth in advertising revenue and the temporary increase in costs in connection with the transition to Adfinity[TM]. Such increase was offset by reduced ContentZone ad serving costs.

     Operating Expenses. Total operating expenses were $2,274,327 for the three months ended March 31, 1998 as compared to $1,532,609 for the three months ended March 31, 1997. This increase was caused by higher sales and marketing and general and administrative expenses in anticipation of the Merger and future growth, as well as amortization of goodwill resulting from the acquisition of Petry and Advercomm. Such increase was offset by the significant reduction of product development expense prior to the acquisition of Intelligent Interactions.

Liquidity and Capital Resources

     Historically, the Company financed its operations primarily from private placements of equity and convertible debt securities. Concurrently with the merger of Petry and Advercomm with and into 24/7 Media, the Company completed a private placement of preferred stock and warrants which resulted in net proceeds of $9,830,897. As of March 31, 1998, the Company had cash and cash equivalents of $7,764,695.

     In addition to funding on-going operations, the Company's principal commitments consist of various obligations under operating and capital leases. On June 1, 1996, the Company entered into an operating lease for the use of computer equipment with a fair market value of approximately $835,000. Rent expense for the operating lease was $42,421, $162,862, $559,748 and $381,313 for the three months ended March 31, 1998 and 1997 and the years ended 1997 and 1996, respectively. On May 14, 1998, the Company entered into an operating lease for computer equipment related to its Adfinity[TM] system, with a fair market value of approximately $717,000. Total rent expense for currently outstanding leases is expected to be approximately $115,000 per quarter.

     Net cash used in operating activities was $2,309,598, $1,384,894, $4,465,640, $4,933,106, and $995,194 for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in operating activities resulted from the Company's net operating losses, adjusted for certain non-cash items, including: (i) a significant advance by SegaSoft in late 1996 for revenues that were primarily recognized during 1997; (ii) the write-off of property and equipment in 1997; and (iii) the amortization of goodwill in the first quarter of 1998 related to the Merger. Net cash used in operating activities also resulted from a high level of accounts receivables and related accrued liabilities due to the time lag between revenue recognition and receipt of payments from advertisers. To the extent the Company is able to improve the timeliness of its billing and collections processes as it completes the transition to Adfinity[TM], the Company expects its net working capital as a percentage of total revenues to improve.

     Net cash provided by (used in) investing activities was $71,175, $0, ($19,219), ($1,578,276), and ($464,016) for the three months ended March 31,
1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Net cash used in investing activities resulted primarily from capital expenditures relating to computer equipment. To the extent that the Company acquires significant ad serving hardware in the future, net cash used in investing activities will increase.

     Net cash provided by financing activities was $9,909,173, $500,011, $2,889,409, $8,200,777, and $1,448,488 for the three months ended March 31,
1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities for the three years ended December 31, 1997 included issuances of convertible notes, convertible preferred stock, common stock and warrants. Prior to March 31, 1998, all of the previously issued convertible notes, convertible preferred stock and warrants were converted or exercised into common stock, except for approximately $500,000 principal amount of convertible debt and warrants to purchase approximately 142,000 shares of Common Stock with an average exercise price of $0.70 per share. On February 24, 1998, the Company issued Series A Preferred Stock with detachable warrants at an average exercise price of $2.38.

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At December 31, 1997, the Company had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012. As a result of various equity transactions during 1996, 1997 and 1998, management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. See Note 3 to the Company's Consolidated Financial Statements. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by the Company and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, certain events, including any sales by the Company of shares of its stock, including sales pursuant to this Offering, and/or transfers of a substantial number of shares of Common Stock by the current stockholders, may partially restrict the ability of the Company to utilize its net operating loss carryforwards.

     The Company believes that the net proceeds from this offering, combined with current cash and cash equivalent balances will be sufficient to fund its requirements for working capital and capital expenditures for at least the next 12 months. To the extent that the company encounters unanticipated opportunities. The Company may need to raise additional funds sooner in order to take advantage of unanticipated opportunities, in which case, the Company may sell additional equity or debt securities or borrow funds from banks. Sales of additional equity or convertible debt securities would result in additional dilution of the Company's stockholders.

     The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and is currently taking steps to make its products and systems Year 2000 compliant. In addition, the Company's ad servers and certain of its customers may also be impacted by Year 2000 complications. Any failure by the Company, its ad servers or its customers to achieve Year 2000 compliance could have a material adverse effect on the Company's business, results of operations and financial condition.


Recently Issued Accounting Principles

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in their financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

                                   BUSINESS

Overview

     24/7 Media operates networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to its Affiliated Websites. In particular, 24/7 Media: (i) operates the 24/7 Network, a network of over 80 high profile Websites to which the Company delivered an aggregate of over 325 million advertisements in April 1998; (ii) operates the ContentZone, a network of over 2,000 small to medium-sized Websites to which the Company delivered an aggregate of over 40 million advertisements in April 1998; (iii) licenses its Adfinity[TM] advertising management system to independent Websites to manage and serve high-volume advertising and direct marketing campaigns; and (iv) markets its dbCommerce[TM] software to e-commerce merchants to enable the delivery of targeted promotions.

     The Company operates in the rapidly growing Internet advertising industry. IDC estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million Web users worldwide and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. Jupiter Communications projects that the dollar value of Internet advertising in the United States will increase from $940 million in 1997 to $7.7 billion in 2002.

     The Company believes that advertisers seek to place Internet ads in ways to maximize unduplicated reach. During April 1998, the 365 million impressions generated by the Company's networks reached more than one third of all Internet users, according to a study prepared for the Company by Media Metrix. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company plans to aggressively recruit Websites of all sizes for its networks in order to further extend the Company's reach as well as to provide advertisers with a broad base of online content and page views, and to improve the Company's brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to efficiently deliver highly targeted messages. 24/7 Media's customized solutions allow advertisers and direct marketers to tailor their ad campaigns to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Advertisers and direct marketers can achieve their objectives by buying ad space on a specific Website, within a particular content channel or across an entire network.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online inventory. The Company's extensive sales and marketing experience enables Web publishers to access media buyers at large ad agencies and to sell advertisement space without incurring the costs and challenges associated with building and maintaining an ad sales force. Additionally, the ad serving and targeting capabilities of Adfinity[TM] effectively deliver advertisements to the Company's Affiliated Websites.

     The recent addition of the Company's Adfinity[TM] and dbCommerce[TM] technologies allows 24/7 Media to provide comprehensive advertising solutions for advertisers, direct marketers and Web publishers. Adfinity is designed to target, deliver, and track advertisements and direct marketing messages across the Company's networks. Adfinity can create a profile of an individual Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can allow Adfinity to deliver targeted advertisements to the right person at the right time. dbCommerce[TM] software is designed to enable e-commerce merchants to deliver promotions and messages to targeted customer audiences by integrating database marketing techniques with customer transaction information and third party databases.

     The Company's senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and database targeting. The Company leverages its media sales and technology expertise to maximize the value of ad campaigns for both advertisers and Affiliated Websites.

Industry Background

Growth of the Internet and the Web

     The Internet and the Web are experiencing dramatic growth both in terms of the number of Web users and the number of Websites. IDC estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million Web users worldwide, and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. In addition, Web users are spending an increasing amount of time on the Web, and a 1997 report by the U.S. Department of Commerce estimates that overall traffic on the Internet is doubling every 100 days. According to Network Solutions, the number of Internet domains (.com, .net and .org) had grown to over 2 million in May 1998. The growth in the number of Web users, the amount of time users spend on the Web and the increase in the number of Websites is being driven by the increasing importance of the Internet as a sales and distribution channel, a communications medium and an information resource.


Growth of Online Commerce

     The Internet is dramatically affecting the methods by which consumers and businesses are buying and selling goods and services. The Web provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Web, including trading securities, buying consumer goods, paying bills and purchasing airline tickets. Jupiter Communications estimates that over 25% of adult Web users purchased goods or services over the Web in 1997 and that 50% of adult Web users will make online purchases in 2000. Jupiter Communications also estimates that retail consumer purchases of goods and services over the Internet will increase from $2.6 billion in 1997 to $37.5 billion in 2002. The Company believes that as electronic commerce expands, advertisers and direct marketers will increasingly use the Web to advertise products, drive traffic to their Websites, attract customers and facilitate transactions.


Growth of Internet Advertising

     The Web is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the expected increase in online commerce. Unlike more traditional advertising methods, the Web gives advertisers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. The Web also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Web users. The interactive nature of Web advertising enables advertisers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer behavior and product availability. Additionally, the Web allows advertisers and direct marketers to reach users with attractive demographic profiles. A 1997 U.S. Department of Commerce study estimated that 48% of Web users have a college degree, 34% have a household income greater than $60,000, and their average age is approximately 35 years.

     The unique capabilities of online advertising, the growth in traffic on the Web and the favorable characteristics of Web users have led to a significant increase in online advertising. According to Jupiter Communications, the dollar value of online advertising in the United States is expected to increase from $940 million in 1997 to $7.7 billion in 2002, representing a 52% compounded annual growth rate. By comparison, in 1997 IDC estimated that $173 billion was spent on traditional media advertising (television, radio, cable and print) in the United States. Until recently, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers utilizing traditional media, including consumer products companies and automobile manufacturers, are expanding their use of online advertising. The Company believes that online advertising will continue to capture an increasing share of available advertising dollars and that this trend will drive demand for online ad inventory and for sophisticated Internet advertising solutions.


Opportunities for Direct Marketing

     The Web also represents an attractive medium for direct marketing, which has traditionally been conducted through direct mail, telemarketing and televison infomercials. The interactive nature of the Web enables direct marketers to deliver targeted promotions to consumers at the point-of-sale. The success of a direct marketing campaign is measured by the response rate of consumers (e.g., number of leads, number of sales or transactions as a percentage of promotions viewed). The Internet has the potential to enable direct marketers to increase consumer response rates and decrease costs-per-transaction by targeting and delivering direct marketing campaigns to particular consumers based on their demographic profile, self-selected interests and online behavioral characteristics. By providing a more cost-effective method to reach target customers, online advertising is expected to improve the direct marketer's return on investment. The Direct Marketing Association estimates that $153 billion was spent in 1997 on all forms of direct marketing in the United States, and Jupiter Communications estimates that expenditures on direct marketing over the Internet will exceed $1.3 billion in 2002.


Challenges Facing Advertisers, Direct Marketers and Web Publishers

     While the Web offers numerous opportunities, most online advertisers, direct marketers and Web publishers face a number of significant challenges to realizing the potential of Internet advertising. As online advertisers, direct marketers and Web publishers increase their use of the Internet, they seek solutions and technologies which will allow them to deliver highly targeted messages, receive real-time feedback, benefit from business efficiencies and capitalize on other potential advantages of online advertising and direct marketing.

     Advertisers and Direct Marketers. For advertisers and direct marketers, large advertising campaigns can be time-consuming, expensive and difficult to manage and can require the use of media purchasers at advertising agencies to place advertisements. Given the breadth of content available on the Web, it is difficult for advertisers and direct marketers to justify the costs of transacting individually with a number of smaller, but desirable, sites in order to reach a large online audience. In addition, many advertisers and direct marketers lack the analytical tools to evaluate and optimize the effectiveness of advertising campaigns, target appropriate users, efficiently place advertisements and deliver content. Advertisers and direct marketers also find that individual Websites typically lack the technology to serve a variety of advertisements to a broad reach of Internet users.

     Web Publishers. Web publishers who seek to sell ad space on their Websites face an array of challenges. Most Web publishers have difficulty attracting and maintaining experienced personnel to sell ad space on their Websites and justifying the costs of establishing such a sales force. In addition, most Web publishers cannot afford, or lack the ability, to operate and maintain sophisticated ad servers and databases to provide effective ad serving, targeting and reporting to advertisers. Furthermore, for sales personnel at all but the largest Websites, it can be difficult to gain access to media buyers at large advertising agencies. As a result, online advertising spending is highly concentrated on large Websites. In its most recent report, Jupiter Communications estimated that, during August 1997, the top ten Websites on the Internet accounted for approximately 52% of all dollars spent on Internet advertising. The Company believes all but the largest Websites will continue to face challenges in capturing a share of the total advertising dollars spent on the Internet.


The 24/7 Media Solution

     The Company operates the 24/7 Network and the ContentZone, which are networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The 24/7 Network is comprised of over 80 high profile Websites and the ContentZone is comprised of over 2,000 small to medium-sized Websites. The Company offers comprehensive advertising sales solutions for both emerging and mature Web publishers and provides advertisers and direct marketers with targeted ad delivery across the Company's networks. During April 1998, the 365 million impressions generated by the Company's networks reached more than one third of all Internet users, according to a study prepared for the Company by Media Metrix. The Company believes that this reach figure is among the highest in the Internet advertising industry. The Company's ability to deliver targeted advertisements has recently been enhanced by the addition of the Adfinity[TM] ad serving technology.


Benefits to Advertisers and Direct Marketers

     24/7 Media reduces costs and eases time pressures for advertisers and direct marketers by alleviating the need to purchase a series of ad campaigns from numerous Web publishers. The Company's networks provide advertisers and direct marketers with access to a wide variety of online content and a broad reach of Internet users. Advertisers and direct marketers can enhance the effectiveness of advertising and direct marketing campaigns by customizing their ad delivery on the Company's networks and buying ad space either on selected Affiliated Websites, within a particular content channel or across an entire network. The Company believes that its Adfinity[TM] technology will enable advertisers to optimize ad performance by reaching highly targeted audiences based on demographic profiles and user behavior. In addition, the Company provides advertisers and direct marketers with comprehensive reporting services in order to monitor the effectiveness of ad delivery.


Benefits to Web Publishers

     Membership on the Company's networks enables Web publishers to immediately generate advertising revenues by gaining access to advertisers and direct marketers without the costs and challenges associated with building and maintaining their own ad sales force and ad serving technology. Websites included on the Company's networks benefit from 24/7 Media's experienced management team, its extensive sales and marketing organization and its direct access to advertisers and agencies. The organization of the Company's networks into channels of Web publishers' content enhances the value of inventory on small to medium-sized Websites and enables such Websites to generate revenues by selling ad space within a channel that is attractive to advertisers. Furthermore, the Company believes that the targeting capabilities of the Company's Adfinity[TM] ad management system will increase the value of Web publishers' inventory. The Company also provides sophisticated tracking and reporting functions for its Affiliated Websites. For Web publishers with their own in-house ad sales forces, the Company licenses its Adfinity[TM] ad management system to serve advertisements and provide enhanced targeting and reporting capabilities.


Strategy

     24/7 Media's objective is to become the leading Internet advertising and direct marketing firm by providing superior turnkey advertising solutions for Web publishers and maximizing the effectiveness of advertisers' Internet advertising campaigns. The Company intends to reach its objective by implementing the following strategies:

     Expand the 24/7 Network and the ContentZone. The Company plans to aggressively recruit Websites for the 24/7 Network and the ContentZone in order to extend the Company's reach and to provide a broad base of page views and online content to advertisers. The Company believes that its approach to expansion is unique in that it recruits Websites of all sizes, including high-profile or larger to medium-sized Websites on the 24/7 Network and medium to smaller-sized Websites on the ContentZone. Such a collection of Websites of diverse sizes and content allows advertisers to target Internet users by interest and enhances the value of each Affiliated Website's inventory. An increased number of Affiliated Websites and an expanded breadth of available content will further enable advertisers to consolidate their ad purchases and will improve the Company's brand awareness and visibility with media buyers.

     Maximize Sales and Marketing Effectiveness. The Company believes that its sales and marketing organization is among the largest in the Internet advertising industry, providing the Company with a competitive advantage. The Company intends to leverage the substantial media sales experience of its management team in order to maximize the value of ad campaigns to benefit both advertisers and Affiliated Websites. 24/7 Media believes that advertiser awareness of the Company is critical to its success. Accordingly, the Company continually expands its services for advertisers and advertising agencies in order to establish and expand the recognition of its corporate identity. The Company also promotes its service offerings through its Website, trade publication advertisements, direct mail and promotional activities, trade shows and other media events.

     Enhance Capabilities of Ad Targeting Technology. The Company believes that its Adfinity[TM] ad management technology creates significant value for advertisers, direct marketers and Web publishers. Adfinity[TM] can create a profile of an individual Internet user by integrating such user's online behavior with third party demographic and lifestyle data. These profiles can enable Adfinity[TM] to deliver targeted advertisements to the right person at the right time. The Company intends to continue to enhance its targeting capabilities and technology through investment in research and development activities.

     Increase Value of Ad Inventory. The Company believes that click-thru rates will increase as its Adfinity[TM] technology delivers advertisements to a more highly targeted audience, resulting in more effective advertising campaigns and enabling the Company to charge higher CPM rates. Furthermore, the Company believes that as it increases the breadth and depth of its content channels, the sale of ads targeted to specific channels will increase, displacing lower CPM run of network campaigns, in which ads are delivered across the Websites in a network, and cost-per-action campaigns that generate revenues only if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised. The Company intends to further increase the value of its ad inventory by seeking to sell 100% of inventory through the sale of a combination of advertisements sold on a CPM basis and a cost-per-action basis, by selling sponsorships on Affiliated Websites and by refining its management of ad space inventory.

     Provide Highest Level of Customer Service. The Company emphasizes high quality service for Web publishers and advertisers. For example, the Company employs techniques of benchmarking, statistical analysis and continuous process improvement to provide Web publishers and advertisers with "best of class" service. The Company continually surveys its Affiliated Websites and advertisers to monitor service levels and identify and resolve problems. In addition, the Company expects that Adfinity[TM] will offer enhanced reporting capabilities that allow Web publishers and advertisers to better assess the efficiency and performance of ad campaigns.


24/7 Media Products and Services

     24/7 Media offers Internet advertisers, direct marketers and Web publishers comprehensive Internet advertising solutions. The Company also licenses its Adfinity[TM] ad serving technology and markets its dbCommerce[TM] software to third parties.


Internet Advertising Networks

     The Company operates both the 24/7 Network and the ContentZone, which are collections of Websites with diverse online content organized into topical channels.

     The 24/7 Network. Through the 24/7 Network, the Company provides advertisement sales and delivery services and related functions to over 80 Affiliated Websites. The 24/7 Network aggregates large and medium-sized Websites that are attractive to advertisers, generate a high number of ad impressions and contribute a variety of online content to the network. No single Website on the 24/7 Network produced more than ten percent of the 24/7 Network's pro forma advertising revenues in the year ended December 31, 1997 or in the three months ended March 31, 1998, and the ten largest sites in the 24/7 Network produced approximately 70% and 66% of the 24/7 Network's pro forma advertising revenue in such periods, respectively. During the month of April 1998, the Company delivered over 325 million advertisements to the 24/7 Network.

     ContentZone. The ContentZone is a network of over 2,000 small to medium-sized Websites to which the Company can deliver targeted advertisements. Such Websites encompass a broad and diverse range of content that reflects the eclectic, grass-roots nature of the Web. The ContentZone provides one of the few advertising revenue opportunities for such small and emerging Websites. During the month of April 1998, the Company delivered over 40 million advertisements to the Affiliated Websites on the ContentZone. The Company created and operates the ContentZone Website (www.contentzone.com) to promote and generate traffic on its Affiliated Websites on the ContentZone.

     Channels on the Networks. The 24/7 Network's and the ContentZone's Affiliated Websites are currently organized into the following topical channels:

         [bullet] Automotive             [bullet] Real Estate
         [bullet] Business/Financial     [bullet] Search Directory/ISP
         [bullet] Entertainment          [bullet] Sports
         [bullet] Games                  [bullet] Technology/Computers
         [bullet] International          [bullet] Travel
         [bullet] News/Information       [bullet] Women/Family

     The Company is presently developing several new channels prompted by user and advertiser interests. The Company expects to expand into additional channels to respond to advertisers' needs.

     The Games channel of the 24/7 Network includes the Company's Riddler.com Website (www.riddler.com), a Website that offers a diverse number of single-player and multi-player games to over 700,000 registered subscribers, as well as to a number of unregistered users. Riddler.com offers free games and prizes as an incentive to consumers to supply the Riddler.com database with personal demographic and psychographic data. The Company delivers advertisements and sponsorship messages on Riddler.com that do not interrupt the game being played, but require the user to scroll through the advertisement in order to begin playing the game.

     Service Levels on the Networks. The Company offers different levels of service to the Affiliated Websites on its networks.

     The Company offers full service to Affiliated Websites on the 24/7 Network. For such Websites, the Company appoints an account manager to oversee the relationship with the Website, sells the Website ad inventory directly to advertisers, solicits sponsorships specifically for such Website and integrates sales efforts with the Website. The Company recognizes revenues generated from advertising sales net of any ad agency commissions.

     For all other Websites on the 24/7 Network, the Company bundles advertisements as part of a channel or run of network package, pursuant to which the advertisement is delivered across Websites in one of the channels listed above or across the entire 24/7 Network. For example, an advertiser who buys an advertisement on the Automotive channel is guaranteed that such advertisement will run only on the Websites in the Automotive channel. The Company typically receives a minimum available inventory on such Websites, receives commissions only on the advertisements the Company sells and believes that it is generally the only third party that sells ads on such Websites.

     All Websites on the ContentZone receive service similar to the channel or run of network service on the 24/7 Network except that advertisement delivery is highly automated and ads are delivered across Websites included in specific channels on the ContentZone or across the entire ContentZone.

     Advertisers on the Networks. The Company maintains relationships with, and focuses its sales and marketing efforts on, the leading Internet and traditional advertisers and advertising agencies, many of which have utilized the Company's solutions. Advertisers and advertising agencies employ the Company in various ways. Based on its breadth of online content and its extensive reach, the Company has the ability to package personalized advertising solutions for advertisers and ad agencies. The Company's sales force works closely with advertisers to enhance the effectiveness of advertising campaigns by customizing ad delivery either on a specific Website, within a particular content channel, or across an entire network. Set forth below is a representative list of advertising agencies and advertisers that have delivered advertisements on the Company's networks during the four months ended April 30, 1998:


                             Advertising Agencies

           [bullet] Agency.com              [bullet] i-traffic
           [bullet] Ammirati Puris Lintas   [bullet] J. Walter Thompson
           [bullet] Anderson & Lembke       [bullet] Kirshenbaum Bond & Partners
           [bullet] Avalanche               [bullet] LeftField
           [bullet] BBDO Interactive        [bullet] The Lampshire Group
           [bullet] Boss Media              [bullet] Media.com
           [bullet] CKS/Sitespecific        [bullet] Mercury 7
           [bullet] Dahlin Smith White      [bullet] Modem Media
           [bullet] DMB&B                   [bullet] Ogilvy & Mather
           [bullet] Fallon McElligott       [bullet] Planet U
           [bullet] Freeman                 [bullet] Strategic Interactive Group
           [bullet] Giant Step              [bullet] Thunderhouse
           [bullet] GM Cyberworks           [bullet] TBWA-Chiat Day
           [bullet] Grey                    [bullet] US Interactive
           [bullet] Hal Riney               [bullet] Wolverine
           [bullet] iballs                  [bullet] Y&R Wunderman
           [bullet] ifrontier

                                   Advertisers

           [bullet] Ace Hardware              [bullet] General Motors
           [bullet] Amazon.com                [bullet] Hewlett Packard
           [bullet] American Express          [bullet] IBM
           [bullet] AT&T                      [bullet] Infoseek
           [bullet] Bell Atlantic             [bullet] Intel
           [bullet] BellSouth                 [bullet] Investors Business Daily
           [bullet] Bloomberg                 [bullet] Mastercard
           [bullet] Broderbund                [bullet] Metromail
           [bullet] Cardsecure                [bullet] Microsoft
           [bullet] CDNow                     [bullet] The Mining Company
           [bullet] Charles Schwab            [bullet] News Corp
           [bullet] Cendant                   [bullet] N2K
           [bullet] Cisco Systems             [bullet] Pointcast
           [bullet] Citibank                  [bullet] Proctor & Gamble
           [bullet] Citizens Bank             [bullet] Sony
           [bullet] Columbia House            [bullet] Sprint
           [bullet] Compaq                    [bullet] Standard & Poor's
           [bullet] Discover Card             [bullet] Time Life
           [bullet] Disney                    [bullet] Tripod
           [bullet] eBay                      [bullet] US West
           [bullet] Encyclopedia Britannica   [bullet] Visa
           [bullet] Entrepreneur              [bullet] Web Genesis
           [bullet] Ford                      [bullet] Ziff Davis
           [bullet] FTD

     Admission to the Networks. Web publishers seeking to join the 24/7 Network must meet specified standards, such as quality content and brand name recognition, specified levels of existing and projected page views, attractive user demographics, and sponsorship opportunities. Any Web publisher possessing non-objectionable content on its Website can qualify for admission to the ContentZone. The Company expects to "graduate" ContentZone members to the 24/7 Network if they generate a sufficient number of ad impressions per month and satisfy the requisite standards.


Adfinity[TM] Ad Serving Technology

     Adfinity[TM] ad serving technology is designed to allow Websites to target, deliver, and track a high volume of advertisements to Internet viewers without causing a slow down in the performance of the Website or a delay in ad delivery. 24/7 Media acquired Adfinity[TM] as part of its acquisition of Intelligent Interactions, and is currently integrating the Adfinity[TM] ad serving technology into the 24/7 Network. The Company expects Adfinity[TM] to serve as the Company's technology platform, delivering all of the advertisements to the 24/7 Network and the ContentZone. In addition, the Company currently licenses Adfinity[TM] to eight Websites, including The Motley Fool, MecklerMedia and RealNetworks.

     Adfinity[TM]'s targeting engine is designed to enable advertisers and direct marketers to target advertisements and Internet content to individuals or audience segments using flexible, advertiser-defined demographic profiles. Advertisers can control the advertisement delivered, the user targeted, and the frequency of ad delivery. Adfinity[TM] integrates information, such as a user's online response rate to advertisements, name, address, age, or e-mail address, with third-party databases to generate a comprehensive demographic profile of the Internet user. Using such user profile, the Company can serve advertisements and promotions specifically targeted to such user. Adfinity[TM] also utilizes database overlays from marketing firms or other third parties in order to create a comprehensive direct marketing model for the Company.

     Through Adfinity[TM], the Company provides Internet advertisers, direct marketers and Web publishers with comprehensive timely reports regarding the demographics of users receiving and responding to advertisements. If a selected audience does not respond well to an advertising message, then Adfinity[TM] allows Internet advertisers, direct marketers and Web publishers to promptly change advertising messages or images, refine the targeted demographics and rebroadcast messages.


dbCommerce[TM] Software

     24/7 Media acquired dbCommerce[TM] software in connection with the acquisition of Intelligent Interactions. dbCommerce[TM] software is designed to enable e-commerce merchants to deliver targeted promotions and messages to distinct customer segments or specific customers by integrating database marketing techniques with customer transaction information and third party databases. dbCommerce[TM] is designed to track the effectiveness of promotional efforts by source code, page view, products shown and Internet response rates and to provide reports of this information to e-commerce merchants to improve the targeting of future promotions and messages.

     The Company's Intelligent Interactions subsidiary recently entered into an agreement pursuant to which IBM bundles the dbCommerce[TM] software with IBM's I-commerce server for database and Web marketing purposes. Furthermore, Intelligent Interactions and Open Market Inc. recently entered into an agreement to jointly market products that result from the integration of the dbCommerce[TM] software with Open Market's Transact commerce server, LiveCommerce's industrial cataloging software and SecureLink's development environment. To date, the Company has not realized any revenues from its dbCommerce[TM] software.


Privacy Protection

     In utilizing its targeting technology and software, the Company adheres to the principles of the Direct Marketing Association regarding privacy concerns. To address privacy concerns, users are permitted, at their request, to "opt-out" of demographic profile targeting. When a subscriber objects to profile targeting, Adfinity[TM] and dbCommerce[TM] automatically deliver ads based only on site-defined page, location, or context. The Company generally does not depend on the use of "cookies", which are bits of information keyed to a specific server, file or directory location that are stored on a user's hard drive and passed to a Website's server through the user's browser software. The use of cookies on the Web has met with some resistance by Internet users. Ad serving systems can manage targeted advertising and control the frequency of ads delivered to users without using cookies through the use of a user login at each session, or with the user's permission, such systems can use a cookie to identify the user for future visits.


Sales and Marketing

     The Company believes it maintains one of the largest Internet advertising sales organizations. The Company sells its services in the United States through a sales and marketing organization which included 37 salespeople as of May 31, 1998. These employees are located at the Company's headquarters in New York, and in the Company's offices in Chicago, Dallas, Los Angeles, San Francisco, Seattle and the Washington D.C. area.

     The Company believes that it has a competitive advantage due to the geographic breadth of its sales force and its ability to continually improve its sales and marketing capabilities. The Company continuously leverages the substantial media experience of its management team to maximize the value of ad campaigns for both advertisers and Affiliated Websites. The Company also employs a Website relationship department that surveys Affiliated Websites and monitors qualitative indicators of service levels in order to continuously improve its customer service.

     24/7 Media believes that advertiser awareness of the Company and its services is critical to its success. As a result, the Company seeks to continually communicate with its advertisers and advertising agencies through its Website, trade publication advertisements, public relations, direct mail, ongoing customer communications programs, promotional activities, trade shows and online advertisements over the Company's networks and on third party Websites.


Intellectual Property

     The Company regards its intellectual property as critical to its success, and relies upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights. The Company has filed applications with the United States Patent and Trademark Office to protect certain aspects of its Adfinity[TM] and dbCommerce[TM] technologies. The Company pursues the protection of its trademarks by applying to register the trademarks in the United States and (based upon anticipated use) internationally, and is the owner of a registration for the 24/7 Media trademark in the United States. There can be no assurance that any of the Company's trademark registrations or patent applications will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the Company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms to allow the Company to continue to use such trademarks. Patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

     The Company's Adfinity[TM] technology collects and utilizes data derived from user activity on the Company's networks and of the Websites of Web publishers using the Company's services. This data is used for advertisement targeting and for predicting advertisement performance. Although the Company believes that it has the right to use such data, there can be no assurance that any trade secret, copyright or other protection will be available for such information or that others will not claim rights to such information. Further, pursuant to its contracts with Web publishers using the Company's services, the Company is obligated to keep certain information regarding the Web publisher confidential.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and currently evolving. The future viability or value of any proprietary rights of 24/7 Media is unknown. Steps taken by 24/7 Media to protect its proprietary rights may not be adequate and third parties may infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company.


Competition

     The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to continue to increase. The Company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new services and enhancements to existing services developed by the Company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the Company's products and services. The Company believes it has a competitive advantage due to the geographic breadth of its sales force and its ability to continually improve its sales and marketing capabilities.

     The Company competes for Internet advertising revenues with large Web publishers and Web search engine companies, such as America Online, Excite, Infoseek, Lycos and Yahoo. Further, the 24/7 Network competes with a variety of Internet advertising networks, including DoubleClick and Rainbow Interactive, a joint venture of Cablevision Systems Corp. and NBC. In marketing the Company's networks and its Adfinity[TM] system to Web publishers, the Company also competes with providers of advertisement servers and related services, including NetGravity and Accipiter, a division of CMG Information Services, Inc. In marketing dbCommerce[TM], the Company competes with BroadVision. The Company also encounters competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies, and other entities which facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. See "Risk Factors--Competition."


Employees

     As of May 31, 1998, the Company employed 100 persons, including 61 in sales, marketing and customer support, 24 in product development, and 15 in accounting, human resources and administration. The Company is not subject to any collective bargaining agreements and believes that it enjoys a good relationship with its employees.

Facilities and Systems

     The Company's principal executive offices are located at 1250 Broadway, New York, New York and consist of approximately 13,000 square feet under a lease that expires in October 2003; the Company has and expects to exercise in the next three months an option to lease an additional 13,000 square feet on an adjacent floor. The Company also leases office space at 915 Broadway, New York, New York.

     In addition, the Company leases office space for its sales, marketing and product development staff in Chicago, Dallas, Los Angeles, San Francisco and the Washington D.C. area. The Company believes that its existing facilities, including the additional space in the executive offices, will be sufficient for its purposes for the next 12 months.

     The Company's Adfinity[TM] ad serving software and hardware are housed at GlobalCenter in Herndon, Virginia. In the future, the Company may opt to utilize other GlobalCenter locations in New York and California. GlobalCenter provides the Company with a secure area to store and operate its computer systems, capacity communications links and Internet connectivity systems, and contractual protection against service interruptions.


Legal Proceedings

     The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information concerning the executive officers and directors of the Company:

Name                          Age     Position and Offices
----                          ---     --------------------
David J. Moore                 45     President and Chief Executive Officer and a Director

R. Theodore Ammon              48     Chairman of the Board

Yale R. Brown                  43     Executive Vice President--Technology and Operations
                                      and a Director

Jacob I. Friesel               48     Executive Vice President--Sales and Marketing and a
                                      Director

C. Andrew Johns                38     Executive Vice President, Treasurer & Chief Financial
                                      Officer

David Chaney                   27     Director

Michael P. Paolucci            27     Director

Jack L. Rivkin                 57     Director

Charles W. Stryker, Ph.D.      50     Director

     David J. Moore has been President and Chief Executive Officer and a Director of the Company since February 1998. Mr. Moore was Chief Executive Officer of Petry Interactive from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1979 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore received a B.A. degree in Communications from Northern Illinois University.

     R. Theodore Ammon, Chairman of the Board of the Company, has been Chairman of the Board of Big Flower Holdings, Inc. and its predecessor company, Big Flower Press Holdings, Inc. since 1993. From 1990 to 1992, Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co., a New York and San Francisco-based investment firm, and an executive of such firm prior to 1990. Mr. Ammon also serves on the board of directors of each of Host Marriott Corporation, Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Ammon received a B.A. degree in Economics from Bucknell University.

     Yale R. Brown has been Executive Vice President--Technology and Operations and a Director since April 1998. Mr. Brown was Chief Executive Officer of Intelligent Interactions Corporation since February 1995. Mr. Brown held various positions with Oracle Corporation from 1990 through 1995, including Vice President of Emerging Technologies, Vice President of the Advanced Technologies Group of Oracle Consulting, and Vice President of Strategic Consulting Services for Oracle Complex Systems Corporation, Oracle's systems integration subsidiary. Mr. Brown was the Director of the Information Resources Management Practice of Coopers & Lybrand from 1987 to 1990. From 1981 to 1987, Mr. Brown was a consultant with Booz, Allen & Hamilton Inc. From 1978 to 1980, Mr. Brown was a Federal Reserve Examiner for the Board of Governors of the Federal Reserve System. Mr. Brown received a M.B.A. degree in Applied Economics and a B.A. degree in Political Science from The George Washington University.

     Jacob I. Friesel has been Executive Vice President--Sales and Marketing and a Director of the Company since February 1998. From 1997 to 1998, Mr. Friesel was President of Katz Millennium Marketing, the Internet media sales division of Katz Media Group, Inc. He was Vice President, Strategic Planning for the Katz Television Group from 1994 to 1997. From 1993 to 1994, he was a Vice President and General Sales Manager of Katz American Television, a leading advertising representative of major market television stations. He was Vice President, General Sales Manager of Katz Continental Television from 1991 through 1993, and was employed in various media advertising sales and management positions with the Katz Agency from 1976 to 1991. Mr. Friesel received a B.A. degree in Mass Communications from the City University of New York.

     C. Andrew Johns has been Executive Vice President, Treasurer and Chief Financial Officer since April 1998. From 1996 to 1998, he was co-founder and Managing Director of Manufacturers Renaissance Network, Inc., which provides strategic consulting and investment banking services to small and medium-sized businesses. From 1990 to 1996, Mr. Johns was President and owner of Strathmore Hill Associates, Inc., an investment banking and strategic consulting firm. Mr. Johns received a M.B.A. degree from Stanford University Graduate School of Business and a B.S. degree in Commerce from The University of Virginia. Mr. Johns is a Chartered Financial Analyst.

     David Chaney, Director of the Company, has been an associate at Prospect Street NYC Discovery Fund, L.P. since July 1996, where he manages a portfolio of $125 million in funds related to venture capital projects. From June 1995 to July 1996, Mr. Chaney was an associate at UBS Securities involved in investment banking, and from June 1993 to June 1995, he was an analyst in the investment banking division of J.P. Morgan Securities Inc. Mr. Chaney received a B.A. degree in Psychology from Harvard University.

     Michael P. Paolucci, Director of the Company, has been a consultant to the Company in connection with mergers, acquisitions and other strategic initiatives since February 1998. Mr. Paolucci is a co-founder of Interactive Imaginations and was Chief Executive Officer of Interactive Imaginations from its incorporation in 1994 to February 1998. From 1992 to 1994, Mr. Paolucci was involved in communications, marketing and public relations for Jupiter Communications. Mr. Paolucci received a B.A. degree in Economics from Cornell University.

     Jack L. Rivkin, Director of the Company, has been Senior Vice President of the Investment Group of Travelers Group Inc. since October 1995, where he is responsible for the management of venture capital and public equity partnerships for various Travelers Insurance Companies. He is also a director and member of the investment committee of Greenwich Street Capital, a $625 million merchant banking fund affiliated with Travelers, and an adjunct professor at Columbia University Business School. From March 1993 to October 1995, Mr. Rivkin was vice chairman and director of Global Research at Smith Barney. From 1987 to 1992, Mr. Rivkin was director of the Equities Division and Director of Research of Lehman Brothers. From 1984 to 1987, Mr. Rivkin was President of PaineWebber Capital, Inc., the merchant banking arm of PaineWebber Group, and Chairman of Mitchell Hutchins Asset Management. Mr. Rivkin is also a director of HumaScan Inc., a medical device company, and PRT Group, Inc., an information technology company. Mr. Rivkin received a M.B.A. degree from Harvard Business School and a B.A. degree in Metallurgical Engineering from the Colorado School of Mines.

     Charles W. Stryker, Ph.D., Director of the Company, has been President of IntelliQuest Marketing Information Solutions, Inc. and President of Zona/Research since 1998. Dr. Stryker served as a Director of IntelliQuest Information Group Inc. from October 1997 to March 1998. From 1991 to 1997, he was President of each of MkIS User Forum and Information Technology Forum, companies providing marketing information, consulting and service products to executives and technology companies. Dr. Stryker received a B.S. degree and a M.S. degree in Electrical Engineering and a Ph.D. in Computer Science from New York University.


Key Employees

     Mark A. Burchill has been Senior Vice President of Business Development and Marketing since February 1998 and was Senior Vice President and co-founder of Petry Interactive, Inc. from December 1995 to February 1998. In 1994, Mr. Burchill was Director of International Sales & Development for Petry Media Corp, a television rep firm. From 1992 to 1994, Mr. Burchill was a market consultant for the Los Angeles Rams and MTV Networks while also pursuing a graduate degree. From 1989 to 1992, Mr. Burchill was a Senior Media Planner in the media department of Young & Rubicam Advertising. Mr. Burchill received a M.B.A. degree from Anderson School of Management at the University of California at Los Angeles and a B.A. degree from Hobart College.

     Garrett P. Cecchini has been Senior Vice President of National Sales since February 1998. From February 1997 to February 1998, he was Vice President, General Manager of Katz Millennium Marketing. From December 1994 to February 1997, Mr. Cecchini was co-founder of Goodman Cecchini Media Design, a Website development concern, and US Cybersites, a commercial bandwidth reseller. From 1992 to 1994, Mr. Cecchini was Vice President, Director of Sales for Sony Pictures Entertainment's Columbia TriStar Television Division, a syndicator of television programming. From January 1991 to December 1992, Mr Cecchini was Senior Vice President, Director of Sales for Telemundo Group, Inc., a Spanish language television network. From 1989 to 1991, Mr. Cecchini was Vice President of Sales for WHDH-TV, then a CBS Network affiliate in the Boston television market. From 1982 to 1989, Mr Cecchini was Vice President and General Sales Manager for TeleRep Inc., a division of Cox

Communications. Prior to 1982, Mr. Cecchini was a Senior Account Executive with Petry Television Inc., a TV advertisement company. Mr. Cecchini received a B.S. degree in Accounting and Marketing from Manhattan College.

     Scott E. Cohen has been Senior Vice President--Sponsorships & Syndication, and General Manager of the ContentZone and Riddler.com since February 1998. Mr. Cohen was Senior Vice President of Sales for Petry Interactive from August 1997 to February 1998, and Vice President of Business Development at Petry Interactive from November 1996 to August 1997. From 1994 to 1996, Mr. Cohen was Manager, Business Development and Account Executive, Syndicated Television Sales for New World Communications and from 1992 to 1994, Mr. Cohen was Director of Real Estate at Revlon. From 1983 to 1992, Mr. Cohen was Chief Executive Officer and owner of SEC Enterprises, Inc., a real estate brokerage and investment company. From 1989 to 1990, Mr. Cohen was Manager of the Real Estate Consulting Services Group at Coopers & Lybrand. Mr. Cohen received a M.B.A. degree from the William E. Simon School of Business Administration at the University of Rochester.

     Geoff Judge has been Senior Vice President Technology & Operations since February 1998. Mr. Judge was President of Interactive Imaginations from September 1997 to February 1998 and was Executive Vice President, Marketing and Sales from May 1997 to September 1997. From 1995 to 1997, Mr. Judge was Vice President, Marketing for iMarket Inc., a software company. From 1994 to 1995, Mr. Judge was Vice President--Marketing at Doubleday Direct, where he managed the membership base of the company's nine book clubs. From 1985 to 1994, Mr. Judge was at American Express in numerous roles including Vice President and General Manager, Travel & Corporate Insurance Group, where he managed an operating group of over 70 people, and a $90 million portfolio of products that were direct marketed to cardmembers. Mr. Judge received a M.B.A. degree from the Columbia University Graduate School of Business and a B.A. degree in Economics from Northwestern University.

     Mark E. Moran has been Senior Vice President and General Counsel since April 1998. From June 1993 to April 1998, Mr. Moran was an associate attorney at Proskauer Rose LLP. From April 1986 to May 1993, Mr. Moran was a financial analyst in the Securities Processing Division of The Bank of New York. Mr. Moran received a J.D. degree from Fordham Law School, a M.B.A. degree in Finance from Fordham Graduate School of Business, and a B.A. degree in Economics from The University of Virginia.

     Stuart D. Shaw has been Senior Vice President of Finance & Administration since February 1998. He was Vice President and Chief Financial Officer of Petry Interactive, Inc. from October 1997 to February 1998. From 1991 to 1997, Mr. Shaw was Director of Financial Reporting, then Vice President of Customer Resources for Penguin Books, a trade publisher. From 1989 to 1991, Mr. Shaw was Controller for Warren, Gorham & Lamont, a publisher of professional resource literature. From 1983 to 1989, Mr. Shaw was an auditor with Arthur Andersen. Mr Shaw received a B.B.A. degree in Public Accounting from Pace University. Mr. Shaw is a Certified Public Accountant.

     Matthew B. Walker has been Senior Vice President and Chief Technology Officer since April 1998. Mr. Walker was co-founder and Senior Vice President of Intelligent Interactions Corporation from February 1995 to April 1998. From August 1990 to February 1995, Mr. Walker worked in a series of positions at Oracle Corporation including director of the Emerging Technologies Group, Manager of Design and Development of the interactive television trial system for Bell Atlantic Video Services, Inc., and director of Advanced Technologies. Mr. Walker received a M.B.A. degree from George Mason University and a B.S. degree in Systems Engineering and Economics from The University of Virginia.


Committees of the Board of Directors

     Audit Committee. The Audit Committee, composed of Messrs. Ammon, Rivkin and Chaney, who are each independent directors who are not employees of the Company ("Independent Directors"), makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Compensation Committee, composed of Messrs. Moore, Rivkin and Stryker, approves the salaries and other benefits of the executive officers of the Company and administers any non-stock based bonus or incentive compensation plans of the Company (excluding any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")). In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company.

     Stock Option Committee. The Stock Option Committee, composed of Messrs. Ammon, Rivkin and Chaney, directors who qualify as outside directors under
Section 162(m) of the Code and as non-employee directors under Rule 16b-3(c) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") administers any stock-based incentive plans of the Company, including the 1998 Stock Incentive Plan. In addition, the Stock Option Committee is responsible for granting any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code.


Election of Directors

     Prior to the first annual meeting of the stockholders of the Company, the Company's Board of Directors will be divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. No determination has been made as to which directors will be members of each class. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."


Executive Compensation and Employment Agreements

     The Company has entered into employment agreements with its executive officers and several of its key employees providing for annual compensation in excess of $100,000. The material terms of such employment agreements generally are as follows: (i) the employment term runs through December 31, 1998 (except as set forth below) and is automatically renewable for successive one-year terms unless either party gives written notice to the other at least six months prior to the expiration of the then employment term; (ii) during the employment term and thereafter, the Company will indemnify the executive to the fullest extent permitted by law, in connection with any claim against such executive as a result of such executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise; (iii) any dispute or controversy arising under or in connection with the employment agreement (other than injunctive relief) shall be settled exclusively by arbitration; (iv) the agreement may be terminated at any time by the Company with or without cause (as defined in the agreement) and, if an executive is terminated without cause (including the Company giving notice of non-renewal), he will receive severance pay in an amount generally equal to six months' base salary and bonus, plus continued medical benefits for a period equal to the severance period; and (v) if termination is the result of the executive's death or disability, the Company will pay to the executive or his estate an amount equal to six months' base salary at his then current rate of pay (reduced in the case of disability by his long-term disability policy payments).

     The agreement of David J. Moore extends through January 1, 2001. Mr. Moore's agreement provides for an annual base salary of $225,000 and a target bonus of $275,000, $300,000 and $325,000 for 1998, 1999, and 2000,
respectively. Mr. Moore was also awarded 225,000 shares of restricted stock that vest over three years. Upon termination by the Company without cause, Mr. Moore shall be entitled to receive severance pay in an amount equal to two times base salary, plus the maximum bonus for which he is eligible during the fiscal year of termination.

     The agreements of the other executive officers of the Company provide for base salaries between $140,000 and $160,000 and incentives, based on attainment of corporate goals, between $45,000 and $121,000. The agreement of Yale R. Brown extends through December 31, 1999 and permits the executive to terminate the agreement and receive six months' salary and bonus if the executive is asked to increase his one way commute more than 25 miles. The agreement of C. Andrew Johns extends through December 31, 1999.


1998 Stock Incentive Plan

     Background; Purpose; Eligibility. On February 13, 1998, the Board of Directors and the stockholders of the Company approved the 1998 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan was subsequently amended and restated, effective as of February 13, 1998, to reflect certain changes. The following description of the Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the Incentive Plan. The purpose of the Incentive Plan is to enhance the profitability and value of the Company and its affiliates for the benefit of their stockholders by enabling the Company
(i) to offer employees of the Company stock based incentives and other equity interests in the Company, thereby creating a means to raise the level of stock ownership by employees in order to attract, retain and reward such employees and strengthen the mutuality of interests between employees and the Company's stockholders, and (ii) to make equity based awards to non-employee directors thereby attracting, retaining and rewarding such non-employee directors and strengthening the mutuality of interests between non-employee directors and the stockholders. All employees of the Company and its subsidiaries that satisfy certain requirements are eligible to be granted awards under the Incentive Plan. In addition, non-employee directors of the Company will receive awards of non-qualified stock options under the Incentive Plan, but are not eligible for other awards thereunder.

     Administration. The Incentive Plan will be administered by the Stock Option Committee of the Board of Directors of the Company which, to the extent legally required, will be comprised solely of two or more directors qualifying as outside directors under Section 162(m) of the Code and satisfying any requirements of Rule 16b-3 of the Exchange Act. The Stock Option Committee will have full authority and discretion, subject to the terms of the Incentive Plan, to determine those individuals eligible to receive awards and the amount and type of awards. Terms and conditions of awards will be set forth in written grant agreements, the terms of which will be consistent with the terms of the Incentive Plan. Awards under the Incentive Plan may not be made on or after the tenth anniversary of the date of its adoption, but awards granted prior to such date may extend beyond that date.

     Available Shares and Other Units. A maximum of      shares of Common Stock
may be issued or used for reference purposes pursuant to the Incentive Plan. The maximum number of shares of Common Stock subject to each issue of stock options or stock appreciation rights that may be granted to any individual
under the Incentive Plan is      for each fiscal year of the Company during the
term of the Incentive Plan. If a stock appreciation right is granted in tandem with a stock option, it shall apply against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Incentive Plan.

     In general, upon the cancellation or expiration of an award, the unissued shares of Common Stock subject to such awards will again be available for awards under the Incentive Plan, but will still count against the individual specified limits.

     The Stock Option Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the Incentive Plan to reflect any change in the Company's capital stock, split-up, stock dividend, special distribution to stockholders, combination or reclassification with respect to any outstanding series or class of stock or consolidation, merger or sale of all or substantially all of the assets of the Company.

     Amendments. The Incentive Plan provides that it may be amended by the Board of Directors, except that no such amendment, without stockholder approval (to the extent such approval is required by Rule 16b-3 of the Exchange Act, the exception for performance-based compensation under Section 162(m) of the Code or, to the extent applicable to incentive stock options, under Section 422 of the Code), may increase the aggregate number of shares of Common Stock reserved for awards or the maximum individual limits for any fiscal year, change the classification of employees and non-employee directors eligible to receive awards, decrease the minimum option price of any option, extend the maximum option period under the Incentive Plan, change any rights with respect to non-employee directors or make any other change that requires stockholder approval under, to the extent applicable, Rule 16b-3 of the Exchange Act, the exception for performance-based compensation under Section 162(m) of the Code or, to the extent applicable to incentive stock options, Section 422 of the Code. The Incentive Plan may not be amended without the approval of the stockholders of the Company in accordance with the applicable laws or other requirements to (i) increase the aggregate number of shares of Common Stock that may be issued under the Incentive Plan, (ii) decrease the minimum option price of any option, or (iii) make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded at the request of the Company.

     Types of Awards. The Incentive Plan provides for the grant of any or all of the following types of awards to eligible employees: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or freestanding; and (iii) restricted stock. In addition, the Incentive Plan provides for the one-time non-discretionary award of stock options to non-employee directors of the Company. Each of these types of awards is discussed in more detail below. Awards may be granted singly, in combination, or in tandem, as determined by the Stock Option Committee.

     Stock Options. Under the Incentive Plan, the Stock Option Committee may grant awards in the form of options to purchase shares of Common Stock. Options may be in the form of incentive stock options or non-qualified stock options. The Stock Option Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided, however, that the term of an incentive stock option granted to a ten percent stockholder of the Company shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule (if any), and the other material terms of the option. No option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent stockholder of the Company, 110% of fair market value), except that, in the case of certain modifications of the stock options that are deemed to be new issuances under the Code, the exercise price may continue to be the original exercise price.

     The option price upon exercise may, to the extent determined by the Stock Option Committee at or after the time of grant, be paid by a participant in cash, in shares of Common Stock owned by the participant (free and clear of any liens and encumbrances), in shares of restricted stock valued at fair market value on the payment date as determined by the Stock Option Committee (without regard to any forfeiture restrictions applicable to restricted stock), by a reduction in the number of shares of Common Stock issuable upon exercise of the option or by such other method as is approved by the Stock Option Committee. If an option is exercised by delivery of shares of restricted stock, the shares of Common Stock acquired pursuant to the exercise of the option will generally be subject to the same restrictions as were applicable to such restricted stock. All options may be made exerciseable in installments, and the exerciseability of options may be accelerated by the Stock Option Committee. The Stock Option Committee may at any time offer to buy an option previously granted on such terms and conditions as the Stock Option Committee shall establish. The Stock Option Committee may in its discretion reprice options or substitute options with lower exercise prices in exchange for outstanding options that are not incentive stock options, provided that the exercise price of substitute options or repriced options shall not be less than the fair market value at the time of such repricing or substitution. Options may also, at the discretion of the Stock Option Committee, provide for "reloads," whereby a new option is granted for the same number of shares as the number of shares of Common Stock or restricted stock used by the participant to pay the option price upon exercise.


     Restricted Stock. The Incentive Plan authorizes the Stock Option Committee to award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, unless so specified by the Stock Option Committee at the time of grant, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock award agreement. Unless otherwise determined by the Committee at grant, payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

     Recipients of restricted stock are required to enter into a restricted stock award agreement with the Company which states the restrictions to which the shares are subject and the date or dates or criteria on which such restrictions will lapse. Within the limits of the Incentive Plan, the Stock Option Committee may provide for the lapse of such restrictions in installments in whole or in part or may accelerate or waive such restrictions at any time.

     Stock Appreciation Rights ("SARs"). The Incentive Plan authorizes the Stock Option Committee to grant SARs either with a stock option ("Tandem SARs") or independent of a stock option ("Non-Tandem SARs"). A SAR is a right to receive a payment either in cash or Common Stock as the Stock Option Committee may determine, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of Common Stock established in connection with the grant of the SAR. The reference price per share covered by an SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be not less than the per share fair market value of the Common Stock on the date of grant (or any other date chosen by the Stock Option Committee) in the case of a Non-Tandem SAR subject to the same exception that applies to stock options.

     A Tandem SAR may be granted at the time of the grant of the related stock option or, if the related stock option is a non-qualified stock option, at any time thereafter during the term of the stock option. A Tandem SAR generally may be exercised only at the times and to the extent the related stock option is exercisable. A Tandem SAR is exercised by surrendering the same portion of the related option. A Tandem SAR expires upon the termination of the related stock option.

     A Non-Tandem SAR will be exerciseable as provided by the Stock Option Committee and will have such other terms and conditions as the Stock Option Committee may determine. A Non-Tandem SAR may have a term no longer than ten years from its date of grant. A Non-Tandem SAR is subject to acceleration of vesting or immediate termination upon termination of employment in certain circumstances.

     The Stock Option Committee is also authorized to grant "limited SARs," either as Tandem SARs or Non-Tandem SARs. Limited SARs would become exercisable only upon the occurrence of a Change in Control (as defined in the Incentive
Plan) or such other event as the Stock Option Committee may designate at the time of grant or thereafter.

     Change of Control. In the event of a merger of the Company, the sale of substantially all of its assets or securities representing 40% or more of the total combined voting power of the Company's then outstanding securities or upon certain changes in membership of the Board of Directors during any two-year period, then (i) each option and related SARs will be fully vested and immediately exerciseable, or each option may be repurchased by the Company for an amount of cash equal to the excess of the Change of Control Price (as defined in the Incentive Plan) over the exercise price, and (ii) the restrictions on shares of restricted stock shall lapse as if the applicable restriction period had ended.


Awards to Non-employee Directors

     Directors of the Company do not receive cash compensation for their service as directors or committee members, but are reimbursed for their reasonable expenses in attending meetings of the Board of Directors or committees of the Board of Directors. The Incentive Plan provides for the grant, at the discretion of the Stock Option Committee, of non-qualified options to non-employee directors pursuant to the terms of the Incentive Plan. In February 1998, Charles W. Stryker was granted options to purchase shares of Common Stock in connection with his service on the Board of Directors. No other non-employee director has received any non-cash compensation for serving on the Board of Directors.

                             CERTAIN TRANSACTIONS

   Formation of the Company

     The Company was incorporated in Delaware on January 23, 1998. On February 24, 1998, the Company simultaneously consummated the merger of each of Advercomm and Petry with and into the Company, and on April 9, 1998, Interactive Imaginations was merged with and into the Company. On April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company and as of June 1, 1998, the Company acquired CliqNow!. See "Prospectus Summary--The Company--Formation of the Company" and "--Recent Developments."

     For clarity of presentation, share numbers and per share prices for the transactions described below do not reflect the Preferred Stock Conversion to be effected at the closing of the Offering and have not been adjusted to give effect to the Stock Split to be effected prior to the closing of the Offering. In addition, the Company intends to file a restated certificate of incorporation immediately prior to the consummation of the Offering to decrease the number of authorized shares of common stock and preferred stock.


   Investments of the The Travelers Insurance Company prior to the Merger

     In January 1997, the Company entered into a Securities Purchase Agreement with certain investors, including The Travelers Insurance Company, for the sale and issuance of convertible perferred shares, subject to anti-dilution adjustment, for an aggregate purchase price of approximately $500,000. In addition, in 1997 and January 1998, the Company issued to The Travelers Insurance Company senior convertible notes in an aggregate principal amount of $1,400,000 and also issued warrants in connection therewith. Jack L. Rivkin, a director of the Company, is the Senior Vice President of the Investment Group of Travelers Group Inc.


   Merger of Petry, Advercomm and Interactive Imaginations into the Company

     Pursuant to an Agreement and Plan of Merger, dated February 2, 1998, among Interactive Imaginations, 24/7 Acquisitions Corp. (a wholly-owned subsidiary of Interactive Imaginations), Petry and Advercomm, each of Petry and Advercomm were merged with and into 24/7 Acquisitions Corp., and 24/7 Acquisitions Corp. changed its name to 24/7 Media, Inc. Upon consummation of the Initial Merger, each share of common stock of Petry was converted into 83,954.95 shares of Common Stock of the Company, and each share of common stock of Advercomm was converted into 1,049.44 shares of Common Stock of the Company.

     In connection with the Initial Merger, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, the President and Chief Executive Officer of the Company), (the "Securities Purchase Agreement") for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002. Also in connection with the Initial Merger, Interactive Imaginations entered into a Shareholders' Agreement, dated February 25, 1998, among The Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Big Flower Digital Services, Inc. and certain individual investors (the "Shareholders' Agreement"), which provided, among other things, the shareholders with a right to elect three members of the seven member board of directors of the Company and a right of first refusal with respect to transfers of Company securities. The Shareholders' Agreement will be terminated upon the consummation of this Offering. In connection with the Initial Merger, certain shareholders of the Company were granted registration rights with respect to their shares of Common Stock. See "Description of Capital Stock--Registration Rights."

     Petry Interactive entered into an oral consulting agreement with Manufacturers Renaissance Network, Inc. ("MRN"), a corporation of which C. Andrew Johns, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, was an officer and a 50% stockholder, pursuant to which MRN was paid $75,000 and Class C Warrants to purchase 75,000 shares of Common Stock at an exercise price of $0.952 per share for consulting services rendered in connection with the Merger. 24/7 Media also paid MRN a consulting fee of approximately $33,000 for services rendered in connection with the acquisition of Intelligent Interactions.

     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci, a director of the Company, entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a Director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 2,500,000 shares of Common Stock at an exercise price of $0.952 per share. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 52,000 shares of Interactive Imaginations common stock at $0.43 per share.

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500.


   Intelligent Interactions Acquisition

     Pursuant to an Agreement and Plan of Merger, dated as of April 9, 1998, among 24/7 Media, Inc., Interactions Acquisition Corp. and Intelligent Interactions Corporation, Interactions Acquisition Corp., a wholly-owned subsidiary of the Company, was merged with and into Intelligent Interactions. Shareholders of Intelligent Interactions, including Yale R. Brown, Executive Vice President-Technology and Operations of the Company, and Trinity Ventures, received shares of capital stock of the Company. In connection with the acquisition of Intelligent Interactions, certain shareholders (i) entered into an amended and restated version of the Shareholders' Agreement and (ii) were granted registration rights with respect to their shares of Common Stock. See "Description of Capital Stock--Registration Rights."

     During 1995 and 1996, Intelligent Interactions borrowed $56,000 and $55,000, respectively, from Yale R. Brown, who was the founder and principal stockholder of Intelligent Interactions. All amounts outstanding at September 6, 1996, under these notes, plus accrued interest on those amounts were converted into one instrument in the amount of $113,856. During 1997, the full outstanding balance was paid on this obligation.


   Future Transactions

     The Board of Directors of the Company has adopted a policy that future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be subject to approval of a majority of the Independent Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


   Other

     For information regarding the grant of stock options to executive officers and directors, see "Management--
Awards to Non-employee Directors", "--Executive Compensation and Employment Agreements", "--1998 Stock Incentive Plan" and "Security Ownership of Certain Beneficial Owners and Management."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Common Stock as of May 31, 1998, by: (i) each person who the Company knows to own beneficially more than 5% of the Common Stock; (ii) each of 24/7 Media's directors and executive officers; and (iii) 24/7 Media's current directors and executive officers as a group.

                                                                                         Ownership After Offering
                              Ownership Prior to        Ownership After                    and Over-Allotment
                                   Offering               Offering (2)          Shares         Option (3)
                           ------------------------ ------------------------  Subject to -----------------------
                                                                                Over-
                              Number                   Number                 Allotment     Number
    Beneficial Owner(1)     of Shares   Percentage   of Shares   Percentage     Option    of Shares   Percentage
-------------------------- ----------- ------------ ----------- ------------ ----------- ----------- -----------
David J. Moore (4) (5)                      8.5%

R. Theodore Ammon (6)                      14.3

Yale R. Brown (4) (7)                       7.2

Jacob I. Friesel (4)                        6.9

C. Andrew Johns (4) (8)                        *

Garrett P. Cecchini (4)                     6.9

Scott E. Cohen (4)                          5.5

David Chaney (9)                           14.3

Michael P. Paolucci (10)                    7.3

Jack L. Rivkin (11)                        21.0

Charles W. Stryker                           --

Trinity Ventures (12)                       6.2

All directors and
 executive officers as
 a group (9 persons)                       64.2%

----------------
* Represents less than 1% of the outstanding Common Stock.

 (1) Applicable percentage ownership is based on           shares of Common
     Stock outstanding as of May 31, 1998 (which assumes full conversion of the Series A Preferred Stock). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options or warrants that are presently exercisable within 60 days of May 31, 1998 and beneficially owned by the person holding such options and warrants are treated as outstanding for the purpose of computing the percentage ownership for such person are treated as outstanding, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes that the Underwriters' over-allotment option to purchase up to shares is not exercised.
 (3) Assumes that the Underwriters' over-allotment option to purchase shares is exercised in full.
 (4) The address of Messrs. Moore, Brown, Friesel, Johns, Cecchini and Cohen is c/o 24/7 Media, Inc., 1250 Broadway, New York, New York 10001.
 (5) Represents         shares, Class A warrants to purchase         shares and
     Class B warrants to purchase         shares. Includes       shares of
     Common Stock owned by Mr. Moore's wife, as to which Mr. Moore expressly disclaims beneficial ownership.
(6) Represents shares, Class A warrants to purchase shares and Class B warrants to purchase shares held by Big Flower Digital Services, Inc., an indirect subsidiary of Big Flower Holdings, Inc. Mr. Ammon is the Chairman of the Board of Directors of the Company and of Big Flower Holdings, Inc. Mr. Ammon does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by Big Flower Digital Services, Inc. The address of each of these entities is c/o Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022.
(7) Represents shares, Class A warrants to purchase shares, Class B warrants to purchase shares and Class C warrants to purchase shares.
(8)  Represents Class C warrants to purchase         shares.
(9) Represents shares, Class A warrants to purchase shares and Class B warrants to purchase shares held by Prospect Street NYC Discovery Fund, L.P. and shares, Class A warrants to purchase shares and Class B warrants to purchase shares held by Prospect Street NYC Co-Investment Fund, L.P. Mr. Chaney is a director of the Company and is an associate of Prospect Street NYC Discovery Fund, L.P. Mr. Chaney does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by Prospect Street NYC Discovery Fund, L.P. and Prospect Street NYC Co-Investment Fund, L.P. The address of each of these entities is c/o Prospect Street NYC Discovery Fund, L.P., 250 Park Avenue, 17th floor, New York, New York 10177.
(10) Represents         shares and Class C warrants to purchase         shares.
     Mr. Paolucci is a director of the Company and his address is c/o 24/7 Media, Inc., 1250 Broadway, New York, New York 10001.
(11) Represents         shares, Class A warrants to purchase         shares and
     Class B warrants to purchase         shares held by The Travelers
     Insurance Company, and     shares held by Travelers Indemnity. Mr. Rivkin
     is a director of the Company and is Senior Vice President of the Investment Group of Travelers Group Inc., an affiliate of The Travelers Insurance Company and Travelers Indemnity. Mr. Rivkin does not own any shares of Common Stock of the Company in his individual capacity and expressly disclaims beneficial ownership of the shares held by The Travelers Insurance Company and Travelers Indemnity. The address of each of these entities is c/o Travelers Group Inc., 388 Greenwich Street, 36th floor, New York, New York 10013.
(12) Represents     shares, Class A warrants to purchase     shares, Class B
     warrants to purchase     shares and Class C warrants to purchase
     shares held by Trinity Ventures V, L.P., and     shares, Class A warrants
     to purchase    , Class B warrants to purchase     shares and Class C
     warrants to purchase     shares held by Trinity V Side-by-Side Fund, L.P.
     Trinity Ventures, L.P. is the general partner of each of these funds. The address of these entities is c/o Trinity Ventures, 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, California 94025.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of 24/7 Media's capital stock is not complete and should be read in conjunction with (i) applicable provisions of Delaware law and (ii) the provisions of the Company's certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. The Company intends to file an amended and restated certificate of incorporation ("Certificate of Incorporation") immediately prior to the consummation of the Offering. The following description of the Company's capital stock is based upon the amended and restated Certificate of Incorporation.

     The authorized capital stock of 24/7 Media consists of      shares of
Common Stock, par value $.01 per share, and      shares of Preferred Stock, par
value $.01 per share, which may be issued in one or more classes and series.
Upon consummation of this offering, there will be         shares of Common
Stock and no shares of Preferred Stock issued and outstanding.


Common Stock

     Each holder of Common Stock is entitled to one vote per share of record on all matters to be voted upon by the stockholders. Holders do not have cumulative voting rights. Stockholders casting a plurality of the votes of stockholders entitled to vote in an election of directors may elect all of the directors. Subject to the preferential rights of any Preferred Stock that may at the time be outstanding, each share of Common Stock will have an equal and ratable right to receive dividends when, if, and as declared from time to time by the board of directors. 24/7 Media may be subject to certain future agreements which restrict the payment of dividends. 24/7 Media does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     If 24/7 Media is liquidated, dissolved or subject to winding up, then holders of Common Stock are entitled to an equal share of all assets remaining after payments to creditors and after satisfaction of any liquidation preference of shares of Preferred Stock that may at the time be outstanding. Holders of Common Stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments by 24/7 Media. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The shares of Common Stock offered by 24/7 Media in this offering will also be, when issued and paid for, validly issued, fully paid and nonassessable.


Preferred Stock

     The Company's Certificate of Incorporation authorizes the board of directors, without any vote or action by the stockholders (subject to applicable law, regulations and stock exchange rules) to issue up to shares of Preferred Stock in one or more classes and series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and number of shares constituting any series. Although it presently has no intention to do so, the Board of Directors could issue Preferred Stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change of control of 24/7 Media without further action by the stockholders. Such issuance may also discourage bids for the Common Stock at a premium over the market price.


Registration Rights

     Pursuant to the terms of the Registration Rights Agreement, dated as of April 9, 1998, among the Company and the investors named therein, after the
closing of the Offering, the holders of        shares of Common Stock will be
entitled to certain registration rights with respect to the registration of such shares under the Securities Act. In addition, pursuant to certain stock purchase agreements, certain former shareholders of Interactive Imaginations
holding approximately      shares of Common Stock have registration rights with
respect to the registration of such shares under the Securities Act. Pursuant to such Registration Rights Agreements, the holders of such shares are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. Subject to limited exceptions, the Company is not required to effect more than two such registrations for certain investors and three such registrations for certain other investors pursuant to such demand registration rights. In addition, the holders of such shares of Common Stock will be entitled to certain piggyback registration rights with respect to the registration of such shares of Common Stock under the Securities Act. In the event that the Company proposes to register any shares of Common Stock under the Securities Act, either for its account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3, such holders may require the Company to file registration statements under the Securities Act on Form S-3 with respect to their shares of Common Stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Common Stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of Common Stock held by security holders with registration rights would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of such registration.


Delaware Anti-Takeover Law and Certain Charter Provisions

     24/7 Media is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 applies unless: (i) prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (the number of shares outstanding excludes those shares owned (A) by persons who are both directors and officers, and (B) by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) certain transactions which result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Certain provisions of the Company's Certificate of Incorporation and Delaware law may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of holders of common stock. In particular, the ability of the board of directors to issue Preferred Stock without stockholder approval may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In addition, the Company's Certificate of Incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.


Limitation on Directors' Liability and Indemnification Matters

     The Company's Certificate of Incorporation provides that, except to the extent prohibited by Delaware law, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involves intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The Company has obtained liability insurance for its senior officers and directors and has entered into indemnity agreements to indemnify its executive officers and directors in addition to the indemnification provided for in the Company's Certificate of Incorporation and bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees and associated legal expenses), judgments and fines and amounts paid in settlement, actually and reasonably incurred by any such person in any action, suit or proceeding arising out of such person's services as a director or executive officer on behalf of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.


Certain Effects of Authorized but Unissued Stock

     Upon consummation of this Offering, there will be      shares of Common
Stock and      shares of Preferred Stock available for issuance without
stockholder approval, except as may be required by the Company's Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of the Nasdaq National Market or any stock exchange on which the Common Stock may then be listed. The Company does not currently have plans to issue additional shares of capital stock. See "Shares Eligible for Future Sale."


Stock Transfer Agent and Registrar

     The Stock Transfer Agent and Registrar for the Common Stock is The Bank of New York, located at 101 Barclay Street, 11E, New York, New York and its telephone number at such location is (800) 524-4458.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this Offering, the Company will have outstanding an
aggregate of         shares of Common Stock, assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options. Of
these shares, the       shares sold in this offering will be freely tradeable
without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the
Securities Act (the "Affiliates"). The remaining       shares of Common Stock
held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public
market as follows: (i)       shares will be eligible for immediate sale on the
date of this Prospectus, (ii)       shares will be eligible for sale upon
expiration of the lock-up agreements 180 days after the date of this Prospectus
and (iii)       shares will be eligible for sale upon expiration of their
respective one-year holding periods.

     Upon completion of this offering, the holdings of shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately       shares immediately after this
offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described herein.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and each of the underwriters named below, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Allen & Company Incorporated are acting as the representatives (the "Representatives"), has agreed to purchase the number of shares of Common Stock set forth opposite its name below. In the Purchase Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.



                                            Number
Underwriter                                of Shares
-----------                                ---------
   Merrill Lynch, Pierce, Fenner & Smith
           Incorporated .................

   Allen & Company Incorporated .........

   J.P. Morgan Securities Inc. .......... ----------

          Total .........................
                                          ==========

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at
such price less a concession not in excess of $     per share of Common Stock.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $   per share of Common Stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     At the request of the Company, the Underwriters have reserved up to shares of Common Stock for sale at the initial public offering price to directors, officers, employees, associates and related persons of the Company and its affiliates. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus, to purchase up to an additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price set forth on the cover page hereof, less the underwriting discount. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be
purchased by it shown in the foregoing table is of the       shares of Common
Stock initially offered hereby.

     The Company has agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. The foregoing does not prohibit the Company from issuing shares pursuant to the 1998 Stock Incentive Plan or upon exercise of outstanding warrants.

     The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters have advised the Company that they do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Prior to this Offering, there has been no market for the Common Stock of the Company. The initial public offering price was determined through negotiations among the Company and the Underwriters. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were the trading multiples of publicly traded companies that the Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operation, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Company intends to apply for a listing of the Common Stock on the Nasdaq National Market under the symbol "TFSM."

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby is being passed upon by Proskauer Rose LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The financial statements of 24/7 Media, Inc. as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the financial statements of Interactive Holdings, LLC as of December 31, 1997 and for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor), have been included in this Prospectus and elsewhere in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Intelligent Interactions Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from inception (February 28, 1995) to December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-1 ("Registration Statement") relating to the Common Stock offered hereby with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Prospectus is part of the Registration Statement and does not contain all of the information in the Registration Statement and its exhibits and schedules. For further information about the Company and the Common Stock, a copy of the Registration Statement and its exhibits and schedules may be inspected without charge and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also access Registration Statements filed through EDGAR at the Commission's Website at http://www.sec.gov. The Company's Common Stock is expected to be listed on the Nasdaq National Market. Reports and other information concerning the Company are available for inspection at the Nasdaq National Market at 1735 K Street, Washington D.C. 20006.

     After this Offering, the Company will have to file reports, proxy statements and other information with the Commission via EDGAR as required by the Exchange Act. The Company will furnish common stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The Company will also furnish other reports as it determines or are required by law. Copies of such material may be inspected and copied at the Commission's offices and viewed electronically at the Commission's Website.

                               ----------------

     24/7 Media, Intelligent Interactions, ContentZone, Riddler.com, CliqNow!, Adfinity and dbCommerce are trademarks of the Company or its subsidiary, Intelligent Interactions Corporation. This Prospectus contains other product names, tradenames and trademarks of the Company and of other entities, all of which are the property of their respective owners.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)


                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
24/7 MEDIA, INC. (Successor Company to Interactive Imaginations, Inc.)

Independent Auditors' Report ...........................................   F-2

Consolidated Balance Sheet .............................................   F-3

Consolidated Statements of Operations ..................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) ..............   F-5

Consolidated Statements of Cash Flows ..................................   F-6

Notes to Financial Statements ..........................................   F-7


PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview ...............................................................   F-24

Pro Forma Consolidated Statements of Operations ........................   F-26

Pro Forma Consolidated Balance Sheet ...................................   F-27

Notes to Pro Forma Consolidated Financial Information ..................   F-28


INTERACTIVE HOLDINGS, LLC (Successor Company to Petry Interactive, Inc.)

Independent Auditors' Report ...........................................   F-29

Balance Sheet ..........................................................   F-30

Statements of Operations ...............................................   F-31

Statements of Shareholder's/Members' Equity (Deficit) ..................   F-32

Statements of Cash Flows ...............................................   F-33

Notes to Financial Statements ..........................................   F-34


INTELLIGENT INTERACTIONS CORPORATION

Report of Independent Public Accountants ...............................   F-38

Balance Sheets .........................................................   F-39

Statements of Operations ...............................................   F-40

Statements of Stockholders' Equity .....................................   F-41

Statements of Cash Flows ...............................................   F-42

Notes to Financial Statements ..........................................   F-43

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
24/7 Media, Inc.

     We have audited the accompanying balance sheets of 24/7 Media, Inc. (successor company to Interactive Imaginations, Inc.) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 24/7 Media, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-years period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                          KPMG PEAT MARWICK LLP



New York, New York
June 2, 1998

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                    ----------------------------------       March 31,
                                                                          1996              1997               1998
                                                                    ---------------   ----------------   ----------------
                                                                                                            (unaudited)
                                ASSETS
Current assets:
   Cash and cash equivalents ....................................    $  1,689,395      $      93,945      $   7,764,695
   Accounts receivable, net of allowance for doubtful
    accounts of $66,000, $63,723 and $269,968,
    respectively ................................................         267,173            176,034          1,818,899
   Prepaid expenses and other current assets ....................         237,527             14,936             52,296
                                                                     ------------      -------------      -------------
       Total current assets .....................................       2,194,095            284,915          9,635,890
                                                                     ------------      -------------      -------------
Property and equipment, net .....................................       1,677,936            591,337            630,652
Goodwill, net ...................................................              --                 --          7,870,174
Deferred offering costs .........................................              --            110,602             13,148
Intangible assets, net ..........................................          17,287              2,711              2,503
Deposits ........................................................          61,472             49,376             49,626
                                                                     ------------      -------------      -------------
       Total assets .............................................    $  3,950,790      $   1,038,941      $  18,201,993
                                                                     ============      =============      =============
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable .............................................         136,523            882,696            813,518
   Accrued liabilities ..........................................         514,355            471,205          2,180,969
   Loans payable--related party .................................              --                 --            283,267
   Deferred revenue .............................................       1,549,710             96,496             41,000
                                                                     ------------      -------------      -------------
       Total current liabilities ................................       2,200,588          1,450,397          3,318,754
                                                                     ------------      -------------      -------------
Senior convertible notes payable--related parties, net of debt
 discount of $158,348 and $20,592, respectively..................              --          2,316,511            479,408
Other liabilities ...............................................              --                 --             46,149
Mandatorily redeemable convertible preferred stock,
 10,060,002 shares authorized; 10,060,002 issued and outstanding entitled to a liquidation preference of $1 per share plus unpaid dividends; 4% per annum ($10,093,502 in the aggregate at March
 31, 1998) ......................................................              --                 --         10,093,502
Stockholders' equity (deficit):
   Convertible preferred stock, $.01 par value; 500,000 shares authorized; 140,722, 158,144 and no shares issued and
    outstanding, respectively; with aggregate liquidation
    preference of $4,538,733 at December 31, 1997................           1,407              1,581                 --
   Common stock, $.01 par value; 100,000,000 shares
    authorized; 4,316,463, 4,595,047 and 27,481,201 shares
    issued and outstanding, respectively ........................          43,165             45,950            274,812
   Additional paid-in capital ...................................       9,705,220         10,529,920         19,623,624
   Accumulated deficit ..........................................      (7,999,590)       (13,305,418)       (15,634,256)
                                                                     ------------      -------------      -------------
       Total stockholders' equity (deficit) .....................       1,750,202         (2,727,967)         4,264,180
                                                                     ------------      -------------      -------------
Commitments and contingencies
       Total liabilities and stockholders' equity
        (deficit) ...............................................    $  3,950,790          1,038,941         18,201,993
                                                                     ============      =============      =============

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                          Three months
                                                                                                             ended
                                                             Years ended December 31,                      March 31,
                                                  ----------------------------------------------- ----------------------------
                                                        1995            1996            1997          1997           1998
                                                  --------------- --------------- --------------- ------------ ---------------
Revenues:                                                                                                  (unaudited)
Advertising .....................................  $    151,750       1,106,329       1,467,105      388,892       1,076,250
Consulting and license fees .....................            --         435,834       1,681,464      805,245              --
                                                   ------------       ---------       ---------   ----------       ---------
    Total revenues ..............................       151,750       1,542,163       3,148,569    1,194,137       1,076,250
Cost of revenues ................................       198,291       1,592,771       1,655,340      459,587         930,003
                                                   ------------       ---------       ---------   ----------       ---------
    Gross profit (loss) .........................       (46,541)        (50,608)      1,493,229      734,550         146,247
                                                   ------------       ---------       ---------   ----------       ---------
Operating expenses:
   Sales and marketing ..........................       114,348       2,240,399       1,672,999      450,505         653,460
   General and administrative ...................       581,069       3,010,009       2,622,743      682,581       1,285,512
   Product development ..........................       426,187       1,460,928       1,417,750      399,523              --
   Write-off of property and equipment ..........            --              --         756,795           --              --
   Legal costs in connection with claim .........            --              --         232,304           --              --
   Amortization of goodwill .....................            --              --              --           --         335,355
                                                   ------------       ---------       ---------   ----------       ---------
       Total operating expenses .................     1,121,604       6,711,336       6,702,591    1,532,609       2,274,327
                                                   ------------       ---------       ---------   ----------       ---------
       Loss from operations .....................    (1,168,145)     (6,761,944)     (5,209,362)    (798,059)     (2,128,080)
Interest income .................................            --          11,704          17,597       13,682          25,504
Interest expense, including amortization of
 debt discount of $17,900, $42,652 and
 $149,903 in 1996, 1997 and 1998,
 respectively ...................................            --         (45,435)       (114,063)          --        (192,762)
                                                   ------------      ----------      ----------   ----------      ----------
       Net loss .................................    (1,168,145)     (6,795,675)     (5,305,828)    (784,377)     (2,295,338)
Cumulative dividends on mandatorily
 convertible preferred stock ....................            --              --              --           --         (33,500)
                                                   ------------      ----------      ----------   ----------      ----------
Net loss attributable to common
 stockholders ...................................  $ (1,168,145)     (6,795,675)     (5,305,828)    (784,377)     (2,328,838)
Net loss per share--basic .......................  $
                                                   ============      ==========      ==========     ========      ==========
Weighted average shares outstanding .............
                                                   ============      ==========      ==========     ========      ==========
Pro forma basic net loss per share ..............  $
                                                   ============      ==========      ==========     ========      ==========
Weighted average shares used in pro forma
 basic net loss per share calculation ...........
                                                   ============      ==========      ==========     ========      ==========


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  Years Ended December 31, 1995, 1996 and 1997
             and the Three Months Ended March 31, 1998 (unaudited)


                                                                 Stockholders' (Equity) Deficit
                                                        -------------------------------------------------
                                                               Convertible             Common stock
                                                             preferred stock              voting
                                                        ------------------------- -----------------------
                                                            Shares       Amount      Shares      Amount
                                                        ------------- ----------- ------------ ----------
Balance as of December 31, 1994 .......................          --    $      --           --   $     --
Issuance of Class B common stock subsequently
 converted to Class A .................................          --           --           --         --
Issuance of Class A common stock, net of $20,512
 issuance costs .......................................          --           --           --         --
Net loss ..............................................          --           --           --         --
                                                            -------    ---------    ---------   --------
Balance as of December 31, 1995 .......................          --           --           --         --
Issuance of Class A common stock, net of $39,125
 issuance costs .......................................          --           --           --         --
Common stock Class A converted ........................          --           --    4,308,130     43,081
Issuance of common stock to officer ...................          --           --        8,333         84
Issuance of warrants in connection
 with mandatory conversion subordinated notes..........          --           --           --         --
Notes converted to preferred stock ....................      52,262          523           --         --
Issuance of preferred stock, net of $236,820
 issuance costs .......................................      88,460          884           --         --
Net loss ..............................................          --           --           --         --
                                                             ------    ---------    ---------   --------
Balance as of December 31, 1996 .......................     140,722        1,407    4,316,463     43,165
Issuance of preferred stock ...........................      17,422          174           --         --
Issuance of common stock to officer ...................          --           --       41,847        418
Issuance of warrants in connection
 with senior convertible notes--related parties .......          --           --           --         --
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --      236,737      2,367
Net loss ..............................................          --           --           --         --
                                                            -------    ---------    ---------   --------
Balance as of December 31, 1997 .......................     158,144        1,581    4,595,047     45,950
Issuance of warrants in connection with senior
 convertible notes--related parties ...................          --           --           --         --
Issuance of warrants to former officer ................          --           --           --         --
Issuance of warrants to consultant ....................          --           --           --         --
Issuance of common stock for acquired businesses.......          --           --   17,315,701    173,157
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ...............          --           --           --         --
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --    3,002,344     30,023
Convertible preferred stock converted into
 common stock .........................................    (158,144)      (1,581)   2,171,633     21,716
Conversion of warrants into common stock ..............          --           --      396,476      3,966
Imputed interest on loans payable--related parties               --           --           --         --
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ...............          --           --           --         --
Net loss for the period ...............................          --           --           --         --
                                                           --------    ---------   ----------   --------
Balance as of March 31, 1998 (unaudited) ..............          --    $      --   27,481,201   $274,812
                                                           ========    =========   ==========   ========

                                                                              Stockholders' (Equity) Deficit
                                                        --------------------------------------------------------------------------
                                                               Common stock
                                                                 Class A            Additional                         Total
                                                        -------------------------     paid-in      Accumulated     stockholders'
                                                            Shares       Amount       capital        deficit      equity (deficit)
                                                        ------------- ----------- -------------- --------------- -----------------
Balance as of December 31, 1994 .......................     100,000    $   1,000        44,000         (35,771)           9,229
Issuance of Class B common stock subsequently
 converted to Class A .................................      62,707          627        92,373              --           93,000
Issuance of Class A common stock, net of $20,512
 issuance costs .......................................     130,623        1,306     1,267,182              --        1,268,488
Net loss ..............................................          --           --            --      (1,168,144)      (1,168,144)
                                                            -------    ---------     ---------      ----------       ----------
Balance as of December 31, 1995 .......................     293,330        2,933     1,403,555      (1,203,915)         202,573
Issuance of Class A common stock, net of $39,125
 issuance costs .......................................     137,483        1,375     4,484,500              --        4,485,875
Common stock Class A converted ........................    (430,813)      (4,308)      (38,773)             --               --
Issuance of common stock to officer ...................          --           --        37,543              --           37,627
Issuance of warrants in connection
 with mandatory conversion subordinated notes..........          --           --        17,900              --           17,900
Notes converted to preferred stock ....................          --           --     1,499,477              --        1,500,000
Issuance of preferred stock, net of $236,820
 issuance costs .......................................          --           --     2,301,018              --        2,301,902
Net loss ..............................................          --           --            --      (6,795,675)      (6,795,675)
                                                           --------    ---------     ---------      ----------       ----------
Balance as of December 31, 1996 .......................          --           --     9,705,220      (7,999,590)       1,750,202
Issuance of preferred stock ...........................          --           --       499,837              --          500,011
Issuance of common stock to officer ...................          --           --        31,473              --           31,891
Issuance of warrants in connection
 with senior convertible notes--related parties .......          --           --       201,000              --          201,000
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --        92,390              --           94,757
Net loss ..............................................          --           --            --      (5,305,828)      (5,305,828)
                                                           --------    ---------     ---------      ----------       ----------
Balance as of December 31, 1997 .......................          --           --    10,529,920     (13,305,418)      (2,727,967)
Issuance of warrants in connection with senior
 convertible notes--related parties ...................          --           --        12,156              --           12,156
Issuance of warrants to former officer ................          --           --       450,000              --          450,000
Issuance of warrants to consultant ....................          --           --        20,240              --           20,240
Issuance of common stock for acquired businesses.......          --           --     6,753,123              --        6,926,280
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ...............          --           --      (229,105)             --         (229,105)
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --     2,102,391              --        2,132,414
Convertible preferred stock converted into
 common stock .........................................          --           --       (20,135)             --               --
Conversion of warrants into common stock ..............          --           --        (3,966)             --               --
Imputed interest on loans payable--related parties               --           --         9,000              --            9,000
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ...............          --           --            --         (33,500)         (33,500)
Net loss for the period ...............................          --           --            --      (2,295,338)      (2,295,338)
                                                           --------    ---------    ----------     -----------       ----------
Balance as of March 31, 1998 (unaudited) ..............          --    $      --    19,623,624     (15,634,256)       4,264,180
                                                           ========    =========    ==========     ===========       ==========


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years ended December 31,
                                                              ------------------------------------------------
                                                                    1995             1996            1997
                                                              ---------------- --------------- ---------------
Cash flows from operating activities:
   Net loss .................................................   $ (1,168,144)     (6,795,675)     (5,305,828)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................         59,196         305,050         364,607
    Amortization of debt discount ...........................             --          17,900          42,652
    Write-off of property and equipment .....................             --              --         756,795
    Accrued interest on senior convertible notes--related
     parties ................................................             --              --          68,609
    Imputed interest on note payable--related party .........             --              --              --
    Provision for doubtful accounts .........................         10,000          66,000              --
    Amortization of intangible assets .......................             --              --              --
    Non-cash compensation ...................................             --          37,627          31,891
    Changes in operating assets and liabilities:
     Accounts receivable ....................................        (69,250)       (273,923)         91,139
     Prepaid assets and other current assets ................             --        (237,527)        222,591
     Deposits ...............................................        (14,588)        (45,554)         12,096
     Accounts payable .......................................        136,231             292         746,172
     Accrued liabilities ....................................         51,361         442,994         (43,150)
     Deferred revenue .......................................             --       1,549,710      (1,453,214)
                                                                ------------      ----------      ----------
       Net cash used in operating activities ................       (995,194)     (4,933,106)     (4,465,640)
                                                                ------------      ----------      ----------
Cash flows from investing activities:
   Increase in intangible assets ............................             --         (41,205)             --
   Cash received from acquisitions ..........................             --              --              --
   Proceeds from sale of property and equipment .............             --              --          22,850
   Purchase of property and equipment .......................       (464,016)     (1,537,071)        (42,069)
                                                                ------------      ----------      ----------
       Net cash used in investing activities ................       (464,016)     (1,578,276)        (19,219)
                                                                ------------      ----------      ----------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................             --              --              --
   Deferred offering costs ..................................             --              --        (110,602)
   Proceeds from senior convertible notes payable--
    related parties .........................................             --              --       2,500,000
   Proceeds from notes payable--related parties .............        122,000              --              --
   Repayment of notes payable--related parties ..............        (35,000)        (87,000)             --
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................             --       1,500,000              --
   Proceeds from issuance of common stock, net ..............      1,361,488       4,485,875              --
   Proceeds from issuance of convertible preferred stock,
    net .....................................................             --       2,301,902         500,011
                                                                ------------      ----------      ----------
       Net cash provided by financing activities ............      1,448,488       8,200,777       2,889,409
                                                                ------------      ----------      ----------
       Net change in cash and cash equivalents ..............        (10,722)      1,689,395      (1,595,450)
Cash and cash equivalents at beginning of period ............         10,722              --       1,689,395
                                                                ------------      ----------      ----------
Cash and cash equivalents at end of period ..................   $         --       1,689,395          93,945
                                                                ============      ==========      ==========

                                                                       Three Months
                                                                           Ended
                                                                         March 31,
                                                              -------------------------------
                                                                    1997            1998
                                                              --------------- ---------------
Cash flows from operating activities:
   Net loss .................................................      (784,377)     (2,295,338)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................       104,220          58,349
    Amortization of debt discount ...........................            --         149,903
    Write-off of property and equipment .....................            --              --
    Accrued interest on senior convertible notes--related
     parties ................................................            --           7,555
    Imputed interest on note payable--related party .........            --           9,000
    Provision for doubtful accounts .........................        15,000          27,430
    Amortization of intangible assets .......................            --         335,355
    Non-cash compensation ...................................         8,041         470,240
    Changes in operating assets and liabilities:
     Accounts receivable ....................................       147,695        (579,518)
     Prepaid assets and other current assets ................       131,463         (31,885)
     Deposits ...............................................            --            (250)
     Accounts payable .......................................       148,227         (82,075)
     Accrued liabilities ....................................      (193,174)       (322,868)
     Deferred revenue .......................................      (961,989)        (55,496)
                                                                   --------      ----------
       Net cash used in operating activities ................    (1,384,894)     (2,309,598)
                                                                 ----------      ----------
Cash flows from investing activities:
   Increase in intangible assets ............................            --              --
   Cash received from acquisitions ..........................            --         168,839
   Proceeds from sale of property and equipment .............            --              --
   Purchase of property and equipment .......................            --         (97,664)
                                                                 ----------      ----------
       Net cash used in investing activities ................            --          71,175
                                                                 ----------      ----------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................            --      10,060,002
   Deferred offering costs ..................................                      (288,651)
   Proceeds from senior convertible notes payable--
    related parties .........................................                            --
   Proceeds from notes payable--related parties .............                       150,000
   Repayment of notes payable--related parties ..............                       (12,178)
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................                            --
   Proceeds from issuance of common stock, net ..............                            --
   Proceeds from issuance of convertible preferred stock,
    net .....................................................       500,011              --
                                                                 ----------      ----------
       Net cash provided by financing activities ............       500,011       9,909,173
                                                                 ----------      ----------
       Net change in cash and cash equivalents ..............      (884,884)      7,670,750
Cash and cash equivalents at beginning of period ............     1,689,395          93,945
                                                                 ----------      ----------
Cash and cash equivalents at end of period ..................       804,511       7,764,695
                                                                 ==========      ==========

                See accompanying notes to financial statements.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

     24/7 Media, Inc. (successor company to Interactive Imaginations, Inc. ("Interactive Imaginations")) operates networks of Websites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Websites affiliated with the Company. Interactive Imaginations's properties include the ContentZone, which is a network of small to medium-sized Websites to which advertisements and promotions are served; and Riddler.com, an advertising supported Website that enables users to play intellectually challenging games for prizes and cash. Effective February 24, 1998, 24/7 Media commenced operations of the 24/7 Network, a network of high profile Websites to which advertisements are served.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     Interactive Imaginations, Inc. was incorporated in the State of New York in September 1994 and first recognized revenue in June 1995. 24/7 Media, Inc. (the "Company") was incorporated in Delaware on January 23, 1998 to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), which sold advertising for Websites organized in a network (ii) Advercomm, Inc. ("Advercomm"), a newly formed corporation which brought a number of high profile Websites to the 24/7 Network, and (iii) Interactive Imaginations, Inc. Subsequently, the Company acquired both Intelligent Interactions Corporation ("Intelligent Interactions"), a corporation that develops and licenses ad serving technology and e-commerce software, and the CliqNow! network of Websites ("CliqNow!").

     The Company was formed on January 23, 1998 as a wholly owned subsidiary of Interactive Imaginations. On February 24, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (the mergers, together with the concurrent investment of approximately $10 million by certain investors, the "Initial Merger"). On April 9, 1998, Interactive Imaginations was merged with and into the Company. In addition, on April 13, 1998, the Company acquired Intelligent Interactions as a wholly-owned subsidiary of the Company and as of June 1, 1998, the Company acquired CliqNow! (see note 11).


 (b) Principles of Consolidation

     The Company's audited financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 include the historical results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm, Intelligent Interactions or CliqNow!.

     The Company's unaudited consolidated financial statements as of March 31, 1998 and the three months ended March 31, 1998, include the consolidated accounts of the Company, and Petry and Advercomm from February 24, 1998 (date of acquisition) through March 31, 1998, giving effect to the Initial Merger as of February 24, 1998. For the three months ended March 31, 1997, the Company's historical results of operations only include the results of Interactive Imaginations. All significant intercompany transactions and balances have been eliminated in consolidation.

     On February 24, 1998, the Company acquired all of the outstanding stock of Petry and Advercomm in separate transactions in exchange for 10,494,366 and 6,821,335 shares of the Company's Common Stock, respectively, for a total purchase price of $4,197,800 and $2,728,500, respectively, plus acquisition costs of $157,000.

     The acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

on the basis of their fair values on the acquisition dates. Approximately ($1,122,200) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The purchase price in excess of the fair value of identified tangible and intangible assets and liabilities assumed in the amount of $8,205,500 was allocated to goodwill and is being amortized over its estimated useful life of two years.

     The Petry and Advercomm acquisitions have been primarily structured as tax free exchanges of stock, therefore, the differences between the recognized fair value of the acquired assets, including intangible assets, and their historical tax bases is not deductible for income tax purposes.

     The fair value of the Company's Common Stock issued as consideration for the acquisitions was estimated to be $0.40 per share, determined primarily by reference to the Common Stock conversion price of $0.40 per share in connection with the Company's issuance of approximately $1,000,000 of senior convertible notes payable and detachable warrants during the period from September through November 1997.

 (c) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

     The Company considers all highly liquid securities, with original maturities of three months or less, to be cash equivalents. Cash equivalents at December 31, 1996 and 1997 and March 31, 1998 were $1,252,802, $0 and
$6,018,521, respectively, which consisted of certificates of deposit.

 (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter.

 (f) Intangible Assets

     Intangible assets including trademarks and licenses are being amortized using the straight-line method over one to five years.

     Goodwill resulting from the acquisition of Internet advertising businesses is estimated by management to be primarily associated with the acquired workforce, contracts and technological know how. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals and customers, recorded goodwill is amortized on the straight-line basis over the estimated periods of benefit, which is two years.

     At each balance sheet date, the Company assesses the value of recorded goodwill for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. To date, the Company has not recorded any provisions for possible impairment of intangible assets.

 (g) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operation in the period that the tax change occurs.


 (h) Deferred Revenue

     Deferred revenue consists of a prepaid software license fee for use of the Company's proprietary technology and prepaid advertising fees, although the majority of the Company's advertising customers generally pay after the services have been provided. As of December 31, 1996 and 1997 and March 31, 1998, the Company had deferred revenue related to the software license $1,071,059, $0 and $0 and advertising agreements of $454,064, $96,496 and $41,000, respectively.


 (i) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page advertisements for a fixed fee to third-party Websites comprising the 24/7 Network, the ContentZone and to a lesser extent its Riddler.com Website.

     Revenues from advertising are recognized in the period the advertising impressions are delivered, provided collection of the resulting receivables is probable. For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the Company recognized $436,476, $682,853, and $250,164, respectively, of cash advertising revenue related solely to the ContentZone.

     Websites affiliated with the Company ("Affiliated Websites") register web page(s) with the Company's networks and display advertising banners on those pages. The Company pays its Affiliated Websites a service fee for providing advertising space to the Company's networks. The Company becomes obligated to make payments to such Affiliated Websites, which have contracted with the Company to be part of the Company's networks, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

     The Company's licensing revenues are derived principally from a software licensing fee and fees from maintenance, consulting and support of its software. Licensing fees are recognized as performance occurs under the terms of the applicable agreement.

     At December 31, 1997 and March 31, 1998, accounts receivable include approximately $56,000 and $1,242,700, respectively, of unbilled receivables.


 (j) Barter Transactions

     The Company trades advertisements on its Web properties in exchange for advertisements on the Internet sites of other companies. Barter revenues and expenses are recorded at the fair market value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Company's Web properties. Barter expense is recognized when the Company's advertisements are run on other companies' Web sites, which is typically, in the same period when the barter revenue is recognized. Advertising barter revenues and expenses were approximately $0, $55,000, $83,000 and $0 for the years ended 1995, 1996, 1997 and the three months ended March 31, 1998, respectively.

     The Company also receives payment for its advertising services in the form of goods that are used as prizes for the Riddler game site. Prize revenue and the corresponding prize expense is recorded at a discount from its estimated fair market value. Advertising prize revenues were approximately $0, $196,000, $86,000 and $0 for the years ended 1995, 1996 and 1997 and for the three months ended March 31, 1998, respectively.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

     The Company expects that barter revenue will represent a significantly smaller percentage of total revenues in the future.


 (k) Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.


 (l) Deferred Offering Costs

     At December 31, 1997 and March 31, 1998 specific incremental costs directly attributable to the issuance of mandatorily redeemable convertible preferred stock and initial public offering ("IPO") transactions, respectively have been deferred. The December 31, 1997 costs have been charged against additional paid-in capital as a result of the Company's issuance of mandatorily redeemable convertible preferred stock during the three months ended March 31, 1998. The March 31, 1998 incremental costs incurred in connection with the Company's IPO will be charged against additional paid-in-capital in connection with this Offering.


 (m) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.


 (n) Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.


 (o) Advertising Expenses

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the statements of operations and totaled $54,123, $514,637, $181,280 and $208,369 for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively.


 (p) Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. At December 31, 1996 and 1997, the fair value of these instruments approximated their financial statement carrying amount. Substantially all of the Company's cash equivalents were invested in certificates of deposit. The Company has not experienced any significant credit losses to date.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

     Revenues associated with major customers, as a percentage of total cash advertising revenues (excluding barter), are as follows:

                                       Three Months
                  Year Ended December     Ended
                          31,           March 31,
                  -------------------- ------------
                   1995   1996   1997   1997   1998
                  ------ ------ ------ ------ -----
Customer                               (unaudited)
  A .............  33%    --     --     47%    --
  B .............  21%    --     --     --     --
  C .............  20%    --     --     --     --
  D .............  13%    --     --     --     --
  E .............  --     25%    25%    --     --
  F .............  --     21%    12%    --     --
  G .............  --     --     --     --     15%

     Accounts receivable regarding significant advertising customers, as a percentage of total accounts receivable, are as follows:

                       December 31,
                      ---------------     March 31,
                       1996     1997        1998
                      ------   ------   ------------
Customer                                 (unaudited)
  I ...............    28%      --           --
  II ..............    12%      --           --
  III .............    --       13%          --
  IV ..............    --       --          52%
  V ...............    --       --          12%

     To date, accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have been minor and within management's expectations.


 (q) Interim Results (Unaudited)

     The accompanying interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 1998 and the results of the Company's operations and its cash flows for the three months ended March 31, 1997 and 1998. The financial data and other information disclosed in these notes to condensed consolidated financial statements related to these periods are unaudited. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.


 (r) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128). SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

converted into common stock and resulted in the issuance of common stock. Only basic EPS is presented as all common stock equivalents are antidilutive.

     Pro forma basic net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and the shares resulting from the assumed conversion of all outstanding shares of Mandatorily Redeemable Convertible Preferred Stock as though such conversion occurred at the beginning of the period or the date of issuance, if later. This data is unaudited.

     At December 31, 1997 and March 31, 1998, outstanding options to purchase shares of common stock, the outstanding Mandatorily Redeemable Convertible Preferred Stock and outstanding Warrants could potentially dilute basic earnings per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the periods presented.


 (s) Recent Accounting Pronouncements

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in their financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no difference between the Company's comprehensive loss and its net loss as reported.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Balance Sheet Components

  Prepaid Expenses and Other Current Assets

                                         December 31,
                                     ---------------------   March 31,
                                         1996       1997       1998
                                     ----------- --------- ------------
                                                            (unaudited)
   Prepaid operating lease .........  $108,946    $    --     $    --
   Barter receivable ...............    85,358         --          --
   Other prepaid ...................    43,223     14,936      52,296
                                      --------    -------     -------
                                      $237,527    $14,936      52,296
                                      ========    =======     =======

 Property and Equipment, Net

                                                                   December 31,
                                                            ---------------------------    March 31,
                                                                 1996          1997          1998
                                                            ------------- ------------- --------------
                                                                                          (unaudited)
   Computer equipment .....................................  $1,893,217   $972,283      $1,069,950
   Furniture and fixtures .................................      87,922         --             --
   Leasehold improvements .................................      33,517         --             --
                                                             ----------   --------      ----------
                                                              2,014,656    972,283      1,069,950
   Less accumulated depreciation and amortization .........    (336,720)  (380,946)      (439,298)
                                                             ----------   --------      ----------
                                                             $1,677,936   $591,337        630,652
                                                             ==========   ========      ==========

   During 1997, in connection with a reduction in the Company's operations and personnel, the Company recorded a net write-off of approximately $756,795 of property and equipment that was deemed to have no future economic benefit.


 Intangible Assets

                                                 December 31,
                                           ------------------------    March 31,
                                               1996         1997         1998
                                           ------------ ----------- --------------
                                                                      (unaudited)
   Licenses ..............................  $  37,040    $     --     $       --
   Trademarks ............................      4,165       4,165          4,165
                                            ---------    --------     ----------
                                               41,205       4,165          4,165
   Less accumulated amortization .........    (23,918)     (1,454)        (1,662)
                                            ---------    --------     ----------
                                            $  17,287    $  2,711     $    2,503
                                            =========    ========     ==========
   Goodwill ..............................  $      --    $     --     $8,205,529
   Less accumulated amortization .........         --          --       (335,355)
                                            ---------    --------     ----------
                                            $      --    $     --     $7,870,174
                                            =========    ========     ==========

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Balance Sheet Components --Continued

   Accrued Liabilities

                                                    December 31,
                                               -----------------------   March 31,
                                                   1996        1997        1998
                                               ----------- ----------- ------------
                                                                        (unaudited)
   Professional fees .........................  $102,105    $225,691    $  205,882
   Employee commissions and expenses .........        --          --       423,409
   Ad management fees ........................        --          --       258,435
   Barter payable ............................    85,358          --            --
   Affiliate royalties .......................    43,955      81,384       941,715
   Prizes ....................................    68,474          --            --
   Other .....................................   214,463     164,130       351,528
                                                --------    --------    ----------
                                                $514,355    $471,205    $2,180,969
                                                ========    ========    ==========

(3) Income Taxes

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented and has no carryback potential. At December 31, 1997, the Company had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012.

     As a result of various equity transactions during 1996 and 1997 as well as during 1998 (see notes 5 and 11), management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, no tax benefit for losses has been recorded by the Company in 1995, 1996 and 1997, and a full valuation allowance has been recorded for the entire amount of the net deferred tax asset.

     The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below.

                                                                                   1996              1997
                                                                             ---------------   ---------------
   Deferred tax assets:
      Net operating loss carryforwards ...................................    $  2,223,000      $  4,554,000
      Deferred revenues ..................................................         527,000            33,000
      Accounts receivable principally due to allowance for doubtful
       accounts ..........................................................          22,000            22,000
      Other ..............................................................          24,000            22,000
                                                                              ------------      ------------
   Gross deferred tax assets .............................................       2,796,000         4,631,000
   Less: valuation allowance .............................................      (2,698,000)       (4,501,000)
                                                                              ------------      ------------
          Net deferred tax assets ........................................          98,000           130,000
                                                                              ------------      ------------
   Deferred tax liabilities:
      Plant and equipment, principally due to differences in depreciation          (98,000)         (130,000)
                                                                              ------------      ------------
   Gross deferred tax liabilities ........................................         (98,000)         (130,000)
                                                                              ------------      ------------
                                                                              $         --      $         --
                                                                              ============      ============

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Notes Payable

   Notes Payable--Related Parties

     An officer and stockholder of the Company loaned the Company $80,000 in 1995 at an interest rate of 5.76%. The entire principal and accrued interest totaling $85,618 related to those loans were paid in full in 1996. Affiliates of this same stockholder loaned the Company $10,000 and $25,000 in 1995 at interest rates of 6.97% and 6.19%, respectively. The entire principal balance of $35,000 related to those loans was paid in full in 1995. In addition, an officer and stockholder of the Company loaned the Company $7,000 in 1995 at an interest rate of 6.60%. This loan was offset against certain personal expenses paid by the Company on behalf of this officer and stockholder.


   Mandatory Conversion Subordinated Notes

     In August, September and October 1996, the Company issued Mandatory Conversion Subordinated Notes ("Notes") in the aggregate principal amount of $1,500,000 and bearing an interest rate equal to 8% per annum. These Notes were converted into a total of 52,262 Convertible Preferred Shares ("Preferred Shares") in connection with the Company's November 1996 private placement, as required by the terms and conditions of such Notes. All accrued interest on these Notes, aggregating $21,919, was paid to the holders thereof in connection with the conversion to Convertible Preferred Shares.


   Senior Convertible Notes Payable--Related Parties

     During 1997, the Company received $2,500,000 in proceeds from the issuance of senior convertible notes payable primarily to affiliates of stockholders of the Company, bearing an interest rate of 8% compounded semi-annually. The notes, including interest thereon, are due on the earlier of prepayment, redemption, conversion of the notes into common stock or May 15, 1999, the maturity date. Each of the notes was issued with detachable warrants allowing such holders to purchase shares of the Company's common stock at prices ranging from $0.40 to $2.09 per share. The value attributed to the warrants of $201,000 has been recorded as debt discount and is being amortized to interest expense using the interest method over the term of the notes.

     The notes are convertible into common stock at conversion prices ranging from $0.40 to $2.09 per share upon occurrence of certain events. On December 22, 1997, $94,757 of the notes, including interest thereon, were converted into 236,737 shares of common stock at $0.40 per share. During 1997, the Company recorded $42,652 of interest expense in connection with the amortization of the debt discount and conversion of the aforementioned notes.

     During January 1998, the Company received $150,000 in proceeds from the issuance of senior convertible notes payable with terms similar to the notes issued during 1997. The notes are convertible into 173,282 shares of common stock at $0.87 per share. The value attributable to 17,240 warrants, to purchase shares of the Company's common stock at $0.87 per share, of $12,156 was recorded as debt discount.

     In connection with the Securities Purchase Agreement and the Merger, $2,056,250 of the Senior Convertible Notes Payable--Related Parties, plus accrued interest thereon, were converted into 3,002,344 shares of common stock, leaving approximately $500,000 of such notes, plus accrued interest thereon, outstanding as of June 2, 1998.


   Loan Payable--Related Party

     In connection with the Petry acquisition, Petry Media Corporation, a shareholder of the Company, agreed to lend an aggregate of $300,000 during the period September 29, 1997 to December 31, 1997. The loan is repaid through the payment of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. At March 31, 1998, $283,267 of the loan was outstanding.

     In accordance with Staff Accounting Bulletin Topic 5:T, the Company has imputed an interest cost because these loans have no stated interest rate. The imputed interest rate used was based on a market rate of interest of 12%.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Notes Payable --Continued

   Warrants

     In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 26,132 of the Company's Common Shares at a price of $2.87. Such warrants expire no later than three years from the date of issuance. The value attributed to the warrants of $17,900 was recorded as debt discount and subsequently charged to interest expense in connection with the conversion of the aforementioned notes.

     On April 9, 1997, the Company granted warrants to purchase 17,500 of the Company's Common shares at an exercise price of $12.43 per share. The fair value of the warrants was insignificant on the date of grant.

     In connection with the issuance of Senior Convertible Notes
Payable--Related Parties, warrants to purchase 677,264 and 17,240 Common shares at a price of $0.40 and $0.87 were outstanding as of December 31, 1997 and February 25, 1998, respectively, and such warrants expire no later than three years from the date of issuance.

     In connection with the February 25, 1998 Securities Purchase Agreement and Merger, 713,715 warrants to purchase common shares were exchanged for 396,476 shares of Common Stock. Accordingly, the Company charged the unamortized portion of the applicable debt discount to interest expense in connection with the conversion of the notes and warrants.

     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a Director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 2,500,000 shares of Common Stock at an exercise price of $0.952 per share. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 52,000 shares of Interactive Imaginations common stock at $0.43 per share. Accordingly, the Company recorded compensation expense of $450,000 during the three month period ended March 31, 1998.


(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock

   Common Stock

     In connection with its formation in September 1994, the Company authorized 1,000,000 Common shares, par value $.01 per share, and immediately thereafter issued a total of 100,000 Common shares to its founders in exchange for approximately $30,000 worth of expenses, as well as $15,000 in cash.

     In February 1995, the Company amended its capital structure to eliminate the existing Common shares and create Common Stock Class A and Common Stock Class B. Accordingly, the Company amended its Certificate of Incorporation to provide for: (i) conversion of the 1,000,000 authorized Common shares (900,000 authorized but not issued; 100,000 issued and outstanding) into 1,000,000 Class A Common shares, par value $.01 per share; and (ii) authorization of 1,000 Class B Common shares, par value $.01 per share.

     In March 1995, the Company issued a total of 999 Class B Common shares in exchange for approximately $93,000 in cash, which were subsequently (in June
1995) converted to 62,707 Class A Common shares. During the remainder of 1995, the Company issued a total of 130,623 additional Class A Common shares in exchange for $1,289,000 in cash. As of December 31, 1995, the Company had authorized: (i) 1,000,000 Class A Common shares, of which 293,330 were issued and outstanding; and (ii) 1,000 Class B Common shares, of which none were outstanding.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

     During 1996, the Company issued an additional 137,483 Class A Common shares in exchange for $4,525,000 in cash.

     In March 1996, the Company's shareholders approved a recapitalization plan which provided for: (i) conversion of the 1,000,000 authorized Class A Common Shares into 30,000,000 Common Shares, par value $.01 per share; (ii) conversion of each of the 430,813 issued and outstanding Class A Common shares into 10 of the new Common Shares (any remaining fractional shares could be purchased or sold by each shareholder in the conversion); and (iii) conversion of the 1,000 authorized Class B Common shares into 2,000,000 Preferred Shares, par value $.01 per share.

   Convertible Preferred Shares

     In November 1996, the Company designated 500,000 Convertible Preferred Shares, par value $.01 per share, out of the 2,000,000 Preferred Shares, which were authorized in March 1996, the rights and preferences of which are generally more senior to the Company's Common Shares and are more fully described in the Company's Amended Certificate of Incorporation (the "Amended Certificate"). Thereafter, the Company completed a private placement of 140,722 Preferred Shares for an aggregate price of $4,038,722. Such consideration consisted of the cancellation of outstanding Notes (described above) in the aggregate principal amount of $1,500,000 plus $2,538,722 in cash. Each Preferred Share is convertible into ten (10) Common Shares (subject to adjustment as set forth in the Amended Certificate) upon the occurrence of certain events in respect of the Company or the holders of Preferred Shares. In January 1997, the Company issued 17,422 shares of Preferred Stock for a payment of $500,011 in cash.

     As of December 31, 1996 and 1997, the 140,722 and 158,144 issued and outstanding Preferred Shares were convertible into 1,407,220 and 2,171,633 Common Shares, however, no Preferred Shares were converted as of that date (see note 11). The Company has reserved 5,000,000 authorized but unissued Common Shares for issuance in connection with the conversion of the Preferred Shares.

     These Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, on a pari passu basis, are entitled to receive an amount equal to $28.70 per share, to be paid out of the assets of the Company available for distribution before any such payments shall be made on any shares of the Company's common shares or any other capital stock of the Company other than the Preferred Shares, plus any declared and unpaid dividends.

     The Preferred Shares are subject to mandatory conversion, and shall be automatically converted into common shares, as noted above, in the event:

    (i) the Company successfully consummates a firm commitment for an underwritten initial public offering of its equity securities for:

     (a) a gross per share price offered to the public of at least 200% of the then current per share conversion price, as defined; and

     (b) a total gross offering amount, as defined, of at least $20,000,000;
         or

    (ii) the holders of a majority of the Preferred Shares vote in favor of or consent to such conversion.

     For as long as the Preferred Shares are outstanding, the Company shall not, without the prior written consent or affirmative vote of the holders of at least 66 2/3 % of all of the outstanding Preferred Shares:

    (i) authorize or issue any other equity securities of the Company which rank superior to the Preferred Shares with respect to conversion, dividends, redemption, liquidation, antidilution or other preferences, designations, rights or powers;

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

    (ii) authorize or issue any securities of the Company which have voting rights superior to the Preferred Shares; or

   (iii) otherwise amend, alter or repeal the preferences, designations, rights or powers of the Preferred Shares or enter into any transaction that shall result in any such amendment, alterations, or repeal, which would have an adverse effect upon holders of such shares.

   Mandatorily Redeemable Convertible Preferred Stock

     On February 25, 1998, the Company entered into a Securities Purchase Agreement for the Sale and Issuance of 10,060,002 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A ("Mandatorily Redeemable Convertible Preferred Stock" or "Series A"), par value $.01 per share, 5,283,616 Class A Warrants and 5,283,616 Class B Warrants in a private placement for total proceeds of $10,060,002.

     After giving effect to the Securities Purchase Agreement, including the Merger, the capital stock of the Company consists of: (i) 100,000,000 common shares, of which 27,481,201 shares are issued and outstanding, 10,060,002 shares are reserved for issuance upon conversion of issued and outstanding Mandatorily Redeemable Convertible Preferred Stock or "Series A," 5,283,616 shares are reserved for issuance upon exercise of issued and outstanding Class A Warrants, 5,283,616 shares are reserved for issuance upon exercise of issued and outstanding Class B Warrants, 2,575,000 are reserved for issuance upon exercise of issued and outstanding Class C Warrants, 142,421 are reserved for issuance upon exercise of issued and outstanding unclassified warrants, 251,028 (subject to adjustment) are reserved for issuance upon exercise of outstanding convertible debentures, and 5,750,000 shares are reserved for issuance to key employees, officers and directors of, and consultants to, the Company under stock incentives that have been granted or are available for grant by the Company pursuant to the 1998 Stock Incentive Plan; and (ii) 30,000,000 preferred shares, of which none are outstanding and of which 10,060,002 shares designated as Mandatorily Redeemable Convertible Preferred Stock or Series A shares, all of which are in a private placement.

     The Series A shares rank (i) prior to the Common Stock of the Company;
(ii) with any Securities (as defined in the Securities Purchase Agreement); and
(iii) junior to any Senior Securities, in each case as to dividends and other distribution of assets and upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Series A shareholders are entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends shall be cancelled pursuant to the Securities Purchase Agreement if the Company consummates an initial public offering (as defined) prior to January 1, 1999.

     Each share of Series A shall be convertible, at the option of the holder, at any time and without the payment of additional consideration into common stock determined by the sum of (i) the Payment Price of $0.952 per Series A share divided by the conversion price of $0.952 per common share (as adjusted), plus (ii) all accrued and unpaid dividends with respect to such share divided by the dividend conversion price of equal to twice the conversion price of $0.952.

     Each Series A share (and, as applicable, all accrued but unpaid dividends thereon), shall automatically be converted into common shares at the conversion price (and dividend conversion price) immediately upon the closing of a qualified public offering.

     In the event the Company has not completed a qualified public offering on the prior to the fifth anniversary of the original issue date, each shareholder of record of Series A shares will have the right to cause the Company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A shares by paying cash of $0.952 per share plus any dividends accrued. Additionally, if the Company fails to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares will have the right to cause the company to redeem at the option of the shareholder

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

all or part of the shareholder's outstanding Series A Shares by paying cash of $0.952 per share plus any dividends accrued.


     Series A shareholders have one vote for each full common share into which a Series A share would be convertible.


     In conjunction with the Securities Purchase Agreement, the Company issued both Class A Warrants and Class B Warrants to purchase 5,283,616 shares of the Company's common stock, par value $.01 per share, at $1.904 and $2.856 per share, respectively. Such warrants are immediately exerciseable and expire on February 25, 2003.


(6) Stock Option Plan

   1995 Stock Option Plan--amended

     During 1995, the Company established the 1995 Stock Option Plan, which was amended (the "Amended Plan") by the Board of Directors in December 1996. Under the Amended Plan, the Board of Directors may issue incentive stock options or non-qualified stock options to purchase up to 870,000 common shares. Incentive stock options may be granted to officers who are employees of the Company, Directors of the Company and other employees of the Company who are deemed to be "key employees." Incentive stock options must be issued at the fair market value of the Company's common stock at the date the option is issued. Non-qualified stock options may be granted to officers, directors, other employees, consultants and advisors of the Company. The option price for non-qualified stock options shall be at least 85% of the fair market value of the Company's common stock. The granted options under the amended plan shall be for periods not to exceed ten years. Options granted to shareholders who own greater than 10% of the outstanding stock must be issued at 110% of the fair market value of the stock on the date the options are granted. Subsequent to December 31, 1997, the Amended Plan was replaced by the 1998 Stock Incentive Plan (see below).

     The per share weighted-average fair value of stock options granted during 1995, 1996 and 1997 was $0.64, $2.32 and, $0.40, respectively, on the date of grant using the Black-Scholes method with the following weighted-average assumptions: 1995--risk-free interest rate 6.39%, and an expected life of two years; 1996--risk-free interest rate 6.18%, and an expected life of three years; and 1997--risk-free interest rate 5.64%, and an expected life of two years.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                  1995               1996              1997
                            ----------------   ---------------   ---------------
   Net loss:
    As reported .........     $ (1,168,144)       (6,795,675)       (5,305,828)
    Pro forma ...........     $ (1,179,998)       (6,838,920)       (5,322,570)
   Net loss per share:
    As reported .........     $
    Pro forma ...........     $

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Stock Option Plan--Continued

     Stock option activity during the periods indicated is as follows:

                                                                      Weighted
                                                                      average
                                                         Options      exercise
                                                         granted       price
                                                      ------------   ---------
   Outstanding at December 31, 1994 ...............           --
   Granted ........................................      257,700      $  0.77
   Exercised ......................................           --
   Canceled .......................................           --
                                                         -------
   Outstanding at December 31, 1995 ...............      257,700      $  0.77
   Granted ........................................      227,555         2.82
   Exercised ......................................           --
   Canceled .......................................      (52,068)        1.28
                                                         -------      -------
   Outstanding at December 31, 1996 ...............      433,187         1.79
   Granted (a) ....................................      831,188         0.40
   Exercised ......................................                        --
   Canceled .......................................      (91,133)        1.61
                                                         -------      -------
   Outstanding at December 31, 1997 ...............    1,173,242         0.93
                                                       =========      =======
   Vested at December 31, 1997 ....................      529,493
                                                       =========
   Options available at December 31, 1997 .........           --
                                                       =========

   (a) At December 31, 1997, the total number of options outstanding for purchase of common shares under the Amended Plan exceeded the options available for issuance. Subsequent to December 31, 1997, the Company replaced the Amended Plan with the 1998 Stock Incentive Plan (see below) and increased the number of shares available under the plan to a maximum of 5,750,000.

   The following table summarizes information about stock options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                ----------------------------------- -----------------------------
                                     WEIGHTED
                                      AVERAGE          WEIGHTED                       WEIGHTED
     RANGE OF         NUMBER         REMAINING          AVERAGE         NUMBER        AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
----------------- ------------- ------------------ ---------------- ------------- ---------------
$0.40-0.43          1,059,671       7.1 years          $  0.40         420,922        $  0.40
  1.00-1.29            37,856       2.1 years             1.23          32,856           1.26
  2.00-2.98            75,715       3.3 years             2.70          75,715           2.70
                    ---------                                          -------
                    1,173,242                                          529,493
                    =========                                          =======

 1998 Stock Incentive Plan

     On February 13, 1998, the Board of Directors and stockholders of the Company approved the 1998 Stock Incentive Plan (the Plan). The following is a summary of the material features of the Plan. This Plan replaces the 1995 Stock Option Plan--Amended.

     All employees of and consultants to the Company are eligible under the Plan. Eligibility under the Plan shall be determined by the Stock Incentive Committee. The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or free standing; and (iii) restricted stock. In addition, the Plan provides for the one-time non-discretionary award of stock options to non-employee directors of the Company.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Stock Option Plan--Continued

     A maximum of 5,750,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Plan. The maximum number of shares of Common Stock subject to each of stock options or stock appreciation rights that may be granted to any individual under the Plan is 250,000 for each fiscal year during the term of the Plan. If a stock appreciation right is granted in tandem with a stock option, it shall be applied against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Plan.

     Subsequent to December 31, 1997, the Company granted 2,248,096 and 504,116 options at $1.00 per share during March and April 1998, respectively.


(7) Major Contracts

     In November 1996, the Company entered into an agreement with SegaSoft to license the rights to its registration-driven ad targeting software. The contract term was for two years from the earlier of the first commercial use of SegaSoft's Heat Network or August 1, 1997. The Company received a license fee of $1.8 million, of which $1.2 million was received by December 31, 1996. In addition, the Company received a $300,000 non-refundable consulting retainer fee in November 1996. This fee, plus an additional $100,000 credit, was applied against consulting service fees for design modifications to the software for the SegaSoft Heat Network, which were recognized as revenues as services were performed. The Company accounted for the majority of the license fee as performance occurred over the period during which the licensed software was transferred to SegaSoft and modified to perform to SegaSoft's specifications, with the remaining balance applied over the two-year term. For the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998, the Company recorded approximately $429,000, $1,681,000 and $0 in revenue, respectively.

     During 1996, the Company entered into an agreement with SegaSoft for advertising on the Company's ContentZone Websites and/or Riddler.com. The term of the contract was for one year from the date of signing. The Company received a prepayment in full for $540,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $212,000 and $326,000 in revenue, respectively.

     During 1996, the Company entered into an agreement with Microsoft Corporation for advertising on the Company's ContentZone Websites. The term of the contracts was for one year from the date of signing. The Company received a prepayment in full for $150,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $75,000 and $75,000 in revenue, respectively.


(8) Supplemental Cash Flow Information

     Supplemental disclosure of cash flow information:

     During 1996, 1997 and 1998, the amount of cash paid for interest was $27,535, $0 and $0, respectively.

     Non-cash financing activities:

     During 1996, the Company converted $1.5 million of mandatory conversion subordinated notes into Preferred Shares.

     During 1997, the Company converted $94,757 of senior convertible notes into common stock.

     For the three months ended March 31, 1998, the Company converted 158,144 shares of convertible preferred stock into 2,171,633 shares of common stock, converted $2,056,250 of senior convertible notes payable--related parties, plus accrued interest, into 3,002,344 shares of Common Stock and outstanding warrants were converted

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(8) Supplemental Cash Flow Information--Continued

into 396,476 shares of Common Stock. Additionally, for the three month period ended March 31, 1998, the Company recorded imputed interest payable on loans payable--related party of $9,000. The Company issued 10,494,366 and 6,821,335 shares of common stock in connection with the Petry and Advercomm acquisitions respectively.

     In February 1998, the Company issued warrants to a former officer for $450,000 (see Note 4).


(9) Commitments

     The Company leases its facilities and certain equipment under operating lease agreements. During May 1996, the Company converted its New York office lease agreements to a month-to-month basis for approximately 11,000 square feet of office space. Rental expense from operating leases amounted to $31,000, $175,000, $183,000 and $26,000 for the years ended 1995, 1996 and 1997 and for the three month period ended March 31, 1998, respectively.

     On June 1, 1996, the Company entered into an eighteen-month operating lease for the use of computer equipment with a fair market value of approximately $835,000. The lease requires six quarterly payments of $163,420 beginning on June 1, 1996. In October 1997, the lease agreement was modified and as a result the quarterly payments were adjusted to $45,935 through the extended term of the lease, November 30, 1998. Rent expense for the operating lease was $381,313 and $559,748 for the years ended 1996 and 1997, respectively.

     Future minimum payments under noncancelable operating leases at December 31, 1997 are as follows:


                                                    Operating
Year ending December 31                              leases
------------------------------------------------   ----------
   1998 ........................................    $271,000
   1999 ........................................     128,000
   2000 ........................................      23,000
   2001 ........................................       1,000
                                                    --------
       Total minimum payments required .........    $423,000
                                                    ========

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500.

     In connection with the stock purchase agreement to acquire Petry, the Company is obligated to pay a related party a royalty of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. Total royalties to be paid will not exceed $1,000,000. Payment of the royalty amount commences upon full repayment of the loan payable--related party (see note 4). As of March 31, 1998, the Company had accrued $46,149 in royalty payments which are included in other long-term liabilities.


(10) Legal Proceedings

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity. During 1997, the Company successfully defended claims against the Company; however, legal costs incurred in connection with such claims amounted to $232,304.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(11) Subsequent Events--Unaudited

     Intelligent Interactions Acquisition

     During April 1998, the Company entered into an Agreement and Plan of Merger (the "Merger") to acquire all of the outstanding stock of Intelligent Interactions.

     Upon consummation of the Merger, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of the Company.

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 16 shares of common stock of the Company under the terms and pursuant to the conditions of the Company's 1998 Stock Incentive Plan.

     The acquisition will be accounted for using the purchase method of accounting, and accordingly, the total purchase price of $7,670,500 will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Approximately $(154,200) of the aggregate purchase price is expected to be allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximate their fair values. Approximately $5,477,300 is expected to be allocated to in-process technology and will be immediately charged to operations because such in-process technology have not reached the stage of technological feasibility at the acquisition dates and have no alternative future use. The purchase price in excess of identified tangible and intangible assets and liabilities assumed in the amount of $2,347,400 is expected to be allocated to goodwill and will be amortized over its estimated useful life of two years.


     CliqNow! Acquisitions

     As of June 1, 1998, the Company acquired the CliqNow! division of K2 Design, Inc., an Internet advertising network comprised of medium to large Websites organized into eight topical channels, for $4,000,000, with $1,000,000 payable in cash and $3,000,000 payable in Series B Convertible Redeemable Preferred Stock. The preferred stock converts to Common Stock automatically upon consummation of the Offering at a conversion price per share of Common Stock equal to the per share proceeds to the Company. The Company intends to furnish CliqNow!'s audited financial statements within 60 days of the effective date of the acquisition pursuant to the requirements of Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended.


(12) Initial Public Offering and Related Transactions (Unaudited)

     The Company is offering           shares of its common stock, par value
$.01 per share in an initial public offering (the "Offering"). All pro forma amounts have been reflected to give effect of the Offering.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    OVERVIEW

     During the period from January 1, 1998 through April 13, 1998, the Company acquired three entities (the "Acquired Entities") in separate transactions in exchange for securities of the Company. The Acquired Entities are as follows:


                                          EFFECTIVE              EQUITY
ACQUIRED ENTITY                              DATE           CONSIDERATION(1)
----------------------------------   -------------------   -----------------
Petry ............................   February 24, 1998        $ 4,292,800
Advercomm ........................   February 24, 1998          2,790,500
Intelligent Interactions .........   April 13, 1998             7,670,500
                                                              -----------
                                                              $14,753,800
                                                              ===========

--------
(1) Includes acquisition costs of $157,000

     The acquisitions have been accounted for using the purchase method of accounting, and accordingly, each purchase price has been or will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. Approximately $(1,276,400) of the aggregate recognized purchase price is expected to be allocated to identified net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such assets and liabilities approximated their fair values. Approximately $5,477,300 of the aggregate purchase price is expected to be allocated to in-process technology. Because such in-process technology had not reached the stage of technological feasibility at the acquisition dates and had no alternative future use, these amounts were immediately charged to operations. The purchase price in excess of identified tangible and intangible assets in the amount of $10,552,900 is expected to be allocated to goodwill and is being amortized on an entity by entity basis over its estimated useful life of two years.

     The fair value of the Company's equity securities issued as consideration for the acquisitions was determined based upon a number of considerations. The fair value of the 17,315,701 aggregate shares of Common Stock issued in connection with the acquisition of Petry and Advercomm was estimated to be $0.40 per share, determined primarily by reference to the common stock conversion price of $0.40 per share in connection with the Company's issuance of approximately $1,000,000 senior convertible notes payable and detachable warrants during September and November 1997. The fair value of the Company's equity securities issued as consideration for the Intelligent Interactions acquisition was determined based upon a number of factors, including the sale of 10,060,002 shares of Mandatorily Convertible Redeemable Preferred Stock-Series A on February 25, 1998 (excluding detachable warrants) for $10,060,002 in cash. The fair value of the Company's Mandatorily Convertible Redeemable Preferred Stock was estimated to be $1.06 per share and its Common Stock $1.00 per share. The fair value of purchased existing and in-process technologies were determined by management using a risk-adjusted income valuation approach.

     The following unaudited pro forma consolidated statements of operations give effect to these acquisitions as if they had occurred on January 1, 1997 (or date of inception, if later) by consolidating the results of operations of the Acquired Entities with the results of operations of 24/7 Media for the year ended December 31, 1997 and the three months ended March 31, 1998. The pro forma adjustments include the elimination of all intercompany transactions. Advercomm was incorporated in November 1997 and had no operations in 1997; however, the operation of Advercomm's network based advertising services commenced on February 1, 1998; accordingly, Advercomm's pro forma results of operations are only included in the pro forma statement of operations for the two months of operations in the first quarter of 1998. The unaudited pro forma consolidated statements of operations also gives effect to the conversion of the Mandatorily Redeemable Preferred Stock into Common Stock which will be converted immediately prior to the Offering as if it had occurred on January 1, 1997.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION--Continued

OVERVIEW--Continued

     The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

     The unaudited pro forma consolidated balance sheet gives effect to the acquisition of Intelligent Interactions as if the acquisition had occurred on March 31, 1998. The Company's historical consolidated balance sheet as of March 31, 1998 includes the February 24, 1998 acquisition of Petry and Advercomm. See Notes 1 and 12 to the Consolidated Financial Statements.

     The historical financial statements of the Company, Petry, and Intelligent Interactions are included elsewhere in this Prospectus and the unaudited pro forma consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


OVERVIEW--Continued

                                                                Year Ended December 31, 1997
                                         ---------------------------------------------------------------------------
                                            24/7 Media, Inc.
                                           (successor company                                          Pro forma
                                             to Interactive        Acquired         Pro forma        consolidated
                                          Imaginations, Inc.)     Companies        adjustments     24/7 Media, Inc.
                                         --------------------- --------------- ------------------ ------------------
Revenues:
 Advertising ...........................     $  1,467,105       $  1,269,260               --       $   2,736,365
 Consulting and license fees ...........        1,681,464             65,432               --           1,746,896
                                             ------------       ------------               --       -------------
  Total revenues .......................        3,148,569          1,334,692               --           4,483,261

Cost of revenues .......................        1,655,340          1,174,598               --           2,829,938
                                             ------------       ------------               --       -------------
  Gross profit                                  1,493,229            160,094               --           1,653,323
                                             ------------       ------------               --       -------------
Operating expenses:
 Sales and marketing ...................        1,672,999          2,980,419               --           4,653,418
 General and administrative ............        2,622,743          2,355,638               --           4,978,381
 Product development ...................        1,417,750            327,995               --           1,745,745
 Other expenses ........................          989,099                 --               --             989,099
 Amortization of
  goodwill .............................               --                 --        3,612,034(B)        3,612,034
 Write-off of acquired in-process
  technology ...........................               --                 --        5,477,281(A)        5,477,281
                                             ------------       ------------        ---------       -------------
  Total operating expenses .............        6,702,591          5,664,052        9,089,315          21,455,958
                                             ------------       ------------        ---------       -------------
Operating loss .........................       (5,209,362)        (5,503,958)      (9,089,315)        (19,802,635)
Interest (expense) income, net .........          (96,466)               861               --             (95,605)
 Net loss ..............................     $ (5,305,828)      $ (5,503,097)    $ (9,089,315)      $ (19,898,240)
                                             ============       ============     ============       =============
 Pro forma:
  Basic net loss per share (F) .........
  Shares outstanding (F) ...............

                                                           Three Months Ended March 31, 1998
                                         ----------------------------------------------------------------------
                                            24/7 Media, Inc.
                                           (successor company                                     Pro forma
                                             to Interactive       Acquired       Pro forma       consolidated
                                          Imaginations, Inc.)    Companies      adjustments    24/7 Media, Inc.
                                         --------------------- ------------- ---------------- -----------------
Revenues:
 Advertising ...........................     $  1,076,250       $  770,498             --       $  1,846,748
 Consulting and license fees ...........               --           88,362             --             88,362
                                             ------------       ----------             --       ------------
  Total revenues .......................        1,076,250          858,860             --          1,935,110

Cost of revenues .......................          930,003          678,276             --          1,608,279
                                             ------------       ----------             --       ------------
  Gross profit                                    146,247          180,584             --            326,831
                                             ------------       ----------             --       ------------
Operating expenses:
 Sales and marketing ...................          653,460          524,978             --          1,178,438
 General and administrative ............        1,285,512          459,999             --          1,745,511
 Product development ...................               --           66,738             --             66,738
 Other expenses ........................               --               --             --                 --
 Amortization of
  goodwill .............................          335,355               --        850,448(B)       1,185,803
 Write-off of acquired in-process
  technology ...........................               --               --             --                 --
                                             ------------       ----------        -------       ------------
  Total operating expenses .............        2,274,327        1,051,715        850,448          4,176,490
                                             ------------       ----------        -------       ------------
Operating loss .........................       (2,128,080)        (871,131)      (850,448)        (3,849,659
Interest (expense) income, net .........         (167,258)         (11,434)            --           (178,692)
 Net loss ..............................     $ (2,295,338)      $ (882,565)    $ (850,448)      $ (4,028,351)
                                             ============       ==========     ==========       ============
 Pro forma:
  Basic net loss per share (F) .........
  Shares outstanding (F) ...............

    See accompanying notes to Pro Forma Consolidated Financial Information.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                    March 31, 1998                        March 31, 1998
                                                         ---------------------------------------------------------------------------
                                                            24/7 Media, Inc.
                                                           (successor company    Intelligent           Pro             Pro forma
                                                             to Interactive     Interactions          Forma           consolidated
                                                          Imaginations, Inc.)       Corp.          Adjustments      24/7 Media, Inc.
                                                         --------------------- ------------------------------------ ----------------
                                ASSETS
Current assets:
Cash and cash equivalents ...............................   $    7,764,695            3,675                 --          7,768,370
Accounts receivable, net ................................        1,818,899           87,499                 --          1,906,398
Prepaid expenses and other current assets ...............           52,296           13,568                                65,864
                                                            --------------       ----------        -----------        -----------
    Total current assets ................................        9,635,890          104,742                 --          9,740,632
Property and equipment, net .............................          630,652          129,451                 --            760,103
Goodwill, net ...........................................        7,870,174               --          2,347,406(C)      10,217,580
Deferred offering costs .................................           13,148               --                 --             13,148
Intangible assets, net ..................................            2,503               --                 --              2,503
Deposits ................................................           49,626                                                 49,626
                                                            --------------       ----------        -----------        -----------
    Total assets ........................................   $   18,201,993          234,193          2,347,406         20,783,592
                                                            ==============       ==========        ===========        ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit ..........................................               --           17,195                 --             17,195
Accounts payable ........................................          813,518          121,801             66,300(C)       1,001,619
Accrued liabilities .....................................        2,180,969          183,102                 --          2,364,071
Loans payable--related party ............................          283,267               --                 --            283,267
Convertible note payable ................................               --          450,000           (450,000)(E)             --
Deferred revenue ........................................           41,000               --                                41,000
                                                            --------------       ----------        -----------        -----------
    Total current liabilities ...........................        3,318,754          772,098           (383,700)         3,707,152
Senior convertible notes payable--related parties, net of
 debt discount ..........................................          479,408               --                 --            479,408
Other liabilities .......................................           46,149               --                 --             46,149
                                                                                                       450,000(E)
Mandatorily redeemable convertible preferred stock, .....       10,093,502        3,454,481        (13,999,783)(D)             --
Stockholders' equity (deficit):
Convertible preferred stock .............................               --               --                 --                 --
Common stock ............................................          274,812            2,412            178,641(D)         455,865
Additional paid-in capital ..............................       19,623,624          135,690         17,447,241(D)      37,206,555
Accumulated deficit .....................................      (15,634,256)      (4,130,488)        (1,346,793)(C)    (21,111,537)
                                                            --------------       ----------        -----------        -----------
    Total stockholders' equity (deficit) ................        4,264,180       (3,992,386)        16,279,089         16,550,883
                                                            --------------       ----------        -----------        -----------
Commitments and contingencies
    Total liabilities and stockholders' equity ..........       18,201,993          234,193          2,347,406         20,783,592
                                                            ==============       ==========        ===========        ===========

    See accompanying notes to Pro Forma Consolidated Financial Information.

     The following adjustments were applied to the Company's historical consolidated financial statements and the Acquired Entities to arrive at the pro forma consolidated financial information.

     (A) To record acquired in-process technology associated with the Intelligent Interactions acquisition in the amount of $5,477,300 which has been recognized on January 1, 1997.

     (B) To record amortization expense related to goodwill in the amount of $10,552,900, which is amortized on an entity by entity basis, as if each acquisition had occurred on January 1, 1997 (or inception, if later), over its estimated useful life of two years.

     (C) To record goodwill associated with the acquisition of Intelligent Interactions and record a reduction to accumulated deficit in connection with the related acquired in-process technology and to eliminate the historical stockholders' deficit as of the acquisition date using the purchase method of accounting.

     (D) To give effect to the conversion of all outstanding shares of 24/7 Media's mandatorily redeemable convertible preferred stock (included shares issued in connection with the Intelligent Interactions acquisition) into 14,308,306 shares of Common Stock immediately prior to the closing of this offering.

     (E) To give effect to conversion of Intelligent Interactions' $450,000 convertible note payable and $3,454,500 of manditorily redeemable convertible preferred stock into shares of 24/7 Media's mandatorily redeemable convertible preferred stock.

     (F) The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The weighted average shares used to compute basic net loss per share include outstanding shares of Common Stock from the date of issuance. The computation excludes (i) for the year ended December 31, 1997, _________ equivalent shares of Mandatorily Redeemable Convertible Preferred Stock Series A. In addition, the calculation of diluted net loss per share excludes Common Stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants, as their effect in all periods presented is antidilutive.

     Pro forma net loss per share is computed on the basis described above and giving effect to the common shares issued to the acquired companies as if acquired on January 1, 1997.

     In future periods, the weighted average shares used to compute diluted earnings per share will include the incremental shares of Common Stock relating to outstanding options and warrants to the extent such incremental shares are dilutive.

                          INDEPENDENT AUDITORS' REPORT


The Members of Interactive Holdings, LLC
(formerly Petry Interactive, Inc.)

     We have audited the accompanying balance sheet of Interactive Holdings, LLC (formerly Petry Interactive, Inc.) as of December 31, 1997 (Successor), and the related statement of operations and shareholder's/members' deficit and cash flows for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Holdings, LLC as of December 31, 1997 (Successor), and the results of its operations and its cash flows for the period February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor) in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on September 29, 1997, Interactive Holdings, LLC acquired Petry Interactive, Inc. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.


                                                          KPMG PEAT MARWICK LLP


New York, New York
June 2, 1998

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)


                                 BALANCE SHEET

                                                                                  December 31,
                                                                                      1997
                                                                                 -------------
                                                                                   Successor
                                     ASSETS
Current Assets:
   Cash ......................................................................    $  117,849
   Accounts receivable, net of allowance for doubtful accounts of $158,777 ...       803,089
   Prepaid expenses and other current assets .................................         6,449
                                                                                  ----------
       Total current assets ..................................................       927,387
                                                                                  ----------
Other assets .................................................................         5,000
                                                                                  ----------
       Total assets ..........................................................    $  932,387
                                                                                  ----------
                         LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
   Loan payable--related party ...............................................       300,000
   Accounts payable ..........................................................         8,875
   Accrued liabilities .......................................................     1,297,024
                                                                                  ----------
       Total current liabilities .............................................     1,605,899
                                                                                  ----------
Other long-term liabilities ..................................................        16,733
                                                                                  ----------
Total liabilities ............................................................     1,622,632
                                                                                  ----------
Members' deficit:
   Common Stock; $0.01 par value, 200,000 shares authorized, 100 shares issued
    and outstanding ..........................................................             1
   Paid in capital ...........................................................         6,000
   Members' deficit ..........................................................      (696,246)
                                                                                  ----------
       Total members' equity (deficit) .......................................      (690,245)
                                                                                  ----------
Commitments and contingencies
       Total liabilities and members' deficit ................................    $  932,387
                                                                                  ==========


                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)

                           STATEMENTS OF OPERATIONS

                                                 Period from
                                              February 1, 1997         Period from
                                                 (inception)        September 29, 1997
                                                     to                     to
                                             September 28, 1997     December 31, 1997
                                            --------------------   -------------------
                                                (Predecessor)          (Successor)
Advertising revenue .....................       $    514,982           $  754,279
Cost of revenues ........................            449,621              724,973
                                                ------------           ----------
       Gross profit .....................             65,361               29,306
                                                ------------           ----------
Operating expenses:
   Sales and marketing ..................          1,306,125              424,386
   General and administrative ...........            950,210              295,163
                                                ------------           ----------
       Total operating expenses .........          2,256,335              719,549
   Interest expense .....................                 --                6,000
                                                                       ----------
       Net loss .........................       $ (2,190,974)          $ (696,243)
                                                ============           ==========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)

             STATEMENTS OF SHAREHOLDER'S/MEMBERS' EQUITY (DEFICIT)

                                                                                                     Total
                                                        Common     Paid-In     Shareholder's     Shareholder's
                                                         Stock     Capital        Deficit           Deficit
                                                       --------   ---------   ---------------   --------------
Balance as of February 1, 1997 (inception) .........      $ 1        --        $         (1)              --
Net loss for the period ............................       --        --          (2,190,974)      (2,190,974)
                                                          ---        --        ------------       ----------
Balance as of September 28, 1997 ...................      $ 1        --          (2,190,975)      (2,190,974)
                                                          ===        ==        ============       ==========

--------------------------------------------------------------------------------

                                                                                                      Tota  l
                                                              Common     Paid-In     Members'        Members'
                                                              Stock      Capital      Deficit         Deficit
                                                              -----      -------      -------         -------
Members' deficit subsequent to the change in control as of
 September 28, 1997 ......................................    $    1         --              --               1
                                                              ------     ------       ---------       ---------
Imputed interest on loan payable--related party ..........        --      6,000              --           6,000
Net loss for the period ..................................        --         --        (696,246)       (696,246)
                                                              ------     ------       ---------       ---------
Members' deficit as of December 31, 1997 .................    $    1      6,000        (696,246)       (690,245)
                                                              ======     ======       =========       =========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)

                           STATEMENTS OF CASH FLOWS

                                                                          Period from
                                                                       February 1, 1997       Period from
                                                                          (inception)      September 29, 1997
                                                                              to                   to
                                                                      September 28, 1997   December 31, 1997
                                                                     -------------------- -------------------
                                                                         (Predecessor)        (Successor)
Cash flows from operating activities:
   Net loss ........................................................     $ (2,190,974)          (696,243)
   Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation ...................................................           10,358                 --
    Provision for doubtful accounts ................................           12,992            145,786
    Imputed interest on loan payable--related party ................                               6,000
    Changes in operating assets and liabilities, net of acquisition:
     Accounts receivable ...........................................         (424,800)          (410,861)
     Prepaid assets and other current assets .......................           (5,490)              (960)
     Other assets ..................................................               --             (5,000)
     Accounts payable ..............................................           15,000             (6,125)
     Accrued liabilities ...........................................          528,501            785,252
                                                                         ------------           --------
       Net cash used by operating activities .......................       (2,054,413)          (182,151)
                                                                         ------------           --------
Cash flows from financing activities:
   Proceeds from loan payable--related party .......................               --            300,000
   Net cash transferred from--related party ........................        2,180,617                 --
                                                                         ------------           --------
       Net cash provided by financing activities ...................        2,180,617            300,000
                                                                         ------------           --------
       Net change in cash ..........................................          126,205            117,849
Cash at the beginning of period ....................................               --                 --
                                                                         ------------           --------
Cash at end of period ..............................................     $    126,205            117,849
                                                                         ============           ========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

     Interactive Holdings, LLC. (formerly Petry Interactive, Inc.) (the "Company") operates a network of Websites that enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Websites affiliated with the Company ("Affiliated Websites").

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     On February 25, 1998, the Company simultaneously merged with Advercomm, Inc. and with and into 24/7 Media, Inc. (successor company to Interactive Imaginations, Inc.).


 (b) Basis of Presentation

     For the period February 1, 1997 (inception) to September 28, 1997, Petry Interactive, Inc. was a wholly owned subsidiary of Petry Media Corporation ("PMC") (Predecessor). On February 1, 1997, Petry Interactive commenced operations as a provider of Internet advertising solutions to a network of Websites. On September 29, 1997, the Company entered into a Stock Purchase Agreement whereby all of the outstanding shares of Petry Interactive, Inc. were purchased by the Company in exchange for $100 in cash plus a warrant to purchase 20% of the Company for $0.25. Accordingly, the statements of operations and cash flows for the period February 1, 1997 (inception) to September 28, 1997 reflect the operations of the Company as part of PMC (Predecessor), and the balance sheet as of December 31, 1997 and the statements of operations, members' deficit and cash flows for the period September 29, 1997 to December 31, 1997 reflect the operations and financial position under the ownership of the Company (Successor).

     As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.

     The accompanying financial statements include certain corporate general and administrative expenses incurred on a consolidated basis by PMC for the period February 1, 1997 (inception) to September 28, 1997 that have been allocated to the Company. Such allocations include corporate salaries, rent, professional services and depreciation and are included in general and administrative expenses in the Company's statement of operations. In management's opinion, the basis for the allocation of such costs is reasonable. However, the expenses allocated to the Company are not necessarily representative of what the Company would have incurred on a stand alone basis.

     Allocated costs are as follows:

                                       Period from
                                     February 1, 1997
                                       (inception)
                                            to
                                    September 28, 1997
                                   -------------------
                                      (Predecessor)
   Corporate salaries ............       $534,686
   Rent ..........................         63,896
   Professional services .........         23,594
   Depreciation ..................         10,358
                                         --------
                                         $632,534
                                         ========

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

     The purchase of the Company by Interactive Holdings LLC was accounted for using the purchase method of accounting. The estimated fair value of the net assets acquired is as follows:


   Accounts receivable, net ......................    $538,013
   Prepaid and other current assets ..............       5,490
   Accounts payable and accrued expenses .........     543,502

     The estimated fair value of the net assets acquired was determined by management by reference to the fair value of these instruments at the date of purchase which approximated their financial statement carrying amount.


 (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 (d) Income Taxes

     For the period February 1, 1997 (inception) to September 28, 1997, federal and state income taxes are provided as if the Company filed a separate tax return. On a stand alone basis, the Company owes no current taxes and has not been allocated any income tax expense (benefit) by PMC.

     For the period September 29, 1997 to December 31, 1997, for federal and state income tax purpose, the Company is treated as a partnership. The Company incurred a net operating loss of $696,243 for the period, accordingly, no provision has been made for income taxes, as income or loss is included in the tax returns of the members.


 (e) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page deliveries for a fixed fee to third-party Websites comprising the Petry Network. For the period February 1, 1997 (inception) to September 28, 1997, revenues from advertising were recognized ratably over the term of the agreement as services were performed. For the period from September 29, 1997, to December 31, 1997, revenues from advertising are recognized in the period the advertising impressions are delivered provided collection of the resulting receivable is probable.


     Websites affiliated with the Company ("Affiliated Websites") register web page(s) with the Company's network and display advertising banners on those pages. The Company pays its Affiliated Websites a service fee for providing advertising space to the Petry Network. The Company becomes obligated to make payments to such Affiliated Websites, which have contracted with the Company to be part of the Petry Network, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the statements of operations.


     At December 31, 1997, accounts receivable include approximately $500,700 of unbilled receivables for which revenue was recognized in 1997.


 (f) Advertising Expenses

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing in the statement of operations and totaled $18,000 and $19,765 for the period February 1, 1997 (inception) to September 28, 1997 and for the period September 29, 1997 to December 31 1997, respectively.

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

 (g) Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable and accrued liabilities. At December 31, 1997 the fair value of these instruments approximated their financial statement carrying amount.

     Accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses. At December 31, 1997, one customer accounted for over 10% of the Company's accounts receivable, accounting for 12% of total receivables.


(2) Balance Sheet Components

     Accrued Liabilities

     A summary of accrued liabilities follows:

                                     December 31,
                                         1997
                                    -------------
   Affiliate royalties ..........    $  684,532
   Ad management fees ...........       219,120
   Employee commissions .........       203,729
   Other ........................       189,643
                                     ----------
                                     $1,297,024
                                     ==========

(3) Loan Payable--Related Party

     In connection with the Stock Purchase Agreement with PMC, dated September 29, 1997, PMC agreed to lend an aggregate of $300,000 during the period September 29, 1997 to December 31, 1997. The loan is repaid at a rate of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. The loan has no stated interest and is expected to be paid within the next year.

     In accordance with Staff Accounting Bulletin Topic 5:T, the Company has imputed an interest cost because these loans have no stated interest rate. The imputed interest rate used was based on a market rate of interest of 12%. For the three month period ended December 31, 1997, interest expense was $6,000.


(4) Commitments

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company is obligated to pay PMC a royalty of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. Total royalties to be paid will not exceed $1,000,000. Any payments of the royalty amount commences upon full repayment of the loan payable--related party (See note 3). As of December 31, 1997, the Company had accrued $16,733 in royalty payments to PMC which are included in other long-term liabilities.


(5) Legal Proceedings

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Warrants

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company issued to PMC a warrant for 25 shares of common stock, $.01 par value for $0.25. The warrant was exercised in connection with the February 1998 Plan of Merger and Securities Purchase Agreement (see Note 7).


(7) Subsequent Event--Unaudited

     On February 24, 1998, the Company sold all of its issued and outstanding shares to 24/7 Media, Inc. in exchange for 10,494,366 shares of 24/7 Media Inc.'s common stock.

                   Report of Independent Public Accountants


To Intelligent Interactions Corporation:

     We have audited the accompanying balance sheets of Intelligent Interactions Corporation (a Delaware corporation in the development stage) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (February 28, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Interactions Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception to December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.



                                                         /s/ ARTHUR ANDERSEN LLP
Washington, D.C.
May 13, 1998

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)


                                BALANCE SHEETS

                                                                                              December 31,              March 31,
                                                                                      -----------------------------  ---------------
                                                                                           1996           1997             1998
                                                                                      ------------- ---------------  ---------------
                                         ASSETS                                                                      (unaudited)
Current assets:
  Cash and cash equivalents .........................................................  $  531,100    $     423,548    $       3,675
  Accounts receivable ...............................................................          --           23,768           87,499
  Other current assets ..............................................................         100            7,169           13,568
                                                                                       ----------    -------------    -------------
    Total current assets ............................................................     531,200          454,485          104,742
                                                                                       ----------    -------------    -------------
Property and equipment, at cost:
  Computer equipment ................................................................      93,243          151,163          151,163
  Furniture and fixtures ............................................................       2,329           16,648           16,648
  Software ..........................................................................       2,656           22,714           22,714
                                                                                       ----------    -------------    -------------
                                                                                           98,228          190,525          190,525
  Less--Accumulated depreciation ....................................................     (11,537)         (46,073)         (61,074)
                                                                                       ----------    -------------    -------------
                                                                                           86,691          144,452          129,451
                                                                                       ----------    -------------    -------------
    Total assets ....................................................................  $  617,891    $     598,937    $     234,193
                                                                                       ==========    =============    =============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..................................................................      27,298          100,542          121,801
                                                                                       ----------    -------------    -------------
  Accrued expenses ..................................................................      36,184          121,991          183,102
  Line of credit ....................................................................  $       --    $      19,583    $      17,195
  Note payable to officer ...........................................................      86,446               --               --
  Convertible notes payable .........................................................          --          450,000          450,000
    Total current liabilities .......................................................     149,928          692,116          772,098
Commitments (Note 5) ................................................................
Convertible, redeemable preferred stock; $0.01 par value
  Series A; 71,870 shares authorized; 71,870 issued and outstanding in 1996, 1997 and 1998, respectively; entitled to liquidation preference of $16.42 per share plus unpaid dividends; 8% per annum ($1,209,075, $1,303,483 and $1,327,085
   in the aggregate in 1996, 1997 and 1998, respectively) ...........................   1,209,075        1,303,483        1,327,085
  Series A-1; 71,870 shares authorized; none issued or outstanding ..................          --               --               --
  Series AA; 54,150 shares authorized; 0 and 54,142 issued and outstanding in 1996 and in 1997 and 1998, respectively; entitled to liquidation preference of $18.47 per share plus unpaid dividends; 8% per annum ($1,056,447 and $1,076,447 in
   the aggregate in 1997 and 1998, respectively) ....................................          --        1,056,447        1,076,447
  Series AA-1; 54,150 shares authorized; none issued or outstanding .................          --               --               --
  Series AAA; 78,304 shares authorized; 0 and 48,712 issued and outstanding in
   1996 and in 1997 and 1998, respectively; entitled to liquidation preference of
   $20.53 per share plus unpaid dividends; 8% per annum ($1,030,948 and
   $1,050,949 in 1997 and 1998, respectively in the aggregate).......................          --        1,030,948        1,050,949
  Series AAA-1; 78,304 shares authorized; none issued or outstanding ................          --               --               --
                                                                                       ----------    -------------    -------------
    Total convertible, redeemable preferred stock value                                 1,209,075        3,390,878        3,454,481
                                                                                       ----------    -------------    -------------
Stockholders' deficit:
  Common stock; $0.01 par value; 930,000 shares authorized; 230,170 shares issued
   and outstanding in 1996, 1997, and 1998, respectively ............................       2,412            2,412            2,412
  Additional paid-in capital ........................................................     142,290          142,290          142,290
  Treasury stock ....................................................................      (6,600)          (6,600)          (6,600)
  Deficit accumulated during the development stage ..................................    (879,214)      (3,622,159)      (4,130,488)
                                                                                       ----------    -------------    -------------
    Total stockholders' deficit .....................................................    (741,112)      (3,484,057)      (3,992,386)
                                                                                       ----------    -------------    -------------
    Total liabilities and stockholders' deficit .....................................  $  617,891    $     598,937    $     234,193
                                                                                       ==========    =============    =============

      The accompanying notes are an integral part of these balance sheets.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                           STATEMENTS OF OPERATIONS

                                     Period From
                                      Inception
                                    (February 28,
                                       1995) To      Year Ended      Year Ended
                                     December 31,   December 31,    December 31,
                                         1995           1996            1997
                                   --------------- -------------- ----------------
Revenues:
 Consulting and license
  fees and support ...............   $       --      $       --     $     65,432
 Cost of revenues ................           --              --               --
                                     ----------      ----------     ------------
    Gross profit .................           --              --           65,432
Operating expenses:
 Sales and marketing .............           --         254,515        1,249,910
 Product development .............       21,964          92,280          327,995
 General and
  administrative .................      133,238         350,368        1,055,589
                                     ----------      ----------     ------------
Total operating expenses .........      155,202         697,163        2,633,494
                                     ----------      ----------     ------------
Loss from operations .............     (155,202)       (697,163)      (2,568,062)
Interest income (expense),
 net .............................          473          (1,438)           6,861
Other income .....................           --           3,085               --
                                     ----------      ----------     ------------
Net loss .........................     (154,729)       (695,516)      (2,561,201)
Less dividends on
 preferred stock .................           --         (28,969)        (181,744)
                                     ----------      ----------     ------------
Net loss applicable to
 common stock ....................   $ (154,729)     $ (724,485)    $ (2,742,945)
                                     ==========      ==========     ============

                                                                      Period From
                                                                       Inception
                                                                     (February 28,
                                    Quarter Ended   Quarter Ended      1995) To
                                      March 31,       March 31,        March 31,
                                         1997            1998            1998
                                   --------------- --------------- ----------------
                                     (unaudited)     (unaudited)      (unaudited)
Revenues:
 Consulting and license
  fees and support ...............   $       --      $   88,362      $    153,794
 Cost of revenues ................           --          13,200            13,200
                                     ----------      ----------      ------------
    Gross profit .................           --          75,162           140,594
Operating expenses:
 Sales and marketing .............      182,043         226,548         1,730,973
 Product development .............       91,386          66,738           508,977
 General and
  administrative .................      250,165         221,168         1,760,363
                                     ----------      ----------      ------------
Total operating expenses .........      523,594         514,454         4,000,313
                                     ----------      ----------      ------------
Loss from operations .............     (523,594)       (439,292)       (3,859,719)
Interest income (expense),
 net .............................          460          (5,434)              462
Other income .....................           --              --             3,085
                                     ----------      ----------      ------------
Net loss .........................     (523,134)       (444,726)       (3,856,172)
Less dividends on
 preferred stock .................      (23,602)        (63,603)         (274,316)
                                     ----------      ----------      ------------
Net loss applicable to
 common stock ....................   $ (546,736)     $ (508,329)     $ (4,130,488)
                                     ==========      ==========      ============

      The accompanying notes are an integral part of these balance sheets.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                Stockholders'
                                                                                   Deficit
                                                                             -------------------
                                                         Preferred Stock        Common Stock
                                                     ----------------------- -------------------
                                                       Shares      Amount      Shares    Amount
                                                     ---------- ------------ ---------- --------
Inception, February 28, 1995 .......................       --    $       --        --    $   --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........       --            --   206,670     2,067
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........       --            --    14,500       145
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1995 .........................       --            --   221,170     2,212
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........       --            --    20,000       200
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........   71,870     1,180,106        --        --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................       --            --        --        --
 Accrued dividends on Preferred Stock ..............       --        28,969        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1996 .........................   71,870     1,209,075   241,170     2,412
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............   54,142     1,000,002        --        --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........   48,712     1,000,057        --        --
 Accrued Dividends on Preferred Stock ..............       --       181,744        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1997 .........................  174,724     3,390,878   241,170     2,412
 Accrued dividends on Preferred Stock
  (unaudited) ......................................       --        63,603        --        --
 Net loss (unaudited) ..............................       --            --        --        --
                                                      -------    ----------   -------    ------
Balance, March 31, 1998 (unaudited) ................  174,724    $3,454,481   241,170    $2,412
                                                      =======    ==========   =======    ======

                                                               Stockholders' Deficit
                                                     ------------------------------------------
                                                                                    Deficit
                                                                                  Accumulated
                                                      Additional                   During the
                                                        Paid-In      Treasury     Development
                                                        Capital       Stock          Stage
                                                     ------------ ------------- ---------------
Inception, February 28, 1995 .......................   $     --     $      --    $         --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........    121,935            --              --
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........      8,555            --              --
 Net loss ..........................................         --            --        (154,729)
                                                       --------     ---------    ------------
Balance, December 31, 1995 .........................    130,490            --        (154,729)
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........     11,800            --              --
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........         --            --              --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................         --        (6,600)             --
 Accrued dividends on Preferred Stock ..............         --            --         (28,969)
 Net loss ..........................................         --            --        (695,516)
                                                       --------     ---------    ------------
Balance, December 31, 1996 .........................    142,290        (6,600)       (879,214)
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............         --            --              --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........         --            --              --
 Accrued Dividends on Preferred Stock ..............         --            --        (181,744)
 Net loss ..........................................         --            --      (2,561,201)
                                                       --------     ---------    ------------
Balance, December 31, 1997 .........................    142,290        (6,600)     (3,622,159)
 Accrued dividends on Preferred Stock
  (unaudited) ......................................         --            --         (63,603)
 Net loss (unaudited) ..............................         --            --        (444,726)
                                                       --------     ---------    ------------
Balance, March 31, 1998 (unaudited) ................   $142,290     $  (6,600)   $ (4,130,488)
                                                       ========     =========    ============

        The accompanying notes are an integral part of these statements.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                           STATEMENTS OF CASH FLOWS

                                                          Period From
                                                           Inception
                                                         (February 28,
                                                            1995) To      Year Ended      Year Ended
                                                          December 31,   December 31,    December 31,
                                                              1995           1996            1997
                                                        --------------- -------------- ----------------
Cash flows from operating activities:
 Net loss .............................................   $ (154,729)    $  (695,516)    $ (2,561,201)
 Adjustments to reconcile net loss to net cash used
  in operating activities-- ...........................
  Depreciation ........................................        2,185           9,352           34,536
  Compensation expense on stock grants ................        8,700          12,000               --
  Changes in operating assets and liabilities:
   Accounts receivable ................................           --              --          (23,768)
   Other current assets ...............................       (1,000)            900           (7,069)
   Accounts payable and accrued expenses ..............        5,497          57,985          159,051
                                                          ----------     -----------     ------------
    Net cash used in operating activities .............     (139,347)       (615,279)      (2,398,451)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (13,109)        (85,119)         (92,297)
                                                          ----------     -----------     ------------
    Net cash used in investing activities .............      (13,109)        (85,119)         (92,297)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................      124,002              --               --
 Proceeds from sale of preferred stock ................           --       1,180,106        2,000,059
 Purchase of treasury shares ..........................           --          (6,600)              --
 Proceeds from note payable ...........................           --              --          450,000
 Net proceeds from (payments on) line of credit .......       10,000         (10,000)          19,583
 Net proceeds from (payments on) note payable to
  officer .............................................       56,000          30,446          (86,446)
                                                          ----------     -----------     ------------
    Net cash provided by financing activities .........      190,002       1,193,952        2,383,196
                                                          ----------     -----------     ------------
Net increase (decrease) in cash .......................       37,546         493,554         (107,552)
Cash and cash equivalents, beginning of period ........           --          37,546          531,100
                                                          ----------     -----------     ------------
Cash and cash equivalents, end of period ..............   $   37,546     $   531,100     $    423,548
                                                          ==========     ===========     ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $       --     $    10,331     $     15,284
                                                          ==========     ===========     ============

                                                                                           Period From
                                                                                            Inception
                                                                                          (February 28,
                                                         Quarter Ended   Quarter Ended      1995) To
                                                           March 31,       March 31,        March 31,
                                                              1997            1998            1998
                                                        --------------- --------------- ----------------
                                                          (unaudited)     (unaudited)      (unaudited)
Cash flows from operating activities:
 Net loss .............................................   $ (523,134)     $ (444,726)     $ (3,856,172)
 Adjustments to reconcile net loss to net cash used
  in operating activities-- ...........................
  Depreciation ........................................        3,815          15,001            61,074
  Compensation expense on stock grants ................           --              --            20,700
  Changes in operating assets and liabilities:
   Accounts receivable ................................         (100)        (63,731)          (87,499)
   Other current assets ...............................      (19,192)         (6,399)          (13,568)
   Accounts payable and accrued expenses ..............      101,677          82,370           304,903
                                                          ----------      ----------      ------------
    Net cash used in operating activities .............     (436,934)       (417,485)       (3,570,562)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (50,749)             --          (190,525)
                                                          ----------      ----------      ------------
    Net cash used in investing activities .............      (50,749)             --          (190,525)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................           --              --           124,002
 Proceeds from sale of preferred stock ................           --              --         3,180,165
 Purchase of treasury shares ..........................           --              --            (6,600)
 Proceeds from note payable ...........................           --              --           450,000
 Net proceeds from (payments on) line of credit .......           --          (2,388)           17,195
 Net proceeds from (payments on) note payable to
  officer .............................................      (28,101)             --                --
                                                          ----------      ----------      ------------
    Net cash provided by financing activities .........      (28,101)         (2,388)        3,764,762
                                                          ----------      ----------      ------------
Net increase (decrease) in cash .......................     (515,784)       (419,873)            3,675
Cash and cash equivalents, beginning of period ........      531,100         423,548                --
                                                          ----------      ----------      ------------
Cash and cash equivalents, end of period ..............   $   15,316      $    3,675      $      3,675
                                                          ==========      ==========      ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $    1,928      $    6,626      $     32,241
                                                          ==========      ==========      ============

        The accompanying notes are an integral part of these statements.

                     INTELLIGENT INTERACTIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

 (1) Business Description and Risk Factors

     Intelligent Interactions Corporation (the "Company"), was incorporated on February 28, 1995, in the state of Delaware. The Company is developing the Intelligent Programming Engine (IPE[TM]), an enabling technology necessary to ensure the economic viability of the information super highway. The IPE[TM] provides targeted content delivery through interactive on-line networks. The Company is in the development stage and has a limited operating history, has incurred operating losses since its inception, and expects losses to continue and increase. Since its inception, the Company has been engaged in development and organizational efforts, including development of its IPE[TM] software technology; creation of development and deployment plans; and recruitment of administrative, technical, and business development staff. Many of the Company's current and potential competitors have substantially greater financial and technological resources, sales and marketing capabilities, and experience than the Company. The Company's success will depend on the continued service of its management team and technical personnel. There can be no assurance that the Company will be successful in the development or commercialization of its services.

     In April 1998, the Company was acquired by 24/7 Media, Inc. ("24/7 Media" See Note 8). 24/7 Media has committed to fund the future operations of Intelligent Interactions.


   Common Stock Split

     Pursuant to the amendment of its certificate of incorporation in 1996, the Company exchanged existing outstanding common stock for 241,170 shares of $0.01 par value common stock completing a 10 to 1 stock split. All amounts have been restated to reflect the 10 to 1 stock split and change in par value.


(2) Summary of Significant Accounting Policies

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


   Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents are investments in a money market account.


   Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over a three-year period. Depreciation expense for 1996 and 1997 was $9,352 and $34,536, respectively.


   Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management has established a valuation reserve against the net deferred tax asset related primarily to the Company's net operating loss carryforward.

     The Company, with the consent of its stockholders, had previously elected under the Internal Revenue Code to be an "S" corporation, effective February 28, 1995. In lieu of corporate income taxes, the stockholders of an

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Summary of Significant Accounting Policies --Continued

"S" corporation are taxed on their proportionate shares of the Company's taxable income. No provision or liability for income taxes has been included in the financial statements for the period of time that the Company was a Subchapter "S" corporation.

     The Company terminated the Subchapter "S" election, by the admittance of a nonqualified stockholder, on September 10, 1996.


   Revenue Recognition

     Revenue from software licenses and software support agreements is recognized ratably over the term of the agreement. Revenue from consulting services is recognized as the services are provided.

     The American Institute of Certified Public Accountants (the "AICPA") has issued a Statement of Position (the "SOP") SOP-97-2, "Software Revenue Recognition," and is effective for fiscal years beginning after December 15, 1997. The Company adopted SOP-97-2 effective January 1, 1998 and the adoption did not have a material impact on the Company.


   Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.


   Unaudited Interim Financial Statements

     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations stockholders' deficit and cash flows for the three months ended March 31, 1997 and 1998 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.


   Increase in Authorized Shares

     In March 1998, the Board of Directors increased the authorized stock of the company to consist of 930,000 shares of common stock, $0.01 par value, and 78,304 shares of Series AAA Preferred Stock, no par value. All share amounts in the accompanying financial statements reflect the increase in authorized shares.


   Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to the December 31, 1997 presentation.


(3) Line of Credit and Note Payable

     The Company maintains a line of credit with a bank in the amount of $50,000. The agreement with the bank provides for a floating interest rate of prime plus 2 percent, which was 10.25 and 10.50 percent as of December 31, 1996 and 1997, respectively. Borrowings are secured by government securities belonging to a founder of the Company. The line of credit expires in September 1998. There were no borrowings outstanding at December 31, 1996 and 1997.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(3) Line of Credit and Note Payable --Continued

     In January 1997, the Company obtained an additional line of credit with a bank in the amount of $400,000. The agreement with the bank provides for a floating interest rate of prime plus one and a half percent which was 10 percent at December 31, 1997. Borrowings are secured by all assets of the Company. The line of credit expires on July 31, 1998. As of December 31, 1997, borrowings of $19,583 were outstanding. The line was repaid and cancelled in April 1998.

     During 1995, the Company borrowed $56,000 from the Company's founder and principal stockholder. The note was originally due in December 1996 and accrued interest at an annual rate of 10 percent, which was to be paid quarterly. During 1996, the Company borrowed an additional $55,500 from the Company's founder and principal stockholder. All amounts outstanding at September 6, 1996, under these notes as well as the 1995 note, plus accrued interest on those amounts were converted into one instrument in the amount of $113,856. Principal and interest at the annual rate of 10 percent is due monthly over a 12 month period that began in October 1996. During 1996, the Company paid $27,410 and $7,052 in principal and interest, respectively, on this obligation. During 1997, the balance of $86,446 and $3,642 in principal and interest, respectively, was paid on this obligation.

     During 1997, the Company received an aggregate of $450,000 in proceeds from the issuance of convertible notes payable, bearing an interest rate of 9.5 percent per annum. The notes, and accrued interest, are due on June 29, 1998. The notes are convertible into any new series of preferred stock ("New Series") issued by the Company through June 29, 1998. If the Notes are not so converted within this period, thereafter, each holder of the notes will have the right to convert the principal and interest of its note into the Series AAA Preferred stock with a purchase price of $20.53. The Notes were converted as a result of the Merger (Note 8).


(4) Stockholders' Equity

   Common Stock

     In September 1996, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 25,000 to 900,000 shares, as well as to effect a 10 for 1 stock split. Common shares are subject to repurchase by the Company under certain circumstances. In the event a stockholder terminates employment with the Company, the Company may elect to repurchase any or all of the shares at the higher of the employee's original purchase price per share or fair market value. To the extent the employee's shares are not fully vested, the Company may elect to repurchase any or all of the unvested shares at the employee's original purchase price. The Company also has the right of first refusal to purchase a stockholder's shares for the price offered to the stockholder in the event a stockholder elects to sell his or her shares. This right of first refusal and repurchase upon termination expires in the event of an initial public offering of the Company's stock.


   Preferred Stock

     In 1996, the Company issued 71,870 shares of Series A Convertible, Redeemable and Voting Preferred Stock ("Series A Preferred Stock") at $16.42 per share. The Preferred Stock is redeemable at any time after September 10, 2003, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of the request. The redemption price shall be paid in cash equal to the original issue price per share ($16.42) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     In April 1997, the Company issued 54,l42 shares of Series AA Convertible, Redeemable and Voting Preferred Stock ("Series AA Preferred Stock") at $18.47 per share. The Series AA Preferred Stock is redeemable at any time after April 16, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($18.47) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity --Continued

     In August 1997, the Company issued 48,712 shares of Series AAA Convertible, Redeemable and Voting Preferred Stock ("Series AAA Preferred Stock") at $20.53 per share. The Series AAA Preferred Stock is redeemable at any time after August 11, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($20.53) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     The Series A, Series AA, and Series AAA (collectively, "Preferred Stock") automatically converts to common stock at an initial ratio of 1 to 1 upon a firm commitment of an underwritten public offering, at not less than $65.68 per share or $10,000,000 in aggregate proceeds. The conversion ratio is adjustable for certain future dilutive events. Conversion to common stock can also occur upon written request of 67 percent of the outstanding Preferred stockholders.

     In the event of liquidation, dissolution, or winding up of the Company, the holders of each share of Preferred Stock will be paid out prior to and in preference of holders of common stock in an amount equal to the original issue price ($16.42 for Series A, $18.47 for Series AA, and $20.53 for Series AAA) plus all declared but unpaid dividends.


   Warrants

     The convertible notes payable contained detachable warrants which can be exercised after the first to occur of the conversion of the notes into the New Series or June 29, 1998. If the Notes convert into the New Series, the warrants will be exercisable for the New Series at the same price as those received by the New Series. If the Notes do not convert into the New Series by June 29, 1998, the warrants will thereafter be exercisable for the Series AAA Preferred Stock at a purchase price of $20.53. Such warrants will expire within five years of the agreement. The aggregate purchase price payable upon full exercise of the warrants equals $157,500 and the number of shares issuable upon full exercise equals the aggregate purchase price divided by the purchase price per share under the warrants. The warrants were deemed to have no value and were terminated as a result of the Merger (Note 8).


 1996 Stock Option Plan

     The Company has issued stock options to its employees under the 1996 Equity Incentive Plan. These options were issued at fair market value at the date of grant. These options are summarized as follows:


                                                                    Weighted
                                                                     Average          Option
                                                        Number      Exercise          Price
                                                      of Shares       Price         Per Share
                                                     -----------   ----------   -----------------
   Company inception .............................          --       $   --     $   --
   Granted .......................................      70,700         1.09     0.60 -- 1.65
   Exercised .....................................          --           --      --
   Forfeited .....................................     (10,000)        1.09     0.60
                                                       -------       ------     ------
   Balance at December 31, 1996 ..................      60,700         1.09     0.60 -- 1.65
   Granted .......................................      22,500         1.77     1.65 -- 2.05
   Exercised .....................................          --           --      --
   Forfeited .....................................     (24,000)        1.65     1.65
                                                       -------       ------     ------
   Balance at December 31, 1997 ..................      59,200       $ 1.20     $0.60 -- 2.05
   Granted .......................................       2,000         2.05     2.05
   Exercised .....................................          --           --      --
   Forfeited .....................................      (9,600)        1.65     1.65
                                                       -------       ------     ------
   Balance at March 31, 1998 (unaudited) .........      51,600       $ 1.15     $0.60 -- 2.05
                                                       =======       ======     ===============

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity --Continued

     No options are exercisable at December 31, 1996 and 1997. The weighted average remaining life for options outstanding at December 31, 1996 and 1997, was 7.14 years and 6.47 years, respectively, and at March 31, 1998 was 6.11 years.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and management has elected to do so. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. However, entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. Accordingly, net loss would be as follows:


                      As Reported        Pro Forma
Year Ended              Net Loss         Net Loss
-----------------   ---------------   --------------
   1996 .........    $   (695,516)     $   (701,914)
   1997 .........      (2,561,201)       (2,564,751)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1997: no dividend yield, zero percent volatility, risk-free interest rates approximating 6 percent, and the estimated life of the option is the contractual term of the option. The weighted-average grant date fair value of the options outstanding at December 31, 1996 and 1997, was approximately $0.45 and $0.50, respectively.


(5) Commitments

     In January 1997, the Company entered into a noncancelable operating lease for office space that expires April 30, 1998. Minimum lease payments required under this lease are $23,576 in 1998. Total rent paid in 1996 and 1997 was $27,086 and $69,000, respectively.


(6) Income Taxes

     As of December 31, 1996 and 1997, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $213,000 and $3,082,000, respectively, that begin expiring in 2011. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of significant changes in the ownership of the Company.

     SFAS No. 109 requires that the tax benefit of financial reporting net operating losses and tax credits be recorded as an asset to the extent that management assesses the utilization of such net operating losses and tax credits to be "more likely than not." As of December 31, 1996 and 1997, the Company's net deferred tax assets were approximately $81,000 and $1,171,000, respectively, which consists primarily of the net operating loss carryforward and a valuation reserve was recorded against the entire amount.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Accrued Expenses

     Accrued expenses consists of the following as of:

                                      December 31,
                                                             March 31,
                                    1996         1997          1998
                                 ----------   ----------   ------------
                                                            (unaudited)
Vacation .....................    $13,808      $ 33,809      $ 23,685
Accrued Compensation .........         --        20,000        26,000
Professional Fees ............         --        36,000        73,000
Travel Expenses ..............         --        21,425        36,042
Other ........................     22,376        10,757        24,375
                                  -------      --------      --------
                                  $36,184      $121,991      $183,102
                                  =======      ========      ========

(8) Intelligent Interactions Acquisition

     During April 1998, 24/7 Media, Inc. ("24/7 Media") acquired all of the outstanding stock of Intelligent Interactions (the "Merger").

     Upon consummation of the Merger, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of 24/7 Media.

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of 24/7 Media. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and the detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 16 shares of common stock of 24/7 Media under the terms and pursuant to the conditions of the 24/7 Media 1998 Stock Incentive Plan.

================================================================================

 No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                      ----------------------------------

                               TABLE OF CONTENTS

                                                        Page
                                                  ----------
Prospectus Summary ............................        1
Risk Factors ..................................        5
Use of Proceeds ...............................       14
Dividend Policy ...............................       14
Capitalization ................................       15
Dilution ......................................       16
Selected Pro Forma Consolidated
   Financial Data .............................       17
Selected Consolidated Financial Data ..........       18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................       19
Business ......................................       26
Management ....................................       36
Certain Transactions ..........................       43
Security Ownership of Certain Beneficial
 Owners and Management ........................       45
Description of Capital Stock ..................       47
Shares Eligible For Future Sale ...............       50
Underwriting ..................................       51
Legal Matters .................................       53
Experts .......................................       53
Available Information .........................       53
Index to Financial Statements .................       F-1

 Until     , 1998 (days after the commencement of this offering), all dealers that effect transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters or with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                                     Shares




                                     [LOGO]



                                24/7 Media, Inc.


                                 Common Stock




                      ----------------------------------
                              P R O S P E C T U S
                      ----------------------------------
                              Merrill Lynch & Co.
                         Allen & Company Incorporated
                               J.P. Morgan & Co.




                                         , 1998






================================================================================

                                    Part II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.


           SEC registration fee ......................    $   13,570
           NASD fee ..................................         7,000
           Nasdaq Listing Fee ........................        50,000
           Legal fees and expenses ...................       300,000
           Printing and engraving expenses ...........       175,000
           Accounting fees and expenses ..............       300,000
           Blue Sky fees and expenses ................        15,000
           Transfer agent and registrar fees .........         5,000
           Miscellaneous .............................        59,430
                                                          ----------
             Total ...................................    $1,000,000
                                                          ==========

Item 14. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

     The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

     The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

     The Underwriting Agreement filed as Exhibit 1.1 hereto provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.


Item 15. Recent Sales of Unregistered Securities

     The Registrant has sold and issued the following securities within the past three years. The below securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with any sales referred to in this Item 15.

     During 1996, the Registrant issued 1,374,830 shares of common stock to certain investors, including Michael P. Paolucci and The Travelers Insurance Company for an aggregate purchase price of $4,525,000.

     In August 1996, the Registrant issued convertible subordinated notes in the principal amount of $500,000, convertible into common stock at a price of $2.87 per share and warrants to purchase 26,132 shares of common stock at a price of $2.87 per share.

     In November 1996, the Registrant completed a private placement of 140,722 shares of preferred stock, to a group of investors including The Travelers Insurance Company, convertible into common stock at a price of $2.87 per share, subject to anti-dilution adjustment, for an aggregate purchase price of $4,038,722.

     During 1997, the Registrant received $2,500,000 in proceeds from the issuance of senior convertible notes primarily to affiliates and stockholders of the Company, including The Travelers Insurance Company, bearing an interest rate of 8% compounded semiannually. Each of the notes was issued with detachable warrants allowing the holder to purchase shares of common stock at price ranges ranging from $.40 to $2.09 per share.

     In January 1997, the Registrant issued 17,422 shares of preferred stock, to a group of investors including The Travelers Insurance Company, convertible into common stock at a price of $2.87 per share, subject to anti-dilution adjustment, for an aggregate purchase price of $500,011.

     In April 1997, the Registrant granted warrants to purchase 17,500 shares of common stock at $12.43 per share.

     In January 1998, the Registrant issued $150,000 in senior convertible notes to The Travelers Insurance Company, convertible into 173,282 shares of common stock at $.87 per share.

     In January 1998, the Registrant granted warrants to purchase 115, 000 shares of common stock to a consultant of the Registrant in consideration of services rendered to the Registrant.

     In connection with the February 1998 merger of Petry Interactive, Inc and Advercomm. Inc. with and into the Registrant, (i) the Registrant issued 10,494,366 shares of common stock to former shareholders of Petry Interactive, Inc., including David J. Moore, Mark A. Burchill and Scott E. Cohen, and 6,821,335 shares of common stock to former shareholders of Advercomm, Inc., including Jacob I. Friesel and Garrett P. Cecchini; (ii) the Registrant granted a former employee (Michael P. Paolucci) warrants to purchase 2,500,000 shares of common stock at a purchase price of $.952 per share in connection with the termination of such employee's employment with the Registrant; (iii) the registrant issued to certain investors 10,060,002 shares of preferred stock for aggregate proceeds of $10,000,000; (iv) the Registrant granted certain investors warrants to purchase 5,283,614 shares of common stock at $1.904 per share and warrants to purchase 5,383,614 shares of common stock at $2.856 per share; (v) the Registrant granted to consultants warrants to purchase an aggregate of 37,500 shares of common stock at $.952 per share.

     In connection with the April 1998 acquisition of Intelligent Interactions, Corp., (i) the Registrant issued 3,796,969 shares of common stock to certain former shareholders of Intelligent Interactions Corp., including Yale R. Brown and Matthew B. Walker; (ii) the Registrant issued 3,561,505 shares of preferred stock to certain former shareholders of Intelligent Interactions Corp; (iii) the Registrant granted to certain former shareholders of Intelligent Interactions Corp., including Yale R. Brown and Matthew B. Walker, warrants to purchase 1,060,608 shares of common stock at a purchase price of $1.904 per share, warrants to purchase 1,060,608 shares of common stock at a purchase price of $2.856 per share and warrants to purchase 546,212 shares of common stock at a purchase price of $.952 per share.

     In April 1998, the Registrant issued 23,634 shares of common stock to consultants in consideration of services rendered to the Registrant.

     In June 1998, the Company issued to K2 Design, Inc. 3,000 shares of the Company's Series B Convertible Preferred Stock in connection with the acquisition of the CliqNow! division of K2 Design, Inc.

     The Registrant from time to time has granted stock options to employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder. From March 1995 through May 1998 an aggregate of 4,103,304 shares of common stock were issued pursuant to option exercises at exercise prices ranging from $0.40 to $2.98 to 139 employees, directors and consultants.

Item 16. Exhibits and Financial Statement Schedule/Index


 1.1       *Form of Underwriting Agreement.
 3.1       *Amended and Restated Certificate of Incorporation of the Company.
 3.2       *By-laws of the Company.
 5.1       *Opinion of Proskauer Rose LLP.
10.1       1998 Stock Incentive Plan.
10.3       Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.4       Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
           Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
10.5       Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
           Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
10.6       *Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
           K2 Design, Inc.
10.7       Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
10.8       Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
           Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
           NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
           Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
           Partnership, and F&W Investments 1996.
10.9       Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
           February 24, 1998.
10.10      Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
           February 24, 1998.
10.11      Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
10.12      Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
           1998.
10.13      Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
           Inc. and Neterprises, Inc.
10.14      Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.
10.15      Form of Indemnification Agreement.
11.1       *Statement regarding computation of per share earnings.
21.1       Subsidiaries of the Company.
23.1       Consent of KPMG Peat Marwick LLP.
23.2       Consent of Arthur Andersen LLP.
23.3       *Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1       Powers of Attorney (included with signature page).
27.1       Financial Data Schedule.

----------------
  * To be filed by amendment.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person or entity whose signature appears below constitutes and appoints David J. Moore, C. Andrew Johns and Mark
E. Moran, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on June 2, 1998.

                                     24/7 MEDIA, INC.

                                     By: /s/ David J. Moore
                                     ----------------------
                                     David J. Moore
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 2, 1998 by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:



         Signature                                   Title
---------------------------   --------------------------------------------------
/s/ David J. Moore            Chief Executive Officer and Director
-------------------------     (Principal Executive Officer)

David J. Moore

/s/ R. Theodore Ammon         Chairman of the Board
-------------------------
R. Theodore Ammon

/s/ Yale R. Brown             Executive Vice President--Technology and Director
-------------------------
Yale R. Brown

/s/ Jacob I. Friesel          Executive Vice President and Director
-------------------------
Jacob I. Friesel

/s/ David Chaney              Director
-------------------------
David Chaney

/s/ Michael P. Paolucci       Director
-------------------------
Michael P. Paolucci

/s/ Jack L. Rivkin            Director
-------------------------
Jack L. Rivkin

/s/ Charles Stryker           Director
-------------------------
Charles Stryker

/s/ C. Andrew Johns           Executive Vice President, Treasurer & Chief
-------------------------     Financial Officer (Principal Financial Officer)
C. Andrew Johns

/s/ Stuart D. Shaw            Controller (Principal Accounting Officer)
-------------------------
Stuart D. Shaw


Exhibits and Financial Statement Schedule/Index
Item 16. Exhibits and Financial Statement Schedule/Index

 1.1       *Form of Underwriting Agreement.
 3.1       *Amended and Restated Certificate of Incorporation of the Company.
 3.2       *By-laws of the Company.
 5.1       *Opinion of Proskauer Rose LLP.
10.1       1998 Stock Incentive Plan.
10.2       Form of Stock Option Agreement.
10.3       Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.4       Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
           Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
10.5       Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
           Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
10.6       *Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
           K2 Design, Inc.
10.7       Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
10.8       Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
           Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
           NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
           Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
           Partnership, and F&W Investments 1996.
10.9       Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
           February 24, 1998.
10.10      Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
           February 24, 1998.
10.11      Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
10.12      Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
           1998.
10.13      Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
           Inc. and Neterprises, Inc.
10.14      Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.
10.15      Form of Indemnification Agreement.
11.1       *Statement regarding computation of per share earnings.
21.1       Subsidiaries of the Company.
23.1       Consent of KPMG Peat Marwick LLP.
23.2       Consent of Arthur Andersen LLP.
23.3       *Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1       Powers of Attorney (included with signature page).
27.1       Financial Data Schedule.

----------------
  * To be filed by amendment.